      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 6, 2000


                                                      REGISTRATION NO. 333-35938

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          COSINE COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           CALIFORNIA
   (PRIOR TO REINCORPORATION)
            DELAWARE                             3576                           94-3280301
     (AFTER REINCORPORATION)         (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
 (STATE OR OTHER JURISDICTION OF      CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)
 INCORPORATION OR ORGANIZATION)

                              3200 BRIDGE PARKWAY
                         REDWOOD CITY, CALIFORNIA 94065
                                 (650) 637-4777
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              DEAN E. G. HAMILTON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          COSINE COMMUNICATIONS, INC.
                              3200 BRIDGE PARKWAY
                         REDWOOD CITY, CALIFORNIA 94065
                                 (650) 637-4777
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)


                                   COPIES TO:

                   JOHN A. FORE                                        JOHN L. SAVVA
                   IAN J. STOCK                                    JAMES J. VIECELI, III
                  PAUL H. HARTZEL                                   SULLIVAN & CROMWELL
                 EDWARD F. VERMEER                          1888 CENTURY PARK EAST, SUITE 2100
         WILSON SONSINI GOODRICH & ROSATI                          LOS ANGELES, CA 90067
             PROFESSIONAL CORPORATION                                 (310) 712-6600
                650 PAGE MILL ROAD
                PALO ALTO, CA 94304
                  (650) 493-9300


                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                 AMOUNT           PROPOSED MAXIMUM    PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                            TO BE            OFFERING PRICE    AGGREGATE OFFERING        AMOUNT OF
SECURITIES TO BE REGISTERED                   REGISTERED(1)         PER SHARE(2)         PRICE(1)(2)      REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------------------------------
Common Stock ($.0001 par value)........     11,500,000 shares          $15.00           $172,500,000           $45,540(3)
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------



(1) Includes 1,500,000 shares of common stock issuable upon exercise of the underwriters' over-allotment option.



(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act.



(3) $31,680 previously paid.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION. DATED JUNE 6, 2000.



                               10,000,000 Shares


                          [COSINE COMMUNICATIONS LOGO]
                                  Common Stock
                             ----------------------


     This is an initial public offering of shares of common stock of CoSine Communications, Inc. All of the 10,000,000 shares of common stock are being sold by CoSine.



     Before this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price will be between $13.00 and $15.00 per share. Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol COSN.



     See "Risk Factors" beginning on page 9 to read about factors you should consider before buying shares of the common stock.


                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                                                              Per Share     Total
                                                              ---------   ---------
Initial public offering price...............................  $           $
Underwriting discount.......................................  $           $
Proceeds, before expenses, to CoSine........................  $           $


     If the underwriters sell more than 10,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,500,000 shares from CoSine at the initial public offering price less the underwriting discount.


                             ----------------------


     The underwriters expect to deliver the shares in New York, New York on , 2000.


GOLDMAN, SACHS & CO.
                    CHASE H&Q
                                       ROBERTSON STEPHENS
                                                     J.P. MORGAN & CO.
                             ----------------------

                  Prospectus dated                     , 2000.

                             DESCRIPTION OF GRAPHICS

INSIDE COVER / FOLDOUT DIAGRAM:

This diagram shows two levels of six evenly distributed icons that extend from and are connected to a central core icon, for a total of 12 icons that connect to the core. At the core there is a circuit cloud surrounded by a second larger circuit cloud which represents a value-added service delivery layer. Along the borders of the larger circuit cloud there are pictures of 6 IPSX 9000s that are connected by lines to the core circuit cloud. Extending out from each of the IPSX 9000s are the other 6 icons. Starting from the upper left side of the diagram, there is a circuit cloud labeled Regional ISP, and the space between the Regional ISP and the IPSX 9000 is labeled Wholesale. On the upper right side of the diagram, there is a circular icon labeled Subscriber Site, and the space between the Subscriber Site and the IPSX 9000 is labeled Retail. On the right side of the diagram, there is a circular icon labeled Internet, and to the bottom right of this icon there is a circular icon labeled Application Service Provider Data Center. On the bottom left side of the diagram, there is a cluster of 3 smaller circular icons collectively labeled DSL Cable Modem Wireless, and the space between this icon and the IPSX 9000 is labeled Broadband Access. On the left side of the diagram, there is one last icon labeled Telecommuters.

INSIDE LEFT FOLDOUT DIAGRAM:

This diagram shows a picture of an IPSX 9000 positioned at the center of the diagram, with the words IPSX 9000 on top of the icon. To the left of the IPSX 9000, there is a picture of a computer monitor with keyboard, with the words InVision on top, and the words Scalable Service Management System below. To the right of the IPSX 9000, there is another picture of a computer monitor with keyboard, with the words InGage on top, and the words Secure Browser-based Customer Network Management System below. Below the IPSX 9000 there are three arrow-shaped icons evenly distributed and pointing to the IPSX 9000. Each icon is labeled IPSX 9000 Functions and contains a picture of computer networking equipment. The first icon, on the bottom left side of the diagram, is labeled Switching & Routing. The second icon, on the bottom center, is labeled Computing. The third icon, on the bottom right side of the diagram, is labeled High Speed Access. Beneath the three icons are the words CoSine Internet Protocol Network Operating System.

RIGHT FOLDOUT:

This diagram shows a large circular icon positioned at the center of the diagram, with nine smaller evenly distributed circular icons extending from and connected by dotted lines to the central icon. On the bottom right side of the diagram there is a phrase that says "CoSine Service Applications." The central icon is labeled Service Delivery Network and contains a picture of an IPSX 9000. Starting at the top, and moving clockwise, the icons are labeled Public Key Infrastructure, Anti Virus, Network Address Translation, Subscriber Selection Switching, Firewall, Encryption, Virtual Routing, Tunnel Termination and Intrusion Detection.

                               [INSIDE COVER ART]

                               PROSPECTUS SUMMARY


     The following summary highlights information we present more fully elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares in the offering. You should read the entire prospectus carefully.


                          COSINE COMMUNICATIONS, INC.




      We develop, market and sell a communications platform designed to enable network service providers to rapidly deliver computer applications and communications services from within their networks. Examples include:



      - virtual private networks, which are secure private networks that run on the internet and other communications networks;



      - firewalls, which are security programs designed to prevent unwanted network traffic; and



      - secure broadband access, which is secure high-speed access to the internet and other communications networks.



      Our communications platform is a system which uses internet protocol, or IP, and is a combination of hardware and software. This IP service delivery platform consists of three independent elements:



      - IPSX 9000 processing switch;



      - InVision service management system for network management; and



      - InGage customer network management software.



      We began shipping the IPSX 9000 and InVision in the first quarter of 2000, and we anticipate releasing InGage for general availability in the fourth quarter of 2000.



      Our IP service delivery platform is designed to:



      - allow delivery of applications and services simultaneously to thousands of subscribers;



      - help address the cost, management complexity and scalability issues of service delivery; and



      - reduce the need for equipment on a customer's premises to provide these applications and services.



      Our customers potentially include traditional local, regional, national and international communications carriers, IP carriers and internet service providers, or ISP's. We have entered into contracts with Qwest Communications International Inc., AduroNet, BroadBand Office, Inc., Nissho Electronics Corporation, Internet Initiative Japan Inc. and American MetroComm Corp. American MetroComm has informed us that they have yet to obtain financing for the products ordered. Qwest, AduroNet and Broadband Office have received warrants to purchase CoSine stock, Nissho Electronics and Internet Initiative Japan are investors in CoSine, and American MetroComm will receive a warrant to purchase CoSine stock when it receives financing.



      Many service providers have focused on providing high-speed communications capacity, or high bandwidth, at competitive prices. As new companies have entered this market and competition has intensified, differentiation between service providers on price alone has become more difficult. Service providers are seeking solutions that allow them to deliver additional services to differentiate themselves and increase their revenue. However, current methods used to deliver these services can be complex and expensive to operate because:



      - equipment is distributed to a customer's premises and requires service at these remote locations;



      - management and configuration of this remote equipment is difficult; and



      - many of today's customer premises products are proprietary and lack flexibility.

      Our products are designed to alleviate problems caused by these issues and offer customers potential benefits such as:



      - fewer pieces of equipment;



      - a centralized platform that allows automated delivery of services, customer activation of services, centralized billing and fewer service calls;



      - enhanced reliability and ease of expansion;



      - network management software that can be accessed securely through the internet; and



      - an architecture that supports network standards and permits the implementation of third-party applications.



      Our objective is to become the leading supplier of network systems designed to enable the delivery of applications and services from within a service provider's network. Our strategy is to:



      - use our architecture to offer third-party applications;



      - establish our platform as a leading solution in key markets;



      - work closely with customers to identify opportunities to enhance our platform's capabilities;



      - expand our sales, distribution and customer support and service capabilities;



      - develop new technologies and products; and



      - pursue strategic alliances and acquisitions.



      We ceased being a development stage company when we began shipping products and recognizing revenue during the first quarter of 2000. We recognized substantially all of our revenue during that quarter from sales to two customers. We anticipate that our IP service delivery platform, which is our only product line, and related software applications will constitute the majority of our future revenue.


      We had an accumulated deficit of $86.4 million as of March 31, 2000 and expect to continue to incur substantial operating losses in the future. At March 31, 2000 we had $44.5 million in cash and short-term investments. In May 2000, we raised an additional $69.9 million from the sale of our series E preferred stock.



      Our principal executive offices are located at 3200 Bridge Parkway, Redwood City, California 94065 and our telephone number is (650) 637-4777. We do not intend for information contained on our website, www.cosinecom.com, to constitute part of this prospectus. We were incorporated in the State of California in April 1997. We intend to reincorporate in the State of Delaware before the completion of this offering.

                                  THE OFFERING


Shares offered..................   10,000,000 shares


Shares to be outstanding after
this offering...................   97,803,717 shares


Proposed Nasdaq National Market
  symbol........................   COSN



Use of proceeds.................   For general corporate purposes, including
                                   working capital and capital expenditures, and potential acquisitions of complementary products, technologies or businesses.


     Except as otherwise indicated, the total number of shares to be outstanding after this offering includes:



     - 17,824,826 shares of common stock outstanding at March 31, 2000;



     - 69,978,891 shares of common stock issuable upon:



       - the assumed exercise of warrants that are automatically exercisable before or upon the closing of this offering;



       - the automatic conversion upon the closing of this offering of preferred stock outstanding at March 31, 2000 into 62,631,135 shares of common stock; and



       - the automatic conversion of the 4,666,667 shares of series E preferred stock that we issued on May 10, 2000 into 4,999,977 shares of common stock; and



     - 10,000,000 shares offered in this offering.



     The conversion price of the series E preferred stock upon the closing of an underwritten public offering is $15.00 per share and will be reduced to the actual initial public offering price, if it is less than $15.00 per share. The total number of shares to be outstanding after the offering assumes that the conversion price has been adjusted based on an initial public offering price per share of $14.00. Consequently, 333,310 additional shares of common stock will be assumed to have been issued upon conversion of the series E preferred stock.



     The number of shares to be outstanding after this offering excludes:


     - 8,319,705 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2000, with a weighted average exercise price of $2.06 per share;


     - 8,231,226 shares of common stock reserved for future issuance under our stock plans, director option plan and employee stock purchase plans, including amounts authorized for issuance after March 31, 2000; and



     - 1,527,575 shares of common stock issuable upon exercise of warrants outstanding as of March 31, 2000 at a weighted average exercise price of $1.53 per share, excluding the assumed exercise of warrants that are automatically exercisable before or upon the closing of this offering.


     Except as otherwise indicated, information in this prospectus:


     - reflects a 4-for-1 stock split of our common stock in May 1998;



     - reflects the exercise of warrants that are automatically exercisable before or upon the closing of this offering and the conversion of all of our outstanding shares of preferred stock into 69,978,891 shares of common stock upon the closing of this offering;


     - assumes our reincorporation in Delaware; and

     - assumes no exercise of the underwriters' option to purchase additional shares in the offering.


     Except as otherwise indicated, the consolidated financial statements, summary consolidated financial information and selected consolidated financial data included elsewhere in this prospectus do not assume our reincorporation in Delaware or the issuance of our series E preferred stock, since neither had occurred at March 31, 2000.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The following tables present our summary consolidated financial data. The data presented in these tables are from "Selected Consolidated Financial Data" and our historical consolidated financial statements and notes to those financial statements included elsewhere in this prospectus. You should read those sections for a further explanation of the financial data summarized here.


     Pro forma basic and diluted net loss per share have been calculated assuming the exercise of warrants that are automatically exercisable before or upon the closing of this offering and the conversion of all outstanding preferred stock, other than our series E preferred stock that we issued on May 10, 2000, into common stock.



                                        PERIOD FROM           YEAR ENDED       THREE MONTHS ENDED
                                         INCEPTION           DECEMBER 31,          MARCH 31,
                                    (APRIL 14, 1997) TO   ------------------   ------------------
                                     DECEMBER 31, 1997     1998       1999      1999       2000
                                    -------------------   -------   --------   -------   --------
                                                                                  (UNAUDITED)
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue............................        $   --         $    --   $     --   $    --   $  3,540
Gross profit.......................            --              --         --        --        940
Loss from operations...............          (134)         (9,078)   (38,393)   (6,777)   (39,609)
Net loss...........................          (131)         (9,293)   (37,721)   (6,789)   (39,231)

Deemed dividend to series D
  preferred stockholders...........            --              --         --        --     (2,500)
Net loss allocable to common
  stockholders.....................          (131)         (9,293)   (37,721)   (6,789)   (41,731)
Basic and diluted net loss per
  common share.....................         (0.25)          (4.53)     (7.80)    (1.78)     (6.67)
Shares used in computing basic
  and diluted net loss per common
  share............................           522           2,051      4,837     3,817      6,255
Pro forma basic and diluted net
  loss per common share
  (unaudited)......................                                 $  (0.75)            $  (0.61)
Shares used in computing pro forma
  basic and diluted net loss per
  common share (unaudited).........                                   50,378               68,295



                                                                    MARCH 31, 2000
                                                         ------------------------------------
                                                                                 PRO FORMA AS
                                                          ACTUAL     PRO FORMA     ADJUSTED
                                                         ---------   ---------   ------------
                                                                     (UNAUDITED)
                                                                    (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents, and short-term investments.....  $  44,515   $114,365      $242,565
Working capital........................................     37,699    107,549       235,749
Total assets...........................................     68,363    138,213       266,413
Long-term obligations, less current portion............      9,580      9,580         9,580
Redeemable convertible preferred stock.................    104,662         --            --
Total stockholders' equity (net capital deficiency)....    (62,175)   112,337       240,537



     The pro forma consolidated balance sheet data gives effect to:



     - the assumed exercise of warrants that are automatically exercisable before or upon the closing of this offering; and

     - the conversion into common stock upon the closing of this offering of our outstanding preferred stock outstanding at March 31, 2000 and the series E preferred stock that we issued on May 10, 2000. The pro forma consolidated balance sheet data also assumes series E issuance costs of $150,000.



     The pro forma as adjusted balance sheet data gives effect to:



     - the assumed exercise of warrants that are automatically exercisable before or upon the closing of this offering;



     - the conversion into common stock upon the closing of this offering of our outstanding preferred stock and the series E preferred stock that we issued on May 10, 2000, assuming series E issuance costs of $150,000; and



     - the sale of our common stock in this offering at an assumed initial public offering price of $14.00, after deducting an assumed underwriting discount and estimated offering expenses payable by us.

                                  RISK FACTORS


     You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occurs, our business, financial condition and results of operations could be seriously harmed. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.



                         RISKS RELATED TO OUR BUSINESS



   WE HAVE A HISTORY OF LOSSES THAT WE EXPECT WILL CONTINUE, AND IF WE NEVER
                 ACHIEVE PROFITABILITY WE MAY CEASE OPERATIONS.



      At March 31, 2000, we had an accumulated deficit of $86.4 million. We have incurred net losses since our incorporation. We have only recently begun to recognize revenue, and we cannot be certain that our revenue will continue to grow or that we will generate sufficient revenue to become profitable. If we do not achieve profitability, we may cease operations.



      We have incurred significant expenses in the past. For example, for the quarter ended March 31, 2000, we generated a gross profit of $940,000, but we incurred research and development, sales and marketing, and general and administrative expenses of $40.5 million. Although we cannot quantify the amounts, we expect expenses to continue to increase for the balance of 2000. We expect to continue to incur losses and will need to generate increased revenue to achieve profitability.



 OUR LIMITED OPERATING HISTORY AND THE LIMITED SALES HISTORY OF OUR IP SERVICE DELIVERY PLATFORM MAKES FORECASTING OUR REVENUE AND OPERATING RESULTS DIFFICULT,
 WHICH MAY IMPAIR OUR ABILITY TO MANAGE OUR BUSINESS AND YOUR ABILITY TO ASSESS
                                 OUR PROSPECTS.



      We were founded in April 1997, shipped our first test IP service delivery platform product in March 1999, and sold our first IP service delivery platform product in March 2000. We have limited meaningful historical financial data upon which to forecast our revenues and operating expenses and upon which you may evaluate us and our prospects. If our operating results are lower than expected, our stock price may fall.



 IF OUR CUSTOMERS ARE UNABLE TO GENERATE SALES OF SERVICES DELIVERED USING OUR PRODUCTS AND TO MANAGE DELIVERY OF THESE SERVICES TO THEIR CUSTOMERS, WE MAY BE
                          UNABLE TO SELL OUR PRODUCTS.



      Our future success depends on network service providers, which are our customers, generating revenue from the sale of services delivered using our products. Sales of our products may decline or be delayed if our customers do not successfully introduce commercial services derived from our IP service delivery platform or if our customers do not generate revenue from these services sufficient to realize an attractive return on their investment in our IP service delivery platform.



      Our ability to generate future revenue also depends on factors that affect whether network service providers successfully sell those services to their customers and manage their delivery, including:



- network service providers' success in making their customers recognize the advantages and cost-effectiveness of the services offered using our products;



- how well network service providers reorganize their administrative functions and staff to market, sell and support the services offered by our products; and



- the accuracy of network service providers' forecasts of market trends and of the services and features that our products should offer their customers.



IF OUR IP SERVICE DELIVERY PLATFORM DOES NOT RAPIDLY ACHIEVE MARKET ACCEPTANCE,
      WE MAY BE UNABLE TO INCREASE OUR REVENUE AND ACHIEVE PROFITABILITY.



      If network service providers do not accept our IP service delivery platform as a method for delivering services to their customers, our ability to increase our revenue, achieve profitability and continue operations would be harmed. Our products offer a new approach for delivering services by network service providers, which may perceive our products as being more expensive than the technologies and products they currently purchase. To succeed, we must make potential customers recognize the advantages and cost-effectiveness of our products. Our success also depends on third party software providers recognizing the advantages of our open architecture and on our ability to effectively support their software development efforts.



  OUR IP SERVICE DELIVERY PLATFORM CURRENTLY IS OUR ONLY PRODUCT LINE, AND OUR
               FUTURE REVENUE DEPENDS ON ITS COMMERCIAL SUCCESS.



      Our IPSX 9000 and InVision products are the only products that have been shipped to our customers. Our future revenue depends on the commercial success of our IP service delivery platform product line. If our customers and potential customers do not adopt, purchase and successfully implement our IP service delivery platform in large numbers, our revenue may not grow and our operating results will be seriously harmed.



 BECAUSE OUR PRODUCTS ARE TECHNICALLY COMPLEX AND MAY CONTAIN ERRORS OR DEFECTS THAT ARE NOT FOUND UNTIL OUR PRODUCTS ARE PUT TO FULL USE BY OUR CUSTOMERS, ANY
 UNDISCOVERED TECHNICAL ERRORS OR DEFECTS IN OUR PRODUCTS COULD SERIOUSLY HARM OUR REPUTATION AND OUR ABILITY TO GENERATE ADDITIONAL SALES TO NEW OR EXISTING
                            AND INSTALLED CUSTOMERS.



      Our products are more complicated than most networking products and are used in complex private and public networks. They can be adequately tested only when put to full use in very large and diverse networks with high amounts of traffic. Our customers or their end users may discover errors or defects in our hardware or software, or the product may not operate as expected. Because none of our customers has put our products to full use in large and diverse networks, we are unable to assess the likelihood or magnitude of this risk. Errors or defects in our products could result in:



- loss of current customers and loss of or delay in revenue and loss of market share;


- failure to attract new customers or achieve market acceptance;


- diversion of development resources; and



- increased service and warranty costs.



   THE LONG SALES AND IMPLEMENTATION CYCLES FOR OUR PLATFORM, AS WELL AS THE EXPECTATION THAT CUSTOMERS WILL SPORADICALLY PLACE LARGE ORDERS WITH SHORT LEAD
 TIMES, MAY CAUSE OUR REVENUE AND OPERATING RESULTS TO VARY SIGNIFICANTLY FROM
           QUARTER TO QUARTER, AND THE PRICE OF OUR STOCK TO DECLINE.



      Our revenue and operating results may vary significantly and unexpectedly from quarter to quarter, which could disappoint public stock market analysts or investors and cause our stock price to decline.



      A customer's decision to purchase our IP service delivery platform involves a significant commitment of its resources and a lengthy evaluation, testing and product qualification process. Network service providers and other customers with significant or complex networks usually expand their networks in large increments on a periodic basis. We may receive purchase orders for significant dollar amounts on an irregular and unpredictable basis. Even after a customer decides to purchase our platform, significant additional time is needed to configure and build the products before we ship the products.



 WE EXPECT THAT CURRENT AND POTENTIAL CUSTOMERS WILL REQUIRE FEATURES THAT OUR
  CURRENT PRODUCTS DO NOT HAVE. IF WE FAIL TO ENHANCE EXISTING PRODUCTS OR TO
   DEVELOP AND ACHIEVE MARKET ACCEPTANCE FOR NEW PRODUCTS THAT MEET CUSTOMER REQUIREMENTS, OUR ABILITY TO GENERATE SALES AND TO OBTAIN NEW CUSTOMERS WILL
                                    SUFFER.



      Based on our prior experience, we expect that our customers and potential customers will require product features that our current IP service delivery platform does not have. To succeed we must enhance existing products and develop new products that meet these needs. We may be unable to develop new or enhanced products that meet customer requirements in a timely manner or at all.



      Our products are technically complex, and the development of new and enhanced products is an uncertain, time-consuming and labor intensive process. To enhance the features of our products, we rely on software suppliers to develop and license software to operate with our products. If software suppliers are unable or unwilling to develop and license software for use with our products, our ability to offer the features necessary to achieve and maintain market acceptance of our IP service delivery platform will be seriously harmed. We may experience design, manufacturing or marketing difficulties that could delay or prevent the development introduction or marketing of new products and enhancements requested by our customers.



  WE RELY UPON A LIMITED NUMBER OF CUSTOMERS, AND ANY DECREASE IN REVENUE FROM
               THESE CUSTOMERS COULD HARM OUR OPERATING RESULTS.



      We have received substantially all of our revenue from two customers and have received additional purchase orders from four other customers. With the exception of American MetroComm, all of these customers, directly or indirectly, hold our equity securities. The loss of one or more of our customers, a reduction or delay in purchases of our products by our customers or the decline of the business of our customers may limit our revenue growth and harm our operating results. We expect that our revenue will continue to depend on sales of our IP service delivery platform products to a limited number of existing and new customers. We do not have long-term contracts with our customers, and our customers may reduce or discontinue purchases of our products at any time.



  WE HAVE A SMALL NUMBER OF CUSTOMERS, AND IF WE DO NOT INCREASE OUR CUSTOMER
         BASE, OUR ABILITY TO INCREASE SALES WILL BE SEVERELY LIMITED.



      We have a small number of customers, and our future success will depend on attracting additional customers. Failure to increase our customer base would harm our operating results and financial condition. Factors that may affect our ability to increase our customer base include:



- the acceptance of and continued use of our IP service delivery platform by current and potential customers;



- possible new product introductions by our competitors; and



- our ability to develop and introduce new products and product enhancements.



    OUR RECENT GROWTH HAS PLACED A STRAIN ON OUR MANAGEMENT AND OPERATIONAL RESOURCES, AND, IF WE DO NOT EFFECTIVELY MANAGE OUR GROWTH AND INTEGRATE
  NEWLY-HIRED KEY PERSONNEL, WE MAY BE UNABLE TO PROVIDE ADEQUATE SERVICE AND
           SUPPORT TO OUR CUSTOMERS AND TO EXECUTE OUR BUSINESS PLAN.



      Our growth has placed, and our anticipated future operations will continue to place, a significant strain on our management systems and resources. If we do not effectively manage our growth and improve our financial and managerial controls and systems, we may be unable to provide adequate service and support to our customers, our operations may be disrupted and we may not execute our business plan effectively. At December 31, 1999, we had 185 employees, and at March 31, 2000, we had 275 employees. We plan to continue to hire a significant number of employees this year.



      We recently hired many of our key executives, including our chief financial officer and other managerial, marketing, planning, financial, technical and operations personnel. These personnel have worked together for only a short period of time and must learn our business, while performing their regular duties. Our ability to manage our business effectively will suffer and our operations could be disrupted if we do not rapidly integrate these new personnel.



THE AREA OF CALIFORNIA IN WHICH WE ARE LOCATED IS VERY EXPENSIVE AND COMMERCIAL
     REAL ESTATE IS IN LIMITED SUPPLY. WE MAY BE UNABLE TO SECURE NECESSARY
         ADDITIONAL SPACE ON COMMERCIALLY REASONABLE TERMS, IF AT ALL.



      We believe that by the end of 2001 we will need 50,000 square feet of additional office space to accommodate our growth. The commercial real estate market in the San Francisco Bay area is volatile and unpredictable in terms of available space, rental fees, occupancy rates and preferred locations. We cannot be certain that additional space will be available when we require it, or that it will be affordable or in a preferred location. If we fail to lease a substantial amount of new space on reasonable terms, our ability to expand our business may be hindered and our operating results could be harmed.



THE FAILURE OF OUR CONTRACT MANUFACTURERS TO MEET OUR MANUFACTURING NEEDS WOULD
           SERIOUSLY HARM OUR ABILITY TO TIMELY FILL CUSTOMER ORDERS.



      We use three third-party contract manufacturers: Solectron, SMTC Manufacturing and Sonic Manufacturing, all of which provide manufacturing services for numerous other companies. If any of these contract manufacturers terminates its relationship with us or is unable to produce sufficient quantities of our products in a timely manner and at satisfactory quality levels, our ability to fill customer orders on time, our reputation and our operating results will suffer. Our contract manufacturers are not obligated to supply products to us for any given period, in any specific quantity or at any predetermined price, except as may be provided in a particular purchase order. Qualifying new contract manufacturers and starting volume production is expensive and time consuming, and changing contract manufacturers would disrupt our business, potentially causing us to lose revenue and damaging our customer relationships.



 WE DEPEND ON SOLE SOURCE AND LIMITED SOURCE SUPPLIERS, AND IF OUR SUPPLY FROM ANY SOURCE IS DISRUPTED WE MAY BE UNABLE TO DELIVER PRODUCTS TO OUR CUSTOMERS IN
                                A TIMELY MANNER.



      We currently purchase several key components, including field programmable gate arrays, some integrated circuits and memory devices, and power supplies from a single source or limited sources. We purchase each of these components on a purchase order basis and do not have long-term supply contracts for these components. If the supply of these components is interrupted, we may be unable to locate an alternate source in a timely manner or at favorable prices. Interruption or delay in the supply of these components could prevent us from delivering products to our customers in a timely manner and cause us to lose sales to existing and potential customers. Our reliance on third-party suppliers exposes us to potential supplier production difficulties or quality variations.



IF WE FAIL TO PREDICT OUR MANUFACTURING REQUIREMENTS ACCURATELY, WE COULD INCUR
                   ADDITIONAL COSTS OR MANUFACTURING DELAYS.



      We use rolling forecasts based on anticipated product orders to determine our manufacturing requirements. In particular, we provide forecasts of our demand to our contract manufacturers up to twelve months before scheduled delivery of products to our customers. If we overestimate our manufacturing requirements, our contract manufacturers may have excess or obsolete inventory, which would harm our operating results if we were required to purchase the excess or obsolete inventory. If we underestimate our requirements, our contract manufacturers may have an inadequate inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenue. In addition, lead times for some of the materials and components we order are long and can vary unpredictably. If we do not anticipate lead times for components, we may experience component shortages, which could delay the manufacturing of our products.

  IF WE FAIL TO RETAIN OUR KEY PERSONNEL, WITH WHOM WE DO NOT HAVE EMPLOYMENT AGREEMENTS, AND HIRE THE ADDITIONAL PERSONNEL THAT WE WILL NEED, WE WILL BE
   UNABLE TO MANAGE AND EXPAND OUR BUSINESS EFFECTIVELY IN A RAPIDLY CHANGING
                                    MARKET.



      The loss of the services of any of our key employees, the inability to attract or retain qualified personnel in the future, or delays in hiring necessary personnel, particularly engineers and sales and support personnel, could delay the development and introduction of, and harm our ability to sell, our products. None of our officers or key employees is bound by an employment agreement for any specific term.



      As of March 31, 2000, we had a total of 275 employees. We believe that we will need to double this number by the end of 2001. Competition for personnel in our industry is intense, and we may be unable to hire the kind and number that we need.



    IF NECESSARY LICENSES OF THIRD-PARTY TECHNOLOGY ARE TERMINATED OR BECOME UNAVAILABLE OR TOO EXPENSIVE, OUR COMPETITIVE POSITION AND OUR PRODUCT OFFERING
                                 WOULD SUFFER.



      We license from third-party suppliers several key software applications incorporated in our IP service delivery platform, such as firewall software from Network Associates, Inc. and database software from Oracle Corporation. We may be required to license technology from other third-party suppliers to enable us to develop new products or product enhancements. The inability to renew or obtain any third-party license required to continue to sell existing products or develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost. Either of these outcomes could seriously impair our ability to sell our products and harm our operating results.



 IF WE ARE UNABLE TO OBTAIN ADDITIONAL CAPITAL WHEN NEEDED, WE MAY BE UNABLE TO
                        DEVELOP OUR PRODUCTS AND EXPAND.



      We believe that the net proceeds of this offering, plus our existing cash, will be sufficient to meet our operating and capital requirements at least through the next 12 months. However, we may be required to seek additional funding before that time.



      If we need to raise additional funds, and cannot do so on acceptable terms, or at all, we may be unable to develop or enhance our products, make investments or acquisitions or respond to competitive pressures or unanticipated requirements.



 ANY ACQUISITIONS WE MAKE COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION OR OUR
                                  OPERATIONS.



      Investments or acquisitions that we might make could require us to issue stock that would dilute our stockholders' ownership and that may reduce the value of your investment. Any investment or acquisition that we might make might cause us to incur debt, assume liabilities or incur large and immediate write-offs or amortization expenses.



      Since our products and our industry are technologically complex, we may have difficulty integrating purchased operations, technologies or products with our own, and our management's attention may be diverted from our core business.



      Through these investments or acquisitions, we may enter markets in which we have no or limited experience.

                         RISKS RELATED TO OUR INDUSTRY





WE PARTICIPATE IN SEVERAL HIGHLY COMPETITIVE MARKETS, AND OUR FAILURE TO COMPETE
 SUCCESSFULLY WOULD LIMIT OUR ABILITY TO INCREASE OUR MARKET SHARE AND HARM OUR
                                   BUSINESS.



      Competition in the network infrastructure market is intense, and we expect that competition in the market for IP networking services will also be intense. If we are unable to compete effectively, our ability to increase our revenue and market share will be harmed and our operating results will suffer.



      We face competition from:



- companies in the network infrastructure market, including Cisco Systems, Inc., Lucent Technologies, Inc., Nortel Networks Corporation, Alcatel, Ericsson Business Networks AB and Siemens AG;



- companies, including Cisco, that market products for installation on the premises of network service providers' customers and which offer some services that compete with the services delivered using our IP service delivery platform.



      We believe that there is likely to be consolidation in this industry. We expect to face increased competition from larger companies with significantly greater sales and marketing, technical, manufacturing and financial resources than we have.



      Some of these larger competitors have pre-existing relationships involving a range of product lines with the network service providers who are the principal potential customers for our IP service delivery platform. These competitors may offer vendor financing, which we do not currently offer, undercut our prices or induce network service providers not to use our IP service delivery platform.



   WE DEPEND ON THIRD-PARTY SOFTWARE AND HARDWARE PROVIDERS WITH WHOM WE HAVE STRATEGIC RELATIONSHIPS. IF ANY OF THESE THIRD PARTIES WERE TO TERMINATE THEIR
  RELATIONSHIPS WITH US OR COMPETE AGAINST US, THE RANGE OF SERVICES THAT OUR
                        PLATFORM CAN OFFER WOULD SUFFER.



      We have developed strategic relationships with leading software and hardware providers and are engaged in joint research and product development and marketing arrangements with these companies. Our ability to enhance our IP service delivery platform and develop new products significantly depends on maintaining and strengthening our relationships with these companies and on developing new relationships with other leading vendors. If we fail to maintain these relationships or develop new ones, shipments of new or enhanced products to our customers could be delayed.



      Many of our software and hardware component suppliers also have significant development and marketing relationships with our competitors and have significantly greater financial and marketing resources than we do. If they develop and market products in the future in competition with us, or form or strengthen arrangements with our competitors, our ability to deliver our products may be harmed.


IF WE BECOME SUBJECT TO UNFAIR HIRING CLAIMS, WE COULD BE PREVENTED FROM HIRING
  NEEDED PERSONNEL, INCUR LIABILITY FOR DAMAGES AND INCUR SUBSTANTIAL COSTS IN
                              DEFENDING OURSELVES.


      Companies in our industry whose employees accept positions with competitors frequently claim that these competitors have engaged in unfair hiring practices or that the employment of these persons would involve the disclosure or use of trade secrets. We have been threatened with claims like this in the past and may receive claims of this kind in the future as we seek to hire qualified personnel. These claims could prevent us from hiring personnel or cause us to incur liability for damages. We could also incur substantial costs in defending ourselves or our employees against these claims, regardless of their merits. Defending ourselves from these claims could divert the attention of our management away from our operations.



 IF NETWORKS PROTECTED BY SECURITY SERVICES DELIVERED BY OUR PRODUCTS SUFFER A LOSS OF SECURITY, THE MARKET PERCEPTION OF OUR PRODUCTS COULD BE HARMED AND WE
MAY BE SUBJECT TO LAWSUITS RELATED TO LOSSES SUFFERED BY CUSTOMERS OR THEIR END
                                     USERS.



      Our success depends, in part, on the ability of our products to enable effective network security. If an actual or perceived breach of network security occurs in a customer's or its end-user's network that uses our products, the market perception of our products could be harmed, and we could lose current and potential customers. We may also be subject to lawsuits for losses suffered by customers or their end-users because of a breach of network security.



IF OUR PRODUCTS DO NOT OPERATE WITH OUR CUSTOMERS' OR THEIR END USERS' NETWORKS, ORDERS FOR OUR PRODUCTS MAY BE DELAYED OR CANCELLED, WHICH COULD SERIOUSLY HARM
                                 OUR BUSINESS.



      We expect that our network service provider customers and their end users generally will require that our products be designed to work with their existing networks. If our products do not operate with our customers' or their end users' networks, orders for our products could be delayed or cancelled. If we have to redesign or modify our future products to make them compatible with a customer's or end user's network, our sales cycle could be extended, our research and development expense may increase, and profit margins on our products may be reduced.



BECAUSE THE MARKETS IN WHICH WE COMPETE ARE PRONE TO RAPID TECHNOLOGICAL CHANGE
  AND THE ADOPTION OF STANDARDS DIFFERENT FROM THOSE THAT WE USE, OUR CURRENT PRODUCTS COULD BECOME OBSOLETE, AND WE COULD BE REQUIRED TO INCUR SUBSTANTIAL
         EXPENSES TO MODIFY OUR FUTURE PRODUCTS TO REMAIN COMPETITIVE.



      The market for our IP service delivery platform and other service delivery products is prone to rapid technological change, the adoption of new standards, frequent new product introductions and changes in customer and end user requirements. We may be unable to respond quickly or effectively to these developments. We may experience design, manufacturing or marketing difficulties that could delay or prevent our development, introduction or marketing of new products and enhancements. The introduction of new products by competitors, market acceptance of products based on new or alternative technologies or the emergence of new industry standards, could render our existing or future products obsolete or could require us to incur expenses to redesign or modify our products, which could harm our operating results.



  WE RELY ON OUR INTELLECTUAL PROPERTY RIGHTS TO BE COMPETITIVE, AND IF WE ARE UNABLE TO PROTECT THESE RIGHTS, WE MAY BE UNABLE TO GENERATE REVENUE, BECOME
                       PROFITABLE OR CONTINUE OPERATIONS.



      We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and third parties with whom we have strategic relationships, and control access to and distribution of our software, documentation and other proprietary information. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology. If we are unable to protect our intellectual property rights, our ability to supply our products as they have been designed could suffer, and our ability to generate revenue and become profitable could be harmed.

 IF WE BECOME INVOLVED IN AN INTELLECTUAL PROPERTY DISPUTE, WE COULD BE SUBJECT
  TO SIGNIFICANT LIABILITY, THE TIME AND ATTENTION OF OUR MANAGEMENT COULD BE
         DIVERTED AND WE COULD BE PREVENTED FROM SELLING OUR PRODUCTS.


      We may become a party to litigation in the future to protect our intellectual property or because others may allege infringement of their intellectual property. These claims and any resulting lawsuit could subject us to significant liability for damages and invalidate our proprietary rights. These lawsuits, regardless of their merits, likely would be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation alleging our infringement of a third-party's intellectual property also could force us to do one or more of the following:


- stop selling, incorporating or using our products or services that use the challenged intellectual property;

- obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or


- redesign those products or services that use the infringed technology.



 WE HAVE LIMITED EXPERIENCE MARKETING AND SELLING OUR PRODUCTS INTERNATIONALLY. WE INTEND TO EXPAND OUR OPERATIONS INTERNATIONALLY, AND OUR OPERATING RESULTS
  WILL SUFFER IF WE DO NOT GENERATE REVENUE FROM INTERNATIONAL OPERATIONS THAT
        EXCEEDS THE COST OF ESTABLISHING AND MAINTAINING THE OPERATIONS.



      We intend to substantially expand our international operations and enter new international markets. Our marketing efforts are focused in the United States, but we are in the process of expanding our marketing presence in Europe and Asia. We have limited experience in marketing and distributing our products internationally and may be unable to develop international market demand for our products directly or through distribution arrangements. If we are unable to generate revenue from international operations that exceed the cost of establishing and maintaining these operations, our operating results will suffer.



      The success of our international operations may be affected by:



- regulatory requirements and unexpected changes in them;



- our ability to establish relationships with international distributors who can effectively market and support our products;



- difficulties inherent in developing versions of our products that comply with local standards; and



- reduced protection of intellectual property rights in some countries.





                         RISKS RELATED TO THIS OFFERING



INSIDERS WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER US AFTER THIS OFFERING,
 AND THEY COULD DELAY OR PREVENT A CHANGE IN OUR CORPORATE CONTROL EVEN IF OUR
                     OTHER STOCKHOLDERS WANTED IT TO OCCUR.



      Upon completion of this offering, our executive officers, directors and principal stockholders who hold 5% or more of the outstanding common stock and their affiliates will beneficially own, in the aggregate, approximately 50.32% of our outstanding common stock. These stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

  WE EXPECT OUR STOCK PRICE, LIKE THAT OF OTHER TECHNOLOGY COMPANIES, WILL BE VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL
                             PUBLIC OFFERING PRICE.



      Before this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering, and the market price might fall below the initial public offering price. The market price of our common stock is likely to be highly volatile and may fluctuate significantly in response to a number of factors, including:


- quarterly variations in operating results;


- changes in financial estimates of, or deviations from financial results expected by, securities analysts;


- changes in market valuations of other data communications equipment companies;


- announcements by us or our competitors of new products or of significant technological innovations, contracts, acquisitions, strategic partnerships or joint ventures; and



- any loss of a major customer.



      The stock markets in general, and the Nasdaq National Market and technology companies in particular, have experienced extreme volatility that has often been unrelated or disproportionate to the operating performance of particular companies.



APPROXIMATELY           , OR   %, OF OUR TOTAL OUTSTANDING SHARES ARE RESTRICTED
 FROM IMMEDIATE RESALE BUT MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE. THIS
    COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY,
                 REGARDLESS OF THE PERFORMANCE OF OUR BUSINESS.



      After this offering, we will have outstanding 97,803,717 shares of common stock. This includes the shares we are selling in this offering, which may be
resold in the public market immediately. Also, approximately           shares
may be sold into the market as early as 2 days after our third quarter operating
results are released,           shares may be sold into the market as early as
30 days after our third quarter operating results are released, and shares may be sold into the market 180 days after the date of this prospectus.



      As restrictions on resale end, the market price of our common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.



         INVESTORS WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.



      If you purchase our common stock in this offering, you will incur immediate dilution of approximately $11.54 in the net tangible book value per share of our common stock from the price you pay for our common stock, assuming that you purchased our common stock for $14.00 per share.





 YOU SHOULD NOT RELY ON FORWARD LOOKING STATEMENTS BECAUSE THEY ARE INHERENTLY
                                   UNCERTAIN



      This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify forward-looking statements. Our actual results could differ materially from the results contemplated by these forward-looking statements because of any of the risks to our business described in this prospectus. You should not unduly rely on these forward-looking statements, which apply only as of the date of this prospectus.

                                USE OF PROCEEDS


      The net proceeds from the sale of the 10,000,000 shares of common stock offered by us are estimated to be $128.2 million, or $147.7 million if the underwriters exercise in full their option to purchase additional shares in the offering. These estimates are calculated based on an assumed initial public offering price of $14.00 per share and after deducting an assumed underwriting discount and estimated offering expenses payable by us.


      The principal purposes of this offering are to:

- increase our working capital;

- create a public market for our common stock;

- facilitate our future access to public equity markets; and

- provide us with increased visibility and credibility.


      We have no specific plans for the use of the net proceeds of this offering. We intend to use the net proceeds primarily for general corporate purposes, including working capital, expansion of our sales and marketing organization and capital expenditures.



      We may, when and if the opportunity arises, use a portion of the net proceeds to acquire complementary products, technologies or businesses. Until we use the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities.


                                DIVIDEND POLICY


      We have never declared or paid any cash dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends. Our lease lines and bank lines of credit prohibit the payment of dividends without prior approval.

                                 CAPITALIZATION


           ACTUAL, PRO FORMA AND PRO FORMA AS ADJUSTED CAPITALIZATION


      The following table sets forth:

- our actual capitalization as of March 31, 2000;


- our pro forma capitalization as of March 31, 2000 reflecting:



   - the assumed exercise of warrants that are automatically exercisable before or upon the closing of this offering; and



   - the automatic conversion into common stock upon the closing of this offering of our preferred stock outstanding at March 31, 2000 and the series E preferred stock that we issued on May 10, 2000; and



- our pro forma as adjusted capitalization as of March 31, 2000 to give effect to the sale of 10,000,000 shares of common stock at an assumed initial public offering price of $14.00 per share after deducting an assumed underwriting discount and estimated offering expenses payable by us.



      This table does not assume our reincorporation in Delaware.



      You should read the information set forth below with our consolidated financial statements and the notes to those statements included elsewhere in this prospectus.



                                                                     MARCH 31, 2000
                                                           ----------------------------------
                                                                                   PRO FORMA
                                                            ACTUAL    PRO FORMA   AS ADJUSTED
                                                           --------   ---------   -----------
                                                            (IN THOUSANDS, EXCEPT SHARE AND
                                                                    PER SHARE DATA)
Long-term debt, net of current portion...................  $  7,653   $  7,653     $  7,653
Redeemable convertible preferred stock, 61,582,326 shares
  authorized, 55,131,135 shares issued and outstanding
  (actual); no shares issued or outstanding (pro forma
  and pro forma as adjusted).............................   104,662         --
Stockholders' equity:
  Preferred stock, 2,150,000 shares authorized, 1,875,000
     shares issued and outstanding (actual); no shares
     issued and outstanding (pro forma and pro forma as
     adjusted)...........................................     3,756         --           --
  Common stock, 200,000,000 shares authorized (subject to
     stockholder approval), 17,824,826 shares issued and
     outstanding (actual); 87,803,717 shares issued and
     outstanding (pro forma); 97,803,717 issued and
     outstanding (pro forma as adjusted).................    88,408    266,676      394,876
  Notes receivable from stockholders.....................    (8,373)    (8,373)      (8,373)
  Accumulated other comprehensive income.................       (28)       (28)         (28)
  Deferred compensation..................................   (59,562)   (59,562)     (59,562)
  Deficit accumulated during the development stage.......   (86,376)   (86,376)     (86,376)
                                                           --------   --------     --------
     Total stockholders' equity (net capital
       deficiency).......................................   (62,175)   112,337      240,537
                                                           --------   --------     --------
       Total capitalization..............................  $ 50,140   $119,990     $248,190
                                                           ========   ========     ========



                          ADDITIONAL SHARE INFORMATION



      The total number of outstanding shares reflects our common stock outstanding at March 31, 2000 and excludes:



- 8,319,705 shares issuable upon exercise of outstanding stock options at March 31, 2000, with a weighted average exercise price of $2.06 per share;



- 8,231,226 shares reserved for issuance under our stock plan, director option plan and employee stock purchase plans, including amounts authorized for issuance after March 31, 2000; and



- 1,527,575 shares of common stock issuable upon exercise of warrants outstanding as of March 31, 2000 at a weighted average exercise price of $1.53 per share, excluding shares issuable upon the assumed exercise of warrants that are automatically exercisable before or upon the closing of this offering.

                                    DILUTION


      If you invest in our common stock, your interest per share will be diluted by an amount equal to the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value, or total assets less intangible assets and total liabilities, by the number of outstanding shares of common stock.



                       PRO FORMA NET TANGIBLE BOOK VALUE



      Our pro forma net tangible book value based on 87,803,717 shares outstanding at March 31, 2000, after giving effect to:



- the assumed exercise of warrants that are automatically exercisable before or upon the closing of this offering; and



- automatic conversion into common stock of our outstanding preferred stock and the shares of series E preferred stock that we issued on May 10, 2000.



                          DILUTION AFTER THIS OFFERING



      After giving effect to the sale of the 10,000,000 shares of common stock at an assumed initial public offering price of $14.00 per share less an assumed underwriting discount and estimated offering expenses payable by us, our pro forma net tangible book value at March 31, 2000 would be $240.5 million, or $2.46 per share. This represents an immediate increase in pro forma net tangible book value of $1.18 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $11.54 per share to new investors, or approximately 82% of the assumed initial public offering price of $14.00 per share.


      The table below illustrates this per share dilution:



Assumed initial public offering price per share.............            $14.00
  Pro forma net tangible book value per share at March 31,
     2000...................................................  $ 1.28
  Increase per share attributable to new investors..........    1.18
                                                              ------
Pro forma net tangible book value per share after this
  offering..................................................              2.46
                                                                        ------
Dilution per share to new investors.........................            $11.54
                                                                        ======



                       COMPARATIVE INVESTMENT INFORMATION



      The table below shows at March 31, 2000, on the pro forma basis described above, the differences between the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing common stock in this offering. We used an assumed initial public offering price of $14.00 per share, before deducting an assumed underwriting discount and estimated offering expenses in our calculations.



                           SHARES PURCHASED         TOTAL CONSIDERATION
                         ---------------------    -----------------------    AVERAGE PRICE
                           NUMBER      PERCENT       AMOUNT       PERCENT      PER SHARE
                         ----------    -------    ------------    -------    -------------
Existing
  stockholders.........  87,803,717       90%     $171,347,300       55%        $ 1.95
New investors..........  10,000,000       10       140,000,000       45%         14.00
                         ----------      ---      ------------      ---
  Total................  97,803,717      100%     $311,347,000      100%
                         ==========      ===      ============      ===

                          ADDITIONAL SHARE INFORMATION



      The discussion and table above are based on the number of outstanding shares of our common stock after this offering and excludes:


      - 8,319,705 shares issuable upon exercise of outstanding stock options as of March 31, 2000, with a weighted average exercise price of $2.06 per share;


      - 8,231,226 shares, reserved for future issuance under our stock option, director option and employee stock purchase plans, including amounts authorized for issuance after March 31, 2000; and



      - 1,527,575 shares of common stock issuable upon exercise of warrants outstanding as of March 31, 2000, other than warrants that are automatically exercisable before or upon the closing of this offering, at a weighted average exercise price of $1.53 per share.



      If any of these options or warrants are exercised, there will be further dilution to investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA


      The selected consolidated financial data should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to those statements included elsewhere in this prospectus.



      The consolidated statement of operations data for the period from April 14, 1997, the date of our incorporation, to December 31, 1997, and for the fiscal years ended December 31, 1998 and 1999, and the consolidated balance sheet data as of December 31, 1998 and 1999 have been derived from our audited consolidated financial statements included elsewhere in this prospectus, which have been audited by Ernst & Young LLP, Independent Auditors.


      The consolidated balance sheet data at December 31, 1997 is derived from the audited consolidated financial statements that are not included in this prospectus.

      The consolidated statement of operations data for the three-month periods ended March 31, 1999 and 2000, and the consolidated balance sheet data as of March 31, 1999 and 2000, are unaudited and have been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus.


      In the opinion of management, all necessary adjustments consisting only of normal recurring adjustments have been included to present fairly the unaudited consolidated quarterly results when read with the audited consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected for any future period.

                                           PERIOD FROM
                                            INCEPTION           YEAR ENDED        THREE MONTHS ENDED
                                         (APRIL 14, 1997)      DECEMBER 31,           MARCH 31,
                                         TO DECEMBER 31,    ------------------   --------------------
                                               1997          1998       1999      1999         2000
                                         ----------------   -------   --------   -------     --------
                                                                                     (UNAUDITED)
                                               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenue................................       $   --        $    --   $     --   $    --     $  3,540
Cost of goods sold.....................           --             --         --        --        2,600
                                              ------        -------   --------   -------     --------
Gross profit...........................           --             --         --        --          940
Operating expenses:
  Research and development.............           87          7,366     27,336     5,494       15,700
  Sales and marketing..................           --            606      6,077       500       21,679
  General and administrative...........           47          1,106      4,980       783        3,170
                                              ------        -------   --------   -------     --------
    Total operating expenses...........          134          9,078     38,393     6,777       40,549
                                              ------        -------   --------   -------     --------
Loss from operations...................         (134)        (9,078)   (38,393)   (6,777)     (39,609)
Interest income (expense), net.........            3           (212)       651       (12)         378
Other income (expense).................           --             (3)        21        --           --
                                              ------        -------   --------   -------     --------
Net loss...............................         (131)        (9,293)   (37,721)   (6,789)     (39,231)
Deemed dividend to series D preferred
  stockholders.........................           --             --         --        --       (2,500)
                                              ------        -------   --------   -------     --------
Net loss allocable to common
  stockholders.........................       $ (131)       $(9,293)  $(37,721)  $(6,789)    $(41,731)
                                              ======        =======   ========   =======     ========
Basic and diluted net loss per common
  share................................       $(0.25)       $ (4.53)  $  (7.80)  $ (1.78)    $  (6.67)
                                              ======        =======   ========   =======     ========
Shares used in computing basic
  and diluted net loss per common
  share................................          522          2,051      4,837     3,817        6,255
                                              ======        =======   ========   =======     ========
Pro forma basic and diluted net loss
  per common share (unaudited).........                               $  (0.75)              $  (0.61)
                                                                      ========               ========
Shares used in computing pro forma
  basic and diluted net loss per common
  share (unaudited)....................                                 50,378                 68,295
                                                                      ========               ========





                                                     DECEMBER 31,                   MARCH 31,
                                             -----------------------------    ----------------------
                                              1997      1998        1999        1999          2000
                                             ------    -------    --------    --------      --------
                                                                                   (UNAUDITED)
                                                                 (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents, and short-term
  investments..............................  $1,301    $ 6,580    $ 54,586    $ 22,552      $ 44,515
Working capital............................   1,238      2,900      49,584      18,522        37,699
Total assets...............................   1,443     11,099      66,070      28,106        68,363
Long-term obligations, less current
  portion..................................      --      2,710       7,907       3,728         9,580
Redeemable convertible preferred stock.....      --      9,823      89,388      31,773       104,662
Total stockholders' equity
  (net capital deficiency).................   1,370     (6,038)    (38,374)    (12,588)      (62,175)


     Note 1 of the notes to our consolidated financial statements explains how we determined the shares used to compute basic and diluted net loss per share and basic and diluted pro forma net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



                                    OVERVIEW


      From our incorporation on April 14, 1997 through March 31, 2000, our operating activities were primarily devoted to increasing our research and development capabilities, designing our hardware, developing our software and testing our products. In March 2000, after extensive field testing of our IP service delivery platform, we began shipping to our first customers. We market our products through our direct sales force to service providers in Asia, North America and Europe. We provide customer service and support for our products.



      REVENUE. Substantially all of our revenue has been derived from sales of the IPSX 9000 product and InVision service management software. Substantially all of our revenue has been generated from two customers. We expect that the majority of our future revenue will continue to come from sales of our IP service delivery platform and related software applications to a small number of customers. We expect to receive a substantial portion of our revenue from these initial customers until we can sufficiently penetrate additional accounts.



      Because the market for our IP service delivery platform is new and evolving, the volume and timing of orders are difficult to predict. A customer's decision to purchase our platform typically involves a significant commitment of its resources and a lengthy evaluation, testing and product qualification process. Long sales and implementation cycles for our platform, as well as the expectation that customers will tend to sporadically place large orders with short lead times, may cause our revenue and operating results to vary significantly and unexpectedly from quarter to quarter.



      The standard payment terms offered to our customers are net 30 days. In the case of our first two customers, Qwest and AduroNet, the payment terms were negotiated to be net 45 days.



      REVENUE RECOGNITION. We generally recognize product revenue at the time of shipment, assuming that persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collectibility is probable, unless we have future obligations for installation or have to obtain customer acceptance, in which case we defer recognizing revenue until these obligations are met.



      Our product incorporates software that is not incidental to the related hardware, and accordingly, we recognize revenue as indicated above, which is in accordance with the American Institute of Certified Public Accountants' Statement of Position 97-2 "Software Revenue Recognition". Revenue from post-contract support obligations for specified future periods is deferred and recognized on a straight-line basis over the service period. Revenue from consulting services is recognized as the services are provided. Amounts billed in excess of revenue recognized are included as deferred revenue in the accompanying consolidated balance sheets.



      At March 31, 2000, a total of $1.0 million of revenue was deferred. It is currently expected that this deferred revenue will be recognized in 2000 and 2001. Our initial two customers were provided limited price protection rights which expire in September and December 2000. We believe that the likelihood of a price adjustment is remote. We provide a reserve for warranty costs based on our experience in the networking industry and our experience with our test units during 1999.



      COST OF GOODS SOLD. Cost of goods sold includes all costs of producing our products, including the cost of outsourced manufacturing, software royalties, warranties, related manufacturing overhead costs, as well as costs of providing our service offerings, including personnel engaged in providing maintenance and consulting to our customers. We have outsourced the majority of our manufacturing, repair and supply chain management operations. A significant portion of our cost of goods sold consists of payments to Solectron, SMTC Manufacturing, and Sonic Manufacturing, our contract manufacturers. We conduct manufacturing engineering, final assembly, configuration testing and documentation control at our facility in Redwood City, California.



      RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses consist primarily of salaries and related personnel costs, fees paid to contractors and outside service providers, laboratory equipment and prototype costs related to the design, development and testing of our products. We have also incurred stock-based research and development expenses arising from the issuance of stock options to purchase common stock to members of our technical advisory boards. We expense our research and development costs as they are incurred. Several components of our research and development effort require significant expenditures, the timing of which can cause significant quarterly variability in our expenses. The number of prototypes required to build and test a complex product such as the IP service delivery platform is large, and this building and testing process occurs over a short period of time.



      We are devoting substantial resources to the continued development and enhancement of our products. We believe that our research and development is critical to our strategic product development objectives and that to take advantage of our technology and meet the changing requirements of our customers, we will need to fund several development projects simultaneously. Because of these needs we expect that research and development expenses, excluding stock-based compensation, will increase in absolute dollars in the future.



      SALES AND MARKETING EXPENSES. Sales and marketing expenses consist primarily of salaries and related expenses for personnel engaged in marketing, sales and customer evaluations, as well as the amortization cost of customer evaluation units and other promotional and marketing expenses, including stock-based sales and marketing expenses arising from the issuance to our customers of warrants to purchase preferred and common stock. The complexity of our IP service delivery platform and the networks in which it is installed and integrated require highly trained systems engineers and service and support personnel.



      We expect to hire additional systems engineers and to expand our customer support organization to organize and administer the increasing number of customer evaluations and trials. We expect that sales and marketing expenses, excluding stock-based compensation, will increase substantially in absolute dollars as we hire additional sales and marketing personnel, initiate additional marketing programs to support the IP service delivery platform, establish additional sales offices and expand existing direct sales offices in the United States and abroad, and engage in more customer evaluations and trials.



      GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of salaries and related expenses for executive, business development, finance and accounting and human resources personnel as well as other corporate expenses, including stock-based compensation. We expect general and administrative expenses, excluding stock-based compensation, to increase in absolute dollars as we add personnel and incur additional costs related to the growth of our business and our operation as a public company.



      In granting some stock options to employees, we accrued deferred compensation of $34.0 million during 1999 and $36.8 million during the three months ended March 31, 2000, representing the difference between the fair value of the common stock, as reevaluated after our initial offering process began, and the exercise price of these options at the date of grant.



      Deferred compensation is presented as a reduction of stockholders' equity and is amortized over the vesting period of the applicable options using the graded vesting method. We amortized $3.6 million of deferred compensation during 1999 and $7.6 million of deferred compensation during the three months ended March 31, 2000. This compensation expense relates to stock options awarded to individuals in all operating expense categories. Based on options granted through March 31, 2000, we expect to amortize additional deferred compensation of $29.8 million during the remainder of 2000 using the accelerated method.



      NET OPERATING LOSS CARRYFORWARDS. At December 31, 1999, we had $25.6 million of federal net operating loss carryforwards and $28.9 million of state net operating loss carryforwards for tax reporting purposes available to offset future taxable income. These net operating loss carryforwards expire at various dates beginning 2005 if they are not used. We have not recognized any benefit from the future use of net operating loss carryforwards for these periods, or for any other periods, since our incorporation. We are not recognizing the potential tax benefits of our net operating loss carryforwards because we do not have sufficient evidence that we will generate adequate profits to use them.


                             RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2000 AND 1999

REVENUE




      The quarter ended March 31, 2000 was our first quarter of revenue. Revenue for the quarter was $3.5 million, with sales to Qwest Communications and AduroNet accounting for substantially all of that amount.


COST OF GOODS SOLD


      Cost of goods sold for the quarter ended March 31, 2000 was $2.6 million. Cost of goods sold as a percentage of revenue was 74% because it included $0.6 million in start-up expenses, as well as $2.0 million in overhead costs relative to low manufacturing volumes.


RESEARCH AND DEVELOPMENT EXPENSES


      Research and development expenses were $15.7 million for the quarter ended March 31, 2000, an increase of $10.2 million over the comparable quarter in 1999. The increase resulted from:



- amortization of $4.1 million of stock-based compensation from stock options issued to employees and consultants;



- $2.4 million of prototype development expenses;



- $1.6 million of expenses for additional research and development personnel;
  and



- $2.1 million of information technology infrastructure costs and equipment depreciation.



      We expect that research and development expenses will continue to increase in absolute dollars as we build and test more prototypes of our IP service delivery platform. We expect that research and development expenses will decline as a percentage of revenue over the next two years.


SALES AND MARKETING EXPENSES


      Sales and marketing expenses were $21.7 million for the quarter ended March 31, 2000, an increase of $21.2 million over the comparable quarter in 1999. The increase resulted from:



- $16.3 million of non-cash expenses from warrants granted to customers for technical and marketing services;



- $1.9 million of expenses for additional sales and marketing personnel;



- $1.8 million of amortization for stock-based compensation from stock options issued to employees and consultants; and



- $1.3 million of travel, information technology and other marketing-related costs.



      We expect that sales and marketing expenses will decline as a percentage of revenue over the next two years.


GENERAL AND ADMINISTRATIVE EXPENSES


      General and administrative expenses were $3.2 million for the quarter ended March 31, 2000, an increase of $2.4 million over the comparable quarter in 1999. The increase resulted from:



- $1.8 million of amortization for stock-based compensation from stock options issued to employees and consultants; and



- $0.3 million of expenses for additional general and administrative personnel.



      We expect that general and administrative expenses will decline as a percentage of revenue over the next two years.


INTEREST AND OTHER INCOME


      Interest and other income consists of income from our cash investments. Interest and other income was $0.7 million for the quarter ended March 31, 2000, an increase of $0.6 million over the comparable quarter in 1999. The increase resulted from larger cash balances available for investing resulting from the proceeds from sales of preferred stock.


INTEREST EXPENSE


      Interest expense includes expenses relating to our financing obligations. Interest expense was $0.3 million for the quarter ended March 31, 2000, an increase of $0.2 million over the comparable quarter in 1999. The increase resulted from an increase in equipment loans.


DEEMED DIVIDEND


      In March 2000, we sold 625,000 shares of series D redeemable convertible preferred stock at $8.00 per share for which we received proceeds of approximately $5.0 million. At the date of issuance, we believed that the per share price of $8.00 represented the fair value of the preferred stock. After our initial public offering process began, we reevaluated the fair value of our common stock at March 2000. The increase in fair value has resulted in a beneficial conversion feature of $2.5 million, which has been recorded as a deemed dividend to preferred stockholders in 2000. We recorded the deemed dividend at the date of issuance by offsetting charges and credits to stockholders' equity. The preferred stock dividend increased the net loss allocable to common stockholders in the calculation of basic and diluted net loss per common share for the three months ended March 31, 2000.


YEARS ENDED DECEMBER 31, 1999 AND 1998

RESEARCH AND DEVELOPMENT EXPENSES


      Research and development expenses were $27.3 million in 1999, an increase of $20.0 million compared to 1998. The increase resulted from:



- $9.9 million of expenses for additional research and development personnel;



- $3.0 million of prototype development expenses;



- $2.2 million of amortization for stock-based compensation from stock options issued to employees and consultants;



- $1.1 million of facilities costs;



- $1.0 million of equipment depreciation; and



- $0.7 million of outside engineering services.


SALES AND MARKETING EXPENSES


      Sales and marketing expenses were $6.1 million in 1999, an increase of $5.5 million compared to 1998. The increase resulted from:



- $2.4 million of expenses for additional sales and marketing personnel;



- $1.5 million of amortization of deferred compensation from stock options issued to employees and consultants;



- $0.6 million for travel; and



- $0.6 million for marketing programs and public relations events.


GENERAL AND ADMINISTRATIVE EXPENSES


      General and administrative expenses were $5.0 million in 1999, an increase of $3.9 million compared to 1998. The increase resulted from:



- $1.8 million of expenses for additional general and administrative personnel;



- $0.7 million of amortization for stock-based compensation from stock options issued to employees and consultants;

- $0.6 million of accounting, customer management and manufacturing software installation cost; and



- $0.3 million in outside legal and accounting costs.


INTEREST AND OTHER INCOME


      Interest and other income was $1.3 million in 1999, an increase of $1.2 million compared to 1998. The increase resulted from larger cash balances from the proceeds of the issuance of preferred stock.


INTEREST EXPENSE


      Interest expense was $0.6 million in 1999, an increase of $0.3 million compared to 1998. The increase resulted from an increase in equipment loans.


LIQUIDITY AND CAPITAL RESOURCES


      From incorporation through March 31, 2000, we have financed our operations primarily through the sale of $94.1 million of convertible preferred stock, plus equipment and working capital loans.



      CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS. At March 31, 2000, cash, cash equivalents and short-term investments were $44.5 million. The decrease from December 31, 1999 resulted from cash used in operations and the purchase of equipment. Cash, cash equivalents and short-term investments were $54.6 million at December 31, 1999, compared to $6.6 million at December 31, 1998. Most of the increase resulted from the receipt of $79.2 million from sales of preferred stock in March, September and October 1999.



      OPERATING ACTIVITIES. We used $11.4 million in cash for operations for the quarter ended March 31, 2000 compared to $5.5 million for the quarter ended March 31, 1999. The increase resulted from the increase in our net loss from $6.8 million for the quarter ended March 31, 1999 to $39.2 million for the quarter ended March 31, 2000, offset in part by $24.2 million in non-cash expense from the issuance of warrants and options and amortization of deferred stock compensation. We used $30.8 million in cash for operations in 1999, an increase of $25.5 million from the $5.3 million used in 1998. The increase resulted from an increase in our net loss from $9.3 million in 1998 to $37.7 million in 1999.



      INVESTING ACTIVITIES. For the quarter ended March 31, 2000, we generated $3.5 million in cash from investing activities, an increase of $4.5 million from the $1.0 million used in the quarter ended March 31, 1999. The increase resulted from proceeds of $13.5 million from the sale and maturity of short term investments, offset, in part, by $5.6 million of capital equipment purchases and $4.4 million of short-term investments. We used $41.3 million in cash for investing activities in 1999, an increase of $38.3 million from the $3.0 million used in 1998. The increase resulted from investment of $34.5 million in short-term securities and the purchase of $6.8 million of capital equipment, most of which was financed through equipment loans.



      FINANCING ACTIVITIES. We generated $85.6 million in cash from financing activities in 1999, an increase of $72.0 million from the $13.6 million generated in 1998. The increase in cash generated from financing activities in 1999 over 1998 resulted from the issuance of convertible preferred stock. We have used equipment loans to partially finance capital equipment purchases. We generated $6.9 million in cash from financing activities for the quarter ended March 31, 2000, a decrease of $15.6 million compared to $22.5 million generated for the quarter ended March 31, 1999. The decrease resulted from lower proceeds from the sale of preferred stock in the quarter ended March 31, 2000. We had $10.7 million of loans outstanding at March 31, 2000.



      USE OF CAPITAL RESOURCES. We expect to devote substantial capital resources to continue our research and development efforts, to hire and expand sales, customer service and support and marketing organizations, to increase our marketing programs and to expand our general corporate support activities. We believe that the net proceeds from this offering plus our existing cash balances, equipment loans and the net proceeds from the sale of series E preferred stock in May 2000, will be sufficient to meet our operating and capital requirements through the next 12 months. Our capital requirements during 2000 and for the long term will depend on numerous factors, including market acceptance of our products, the resources we devote to developing, marketing, selling and supporting our products, and the timing and extent of establishing international operations. Our capital commitments were approximately $1.0 million at December 31, 1999 and approximately $3.3 million at March 31, 2000.


                        RECENT ACCOUNTING PRONOUNCEMENTS


      In March 1998, the American Institute of Certified Public Accountants, or AICPA, issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP No. 98-1 requires entities to capitalize some costs related to internal-use software once some criteria have been met. We expect that the adoption of SOP No. 98-1 will not have a material impact on our financial position or results of operations. We adopted SOP No. 98-1 effective January 1, 1999.



      In June 1998, the Financial Accounting Standards Board issued FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". FAS No. 133 establishes accounting methods for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because we do not hold any derivative instruments and do not engage in hedging activities, we expect that the adoption of FAS No. 133 will not have a material impact on our financial position or results of operations. We adopted FAS No. 133 effective January 1, 1999.



      In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements". This bulletin summarizes some of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. We believe that our revenue recognition policy complies with the bulletin at March 31, 2000.



      In March 2000, the Emerging Issues Task Force reached a consensus on Issue 00-2, "Accounting for the Costs of Developing a Web Site". In general, EITF 00-2 states that the costs of developing a web site should be accounted for under provisions of Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Although we intend to comply with EITF 00-2, the adoption of EITF 00-2 will not have a significant impact on our financial position, results of operations or cash flows because although we maintain a web site, it is not a significant focus of our business. EITF 00-2 is effective for costs incurred after June 30, 2000.



      In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation". FIN 44 provides guidance for certain issues arising in the application of APB Opinion No. 25 "Accounting for Stock Issued to Employees". We believe that our accounting policy for stock issued to employees complies with FIN 44 at March 31, 2000.


           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE SENSITIVITY

      Our exposure to market risks from changes in interest rates relates primarily to corporate debt securities. We place our investments with high credit quality issuers and, by policy, limit the amount of the credit exposure to any one issuer.

      Our general policy is to limit the risk of principal loss and ensure the safety of invested funds by limiting market and credit risk. All highly liquid investments with a maturity of less than three months at the date of purchase are considered to be cash equivalents, and all investments with maturities of three months or greater are classified as available-for-sale and considered to be short-term investments.

      The following table presents the amounts of our cash equivalents and short-term investments that are subject to market risk by range of expected maturity and weighted average interest rates at December 31, 1999. This table does not include money market funds because those funds are not subject to market risk.



                                                                        MATURING
                                                           MATURING     BETWEEN
                                                             IN 3     3 MONTHS AND
                                                            MONTHS       1 YEAR       TOTAL
                                                           --------   ------------   -------
Included in cash and cash equivalents and short-term
  investments............................................   $7,931      $34,490      $42,421
Weighted average interest rate...........................      6.0%         6.0%         6.0%


EXCHANGE RATE SENSITIVITY


      We operate primarily in the United States. All of our sales have been made in U.S. dollars; however, a small portion of our operational expenses have not been denominated in U.S. dollars. The effect of changes in foreign currency exchange rates on operating expenses has not been material. In the future, we intend to transact business in various foreign currencies and will be subject to exposure from adverse movements in foreign currency exchange rates. We intend to assess the need to use financial instruments to hedge currency exposures on an ongoing basis.


      We do not use derivative financial instruments for speculative trading purposes.

                                    BUSINESS

                                    OVERVIEW


      We develop, market and sell a communications platform designed to enable network service providers to rapidly deliver computer applications and communications services from within their networks. Our platform consists of three independent elements: our IPSX 9000 processing switch, InVision service management system for network management and InGage customer network management software. Our platform is designed to allow simultaneous delivery of applications and services to thousands of subscribers. It also addresses cost, management complexity and scalability issues by moving the implementation of network services from the customers' premises to the service provider's facilities.


                              INDUSTRY BACKGROUND


      Data networks, including the internet, have rapidly evolved to become critical for the communications needs of many businesses and consumers. The explosive growth in the number of users and applications has created an enormous need for communications bandwidth. Numerous service providers have emerged to offer high-speed connectivity services to businesses and consumers. These service providers are building high-capacity networks using the latest broadband access, switching and routing products from both traditional and emerging communications equipment vendors.



      As new entrants in the service provider market emerge, the delivery of high-speed connectivity is becoming intensely competitive. This competition is making it difficult for service providers to differentiate their service offerings on price alone.



      As businesses have become more dependent on the internet and other data networks, they are increasingly seeking other communications services in addition to high-speed connectivity. To enable these services, a secure and reliable networking environment is required. The internet, however, suffers from an inherent lack of security and dependability, which businesses have struggled to overcome by using technologies installed on customer premises equipment, or CPE. These technologies include firewalls, computer virus detection, intrusion detection, which is the detection of unauthorized network access, and encryption, which is the coding of data for security purposes. Businesses use additional CPE as more services are needed. This equipment can be costly to install and maintain, requiring large numbers of expensive networking personnel to manage. We believe that most businesses will have difficulty implementing these new technologies and that many businesses will increasingly seek to outsource these activities.



      Network service providers have begun to provide management of CPE to address this demand and achieve three important business objectives:



- attracting subscribers through differentiated services that can be layered on top of basic high-speed connectivity services;



- increasing revenue from business subscribers who are demanding additional services; and



- reducing subscriber turnover, because customers must consider the total cost of replacing multiple services and to evaluate the risk of moving critical business services to a new service provider.



Although network service providers have started to offer additional services through the CPE-based approach, this approach is subject to a number of limitations.


                      THE PROBLEMS OF A CPE-BASED APPROACH

      The following diagram illustrates a typical CPE-based model for a single corporate customer linked by encrypted connections dedicated to individual sites:


                                   [DIAGRAM]
This diagram contains 9 building images laid out in a circle. The boxes represent customer sites, and they are connected to each other by lines representing CPE-based encrypted connections.


      Each customer site requires multiple pieces of on-site equipment provided by numerous vendors. This equipment enables various functions, including routing, firewall protection and detection of unauthorized intrusion.



      We believe that the CPE-based model creates the following challenges that constrain the delivery of services for both network service providers as well as their customers.



      HIGH COST TO INSTALL AND MANAGE. Installing and managing equipment located at dispersed customer sites can result in high costs for both service providers and their customers. Each new customer site or service requires new CPE, or the modification of existing CPE, as well as on-site service calls. This approach is costly and time consuming and often leads to delays in establishing service. Both service providers and their subscribers can incur significant maintenance and monitoring expenses for the CPE and for expensive personnel needed to manage these complex networks.



      DIFFICULT TO EXPAND. We believe that the CPE-based service delivery model is difficult to expand because on-site installation is required for each new site or service. Implementation challenges increase significantly as new services and devices are added, since each new network site must be connected to all existing network sites.



      LIMITED NETWORK SERVICES. In a CPE-based model, a subscriber's data is typically encrypted before entering the service provider's network. This encryption limits the service provider to simple data transmission because additional services must be implemented before encryption.



      DIFFICULT TO INTEGRATE. CPE-based services often involve the integration of hardware and software from a variety of vendors. We believe that integrating and ensuring compatibility among diverse hardware and software is a significant challenge.



      INCONSISTENT QUALITY OF SERVICE. Service providers may have difficulty offering consistent quality of service across all of these disparate network devices and implementing and supporting agreed levels of service.


                        THE NEED FOR A NEW NETWORK-BASED
                             SERVICE DELIVERY MODEL


      We believe that the problems with CPE-based service delivery models have created a significant need for service providers to offer network-based services that operate on equipment located within the service providers' networks. Delivering services in this manner requires the creation of a new and more intelligent network, through which services can be delivered quickly and cost-effectively. It also must serve thousands of customer sites from within a service provider's network, without the need for equipment to be installed or managed on customers' premises. We believe that this network must also be based on an open architecture, which will support network standards and allow for the implementation of third-party applications.



LIMITATIONS OF EXISTING NETWORK-BASED APPROACHES



      RELOCATION OF CUSTOMER PREMISES EQUIPMENT. While reducing the installation and management costs resulting from broad geographic dispersion of customer premises equipment, relocating this equipment in the service providers' facilities does not fully address the remaining problems of CPE-based approaches. For example, this approach introduces costs incurred in requiring large numbers of devices to be located in the already constrained space of the service providers' facilities.



      CARRIER SWITCHES AND ROUTERS. Switches and routers used by service providers are specifically designed to forward packets of data through networks. We believe that this equipment lacks the flexibility and general-purpose computing capacity necessary to directly provide a wide range of services.



      LARGE GENERAL-PURPOSE COMPUTERS. Large general-purpose computers, commonly used in computer data centers, do not have routing capabilities or network access interfaces and are not designed specifically for data forwarding. We believe that these computers do not have the network management and operational systems required to meet stringent service provider standards.


NEED FOR AN OPEN ARCHITECTURE


      Most of today's network equipment is designed around proprietary architectures and operating systems. This equipment has not been designed to support the use of third-party applications in the network. Since network equipment vendors generally do not maintain core competencies in all application technologies, we believe that service providers need a system that employs an open architecture, facilitating the development of new applications and the adaptation of existing applications by third parties, for use on that device. An open architecture also allows service providers to rapidly change services and implement new applications without having to replace existing equipment.



      We believe there is substantial demand for systems that enable the delivery of network-based services and applications in a scalable and reliable manner.


                       THE COSINE COMMUNICATIONS SOLUTION


      Our IP service delivery platform provides a solution that is designed to allow service providers to build intelligent data networks and deliver a variety of third-party applications to their end-users. Intelligent data networks are those designed to deliver applications from within a network without the need for specialized customer premises equipment.



      Each IPSX 9000 is designed to deliver applications to thousands of subscribers simultaneously. The following diagram illustrates an intelligent data network using the CoSine solution for a single organization with multiple sites.


                                    DIAGRAM
This diagram contains three images of CoSine IPSX 9000s labeled Seattle IPSX 9000, San Francisco IPSX 9000 and New York IPSX 9000. An icon labeled InVision lies at the center of the diagram. The three IPSX 9000s are connected by lines to each other, and each is also connected to three building icons.


      Our IP service delivery platform consists of three independent key elements: our IPSX 9000 service processing switch, InVision service management system and InGage customer network management software. We began shipping the IPSX 9000 and InVision in the first quarter of 2000, and we anticipate releasing InGage for general availability in the fourth quarter of 2000.


      We believe our products will offer the following benefits for service providers and their customers:


- the ability for service providers to increase revenue by delivering a variety of services to their customers;



- faster availability of new services for delivery by service providers;



- reduced operating expenses for service providers through automated delivery, customer activation, centralized billing and fewer on-site service calls;

- the ability of service providers to attract new customers and reduce customer turnover;



- the ability for subscribers to monitor and control services;



- reliability and scalability;



- software-based network management capabilities for service providers and their customers;



- a flexible open architecture that can support third-party applications and services; and



- the ability to support and operate with existing network standards and applications.



      Our IP service delivery platform is designed for a wide range of service providers that potentially includes traditional local, regional, national and international communications carriers, IP carriers and ISPs.


                                    STRATEGY


      Our objective is to become the leading supplier of network systems designed to enable the delivery of applications and services from within a service provider's network. The key elements of our strategy are:



- USE OUR ARCHITECTURE TO OFFER THIRD-PARTY SERVICES AND APPLICATIONS. The open architecture approach of the IPSX 9000 enables us to offer service providers the capability of using third-party software technologies. We currently offer several of these technologies from a number of software providers. Our goal is to continue developing relationships with additional third-party software providers to expand our portfolio of services.



- ESTABLISH OUR PLATFORM AS THE LEADING SOLUTION IN KEY MARKETS. We focus on achieving commercial acceptance of our products by customers representing various types of service providers to allow us to demonstrate and validate distinct applications. We believe that early success with these customers will better enable us to market our products to other similar service providers, which will enable us to establish our products as their primary service delivery platform.



- WORK CLOSELY WITH CUSTOMERS TO FACILITATE NEW SERVICES. We work closely with our customers to develop features to meet their complex and distinct needs. We believe that our customers' input and cooperation are essential to the design of our platform and its use in their networks.



- EXPAND SALES, DISTRIBUTION, SUPPORT AND SERVICE CAPABILITIES. We intend to rapidly expand our domestic and international sales and distribution capabilities. We have built a team of support and service professionals to assist our customers with the design, implementation and efficient operation of our platform within their networks.



- DEVELOP NEW TECHNOLOGIES AND PRODUCTS. We have developed a modular and scalable hardware and software architecture that we believe will allow us to rapidly develop future products and enhancements. We intend to continue our significant investment in research and development to create new technologies and products.



- PURSUE STRATEGIC ALLIANCES AND ACQUISITIONS. We intend to expand our products and services through selected acquisitions and alliances. These may include acquisitions of complementary products, technologies and businesses that enhance our technology leadership and product breadth. We also believe that working with companies that provide complementary products or services for intelligent data networks will assist us in bringing greater value to our customers.


                            PRODUCTS AND TECHNOLOGY

IP SERVICE DELIVERY PLATFORM


      In January 2000, we released our IPSX 9000 service processing switch and InVision service management system for general availability. We released our InGage customer network management software for customer trials in the second quarter of 2000 and anticipate releasing InGage for general availability in the fourth quarter of 2000.

      Our products are offered in various configurations and combinations depending on the size of the service provider and the specific service offerings. The IPSX 9000 processing switch comes with the operating system software already loaded. A network service provider may buy the IPSX 9000 processing switch with no additional software applications. However, the IPSX 9000 will often be ordered with the InVision service management system. The InGage software can be purchased at a later date as the service providers' customers request network management capability. Additional ISPX 9000 processing switches may also be purchased at a later date.



      The operating system software is loaded into the IPSX 9000 switch at the time of manufacture. As the product is fully functional at the time of shipment, no significant installation services are necessary once the product has been received at the customer's site.


      The list price for our IP service delivery platform ranges from $73,000 to several million dollars, depending on the hardware and software configuration.


IPSX 9000 SERVICE PROCESSING SWITCH



      Our IPSX 9000 service processing switch combines the functionality of high-performance networking hardware, distributed computing hardware and operating system software. It is designed to be installed in a service provider's facility and is the product from which services are delivered.



      Our platform is based on a computing architecture that allows distributed computing to occur simultaneously within a multi-processor system. This approach combines the computing power of multiple computer processors, or processing engines, to deliver the performance of a more powerful computing system.



      This approach, which is designed to be scalable, allows additional processing resources to be added as they are needed. Our architecture enables applications to be distributed among available processing resources. These processing resources are located within processing engines on printed circuit board assemblies, which we refer to as blades.


      IPSX HARDWARE ARCHITECTURE. The IPSX hardware architecture involves two key design elements, our chassis design and blade design, that create a modular and flexible platform. Our IPSX 9000 is shown below.

                                    DIAGRAM
This diagram contains an image of CoSine's IPSX 9000 box. The diagram indicates that the IPSX 9000 contains 13 front main system blade slots and 13 rear main system blade slots.


      Our chassis design provides a total of 26 slots for system blades, 13 in the front and 13 in the rear. This chassis currently supports four types of system blades:


- access blades -- interfaces to subscriber networks;

- trunk blades -- interfaces to the carrier backbone;


- processing blades -- multiple processing engines for service applications; and


- control blades -- processing for shelf management and administrative functions.


      Access, trunk and control blades can also support multiple processing engines for the delivery of services.



      We offer the following blades for the IPSX 9000:


ACCESS BLADES
2 Port DS-3 Channelized
2 Port DS-3 UnChannelized
3 Port E3 Channelized
2 Port E3 UnChannelized
1 Port OC-3c/STM-1 ATM
1 Port Fast Ethernet

TRUNK BLADES
2 Port DS-3 UnChannelized
2 Port E3 UnChannelized
1 Port OC-3c/STM-1 ATM
1 Port OC-3c/STM-1 POS
1 Port Fast Ethernet

PROCESSOR BLADES
4 Processor Service Blade

CONTROL BLADES
Control Blade with Fast Ethernet


      IPNOS SOFTWARE. Our operating system software, or IPNOS, is designed to provide:



- real-time processing, which allows the IPSX 9000 to perform its functions without significant delay;



- an object-oriented environment, which provides a simple framework for multiple instances of the same application to operate securely and independently;



- fault-tolerance, with the goal that if any component fails, a backup will immediately take its place with no loss of service; and



- distributed computing, which spreads applications and data over multiple processors at the same time.



      IPNOS combines the capabilities of real-time operating system software typically found in networking infrastructure products with the capabilities of large scale general-purpose computing operating system software typically found in large scale general-purpose computers and traditional servers. IPNOS is a distributed operating system designed to allow applications to easily take advantage of our processing capabilities.



      IPNOS is designed to support high-performance routing and data transmission. It also provides an application programming interface, or API, which is designed to allow applications to be adapted and transferred from traditional general-purpose operating systems, such as UNIX or Windows. Finally, IPNOS provides a framework for secure system communications.



INVISION SERVICE MANAGEMENT SYSTEM



      Our InVision service management system is a scalable network management software product that is designed to allow service providers to manage our IPSX 9000 platforms and the services being offered to their customers. It is designed to be installed in the service provider's network operations center and provides a broad range of management services for each application. It also enables service providers to develop templates and tools to facilitate the process of delivering new services.



      InVision is designed for scalability to meet the needs of the largest service provider networks and conforms to telecom industry network management standards. The InVision system runs on the Sun Solaris and Microsoft Windows NT operating systems. InVision also is designed to operate with network management systems from Hewlett-Packard Company, Concord Communications, Inc., VERITAS Software Corporation and Micromuse Inc.



INGAGE CUSTOMER NETWORK MANAGEMENT



      InGage is designed to be a scalable network management software product, allowing subscribers to securely manage their services through an interface that can be securely accessed through the internet. We expect InGage to enable a subscriber to remotely manage services without affecting the services of any other subscriber and monitor the usage of various services. We expect InGage to provide subscribers with the ability to activate various service capabilities directly without contacting the service provider. We anticipate releasing InGage, an optional enhancement to the IPSX 9000 and InVision, for general availability in the fourth quarter of 2000.

IPSX SERVICE APPLICATIONS


      A service provider can deliver a variety of service applications running on our platform based on individual subscriber needs. Our IP service delivery platform is designed to enable each service to be available independently and privately for each enterprise subscriber.



      Although we license many of our service applications from application software vendors, we have also developed several of our own enterprise subscriber service applications. We plan to continue to add new services developed internally as well as by third parties. The table below sets forth service applications available for use on our IP service delivery platform.



----------------------------------------------------------------------------------------------
                                                                    THIRD-PARTY-DEVELOPED
     APPLICATION CATEGORY              COSINE-DEVELOPED                   (LICENSOR)
----------------------------------------------------------------------------------------------
 Access Protocol                Cisco HDLC                      Frame Relay (Harris and
                                Ethernet VLAN -- 802.1Q         Jeffries)
                                Packet-Over-SONET               ATM (Trillium)
                                                                PPP (RouterWare)
----------------------------------------------------------------------------------------------
 Virtual Routing                Static Routing                  RIP V1/V2 (Epilog)
                                                                OSPF (Epilog)
                                                                BGP-4 (Epilog)
----------------------------------------------------------------------------------------------
 Security                       Network Address Translation     Proxy Firewall (Network
                                Packet Filter                   Associates)
                                Encryption                      IPSec (SSH)
----------------------------------------------------------------------------------------------
 Broadband and Dial             PPTP
   Aggregation                  PPPoATM
----------------------------------------------------------------------------------------------
 Emulation                      FRoIPSec
                                Virtual FR Switch
----------------------------------------------------------------------------------------------

                           SERVICE OFFERING EXAMPLES



      Our IP services delivery platform can provide the following network applications:



- enterprise virtual private network, or VPN, service;



- wholesale VPN service;



- secure broadband service;



- combined traditional and IP networking service; and



- frame relay transported over IP service.


                   ENTERPRISE VIRTUAL PRIVATE NETWORK SERVICE

                                   [DIAGRAM]
This diagram contains a cloud image labeled Enterprise ISP that contains one CoSine box labeled IPSX 9000 San Francisco and another box labeled IPSX 9000 New York. On the right and left sides of the cloud image, there are three boxes labeled customers. Solid lines show the point to point connections between each of the IPSX 9000s and the customers. Broken lines show the Encrypted IP Traffic that travels between the IPSX 9000s.


      Our platform is designed to enable service providers with IP backbone networks to offer their enterprise subscribers virtual private network, or VPN, services without the need for costly customer premises equipment. Using traditional connections, enterprise subscribers can access our IP service delivery platform located at their service provider's closest facility. Each IPSX 9000 acts as a private aggregation point for these connections and can provide secure routing services between all of a customer's sites within a virtual network.



      Service providers can install our platform at the edge of their networks to reduce the distance that must be traversed using costly traditional connections from each enterprise subscriber to the nearest service provider facility. Once the traffic reaches the IPSX 9000, our platform can provide encryption and authentication services. The traffic can then be securely transmitted less expensively over public IP networks or the internet.

                             WHOLESALE VPN SERVICE


                                   [DIAGRAM]
This diagram contains a network cloud labeled Wholesale ISP that contains one box labeled IPSX 9000 San Francisco and one box labeled IPSX 9000 New York. On the right and left sides of the cloud image, there are three boxes labeled customers. Dotted lines show the Encrypted IP Traffic that travels from customers to each of the IPSX 9000 boxes. Small clouds that represent Multiple Regional ISPs intercept each of the dotted lines. Broken lines show the Encrypted IP Traffic that travels between the IPSX 9000 boxes.



      A wholesale ISP, which provides wholesale VPN and other services to regional ISPs, can use our IP service delivery platform to offer these regional ISPs services for resale to their subscribers. Currently, ISPs using CPE-based encryption cannot easily offer network-based services because traffic is encrypted on the customer's premises before being sent to the network. Once encrypted by the customer, the service provider cannot interpret the contents of the packet and, as a result, cannot layer on any services.



      When CPE-based encrypted traffic from a customer site is directed by the regional ISP to our IPSX 9000 within the wholesale ISP's network, the wholesale ISP can decrypt the traffic and offer services on behalf of regional ISPs. The wholesale ISP can then re-encrypt the traffic and forward it to its next destination. This allows the regional ISP to offer a wide range of services to its customers from the wholesale ISP's network in a cost-effective, scalable manner.

                            SECURE BROADBAND SERVICE


                                    DIAGRAM

This diagram contains a CoSine IPSX 9000 box connected to 9 house icons representing telecommuters, each of which is connected to one of three icons labeled DSL Equipment. On the right side of the diagram, there is a cloud image labeled Frame Relay, ATM or IP that connects to three images labeled ISPs.


      Broadband local access carriers installing digital subscriber line, or DSL, cable modem or broadband wireless data services control consumer and business access to the internet and other data networks. These carriers are very often in the position of providing wholesale broadband access to their service provider customers. We believe that wholesale broadband connectivity is becoming a commodity, and these data carriers are seeking ways to lower costs of providing this connectivity and to increase revenues through services. Our platform is designed to enable broadband data carriers to provide traffic aggregation and service switching. Additionally, our platform potentially lowers the cost of operation for carriers by allowing them to transport the aggregated traffic over IP networks instead of using traditional connections to reach their wholesale customers.



      In addition to potential cost savings, our platform gives data carriers and their service provider customers several new revenue-generating opportunities.

                 COMBINED TRADITIONAL AND IP NETWORKING SERVICE



                                   [DIAGRAM]
This diagram contains a CoSine IPSX 9000 box at the center. To the left of the CoSine IPSX 9000 box there are two lines. The top line is connected to an icon labeled New Remote Office, and the bottom line is connected to an icon labeled Telecommuter, and each passes through another CoSine IPSX 9000 box that connects back to the center box. To the right of the center IPSX 9000 box there are three lines. Each line is connected to an icon labeled a Remote Office and ends at the center box.



      Many traditional domestic and international carriers have invested in frame relay and asynchronous transfer mode, or ATM, network equipment. Frame relay is a data communications service which puts data into variable-sized units for transmission, while ATM is a communications switching technology which organizes data into standard-sized units for transmission. We believe that these networks and the enterprises using them will continue to grow. Large enterprise customers using these networks generally cannot afford to quickly migrate their entire organization to a new IP-based network. Our platform is designed to enable traditional service providers to use their frame relay or ATM networks to emulate IP networks and offer network-based services. We believe that this will enable service providers to pursue revenue opportunities from new services using their significant investments in equipment.

                        FRAME RELAY TRANSPORTED OVER IP



                                   [DIAGRAM]
This diagram shows the connection between a Remote Office icon and a Headquarters icon. The Remote Office icon is connected to a CoSine IPSX 9000 box that connects to another CoSine IPSX 9000 box that connects to Headquarters. Between the IPSX 9000s is a network cloud image through which the encrypted frame relay transported over IP data is transmitted.



      We believe that IP service providers will sometimes need to offer services enabling frame relay traffic to be transported over IP. We believe that these service providers are likely to continue to have customers that need to use traditional services to transport many traditional protocols, such as Novell, Inc.'s IPX. Although we believe that these services will not grow as quickly as next generation services, Frame relay connections are likely to continue to grow with the volume of traffic from large enterprises. Our IPSX 9000 is designed to permit frame relay traffic to be carried without requiring an IP-based carrier to invest in any frame relay equipment.

                                   CUSTOMERS


      As of April 28, 2000, we have received orders for our products and services from Qwest Communications, Nissho Electronics, Internet Initiative Japan, BroadBand Office, AduroNet and American MetroComm. Although we have received a purchase order from American MetroComm, it is contingent on American MetroComm's receipt of financing, which has not yet been obtained. There can be no assurance that American MetroComm will purchase the products ordered.


                              SALES AND MARKETING


      We sell our products primarily through our direct sales organization, which we intend to complement with resellers that target specific countries and international partners. At March 31, 2000, we had 37 people in our sales and marketing organization.


DIRECT SALES

      Our North American direct sales organization is divided into western, central, and eastern regions and concentrates on network service providers offering IP-based services. Territory sales managers cover specified geographies, and account managers focus on large individual customers. Both types of sales managers work with our global sales and support organization systems engineers to provide customers with network design and buildout proposals. Sales and account managers are directed by regional vice presidents in the western, central and eastern regions who report directly to the vice president of worldwide sales.


      As part of our direct selling model, we use our field sales, engineering, and executive personnel to establish multiple contacts within a potential customer's business organization. We believe that maintaining ongoing customer relationships with key individuals in a customer's engineering, operations, marketing and executive departments is important to our success.


INTERNATIONAL SALES AND RESELLERS

      We believe that to effectively market our products in other countries, we need to use local sales organizations that understand the business and network environment in their countries. We expect that the international sales organizations and resellers that we are selecting will enhance our ability to sell our products in complex international environments and provide high quality support for our foreign customers.


                          CUSTOMER SERVICE AND SUPPORT



      Customer service and support play a key role in ensuring our customers' success in using the IP services delivery platform. The goal of our service organization is to enable service providers to generate sustainable new revenues in a short period of time. We seek to achieve this goal by providing a comprehensive set of service offerings ranging from professional services targeted at network architecture, design, and installation to product support. Our support offerings include hardware and software warranty services, access to our technical assistance center, on-site network engineers, and technical information and assistance.


      Our professional services include consulting offerings designed to support service providers from initial planning through implementation and ongoing operation. Our network engineers and consultants are skilled in network design and architecture, virtual private network technologies, IP security, IP routing protocols and network performance and availability.

      As of March 31, 2000, we had 24 employees in customer service and support, with the majority located at our Redwood City, California corporate headquarters.

                            RESEARCH AND DEVELOPMENT


      We have a team of skilled engineers with extensive experience in designing:



      - scalable internet software;



      - high performance computing platforms;

      - application specific integrated circuits with advanced packaging technologies;



      - network communications protocols;



      - internet security protocols;



      - internet firewalls;



      - managed network services;



      - operating system design; and



      - network management software.



      These individuals have come from data networking, computer systems, computer security and telecommunications companies.


      Our research and development group is organized into teams that work on multiple generations of products. We seek to offer our customers new products as they are needed, as well as enhancements to existing products.


      We plan to enhance our core technology and develop additional applications for our IP service delivery platform. We are dedicating substantial resources to the development of new features for the IPSX 9000. We are currently in the design phase of these features and expect a minimum nine to 12 month development cycle.



      Our research and development efforts are driven by the availability of new technology, market demand and customer feedback. We have invested significant time and resources in creating a structured process for undertaking all product development projects. Following an assessment of market demand, our research and development team develops a set of functional product specifications based on input from the product management, sales, and service organizations. This process is designed to provide a framework for defining and addressing the steps, tasks, and activities required to bring product concepts and development projects to market.



      We work closely with our customers to determine the features and functionality they want from our products. We use their feedback to define and prioritize our product development efforts. To further the development of additional applications for our IP service delivery platform, we intend to continue working with current and potential customers to develop products that address the needs of the market.



      At March 31, 2000, we had 144 employees in our research and development group.



      Our research and development expenses totaled $27.3 million in 1999, $7.4 million in 1998, and $87,000 for the period from incorporation to December 31, 1997.


                                 MANUFACTURING


      We outsource manufacturing to three contract manufacturers: Solectron, SMTC Manufacturing and Sonic Manufacturing. These suppliers procure material and assemble and test all printed circuit boards and chassis assemblies used in our products. These printed circuit boards and chassis assemblies are delivered to our Redwood City, California facilities, where we perform the final testing, packaging and shipping. Our manufacturers produce our products within 30 miles of our Redwood City facilities. All manufacturing is done on a purchase order basis. We anticipate that Solectron will provide additional manufacturing services through systems integration, test and direct shipment to our customers by the end of 2000.



      We believe that our use of outsourced manufacturing minimizes the space and inventory investment needed for manufacturing operations and enables us to:


- adjust manufacturing volumes quickly to meet changes in customer demand;

- focus on production planning and key commodity management; and

- take advantage of the purchasing power of our contract manufacturers.


      At March 31, 2000, we had 25 employees in our manufacturing operations group.

                                  COMPETITION


      The networking equipment business is extremely competitive, with numerous vendors offering products that enhance the functionality of a service provider's network. Because our IP service delivery platform enables a broad suite of services, our capabilities place us in direct competition with a variety of networking equipment vendors who can offer specific products addressing these customer needs.



      In specific service areas, our competitors include Alcatel, Cisco, Lucent, Nortel, Siemens and Spring Tide, which market and sell products offering virtual private network capabilities and firewall solutions. These competitors and other new entrants are developing new infrastructure solutions for use within a service provider's network.



      We also compete with companies that provide traditional enterprise products because our IP service delivery platform may reduce the need for these products. These vendors include Check Point Software Technologies, Ltd. and AXENT Technologies, Inc. for firewalls, and VPNet Technologies, Inc. and RedCreek Communications, Inc. for virtual private network encryption. Although we believe no single competitor is dominant in the market, we believe our single largest competitor is Nortel, which produces the Shasta Network application. Nortel has significant market penetration and sales strength.



      Many of these companies, particularly the large public companies, have substantially greater financial, marketing and development resources. Many of them have existing relationships with network service providers, which will make it more difficult for us to sell our products to those customers. Some competitors may seek to use intellectual property rights to limit our ability to compete.



      We believe that the principal methods of competition in these markets are product performance, reliability, expandability and the ability of a product to deliver cost-effective results. We believe that to be competitive in these markets, we must deliver products that:



- provide extremely high network reliability;



- provide high performance capabilities;



- scale easily and efficiently with minimum disruption to the network;



- operate with existing network designs and equipment vendors;



- reduce the complexity of the network by decreasing the need for multiple layers of equipment;



- provide a cost-effective solution for service providers; and



- are supported by responsive customer service and support.



      We believe that positive factors pertaining to our competitive position include our technology, the expertise of our research and development personnel, our service and support organization and our intellectual property rights. We believe that negative factors pertaining to our competitive position include our relative newness in the market and the fact that some of our competitors have large financial resources available to promote sales of their products and to develop products more directly competitive with ours.



                             INTELLECTUAL PROPERTY



      Our IPNOS software, InVision service management system and InGage customer network management system were developed internally and are protected by United States and foreign copyright laws. Our IP service delivery platform system architecture and hardware were developed internally, and we own all rights to the core interfaces and protocols between subsystems.

      Although we rely on copyright, trade secret and trademark law to protect our intellectual property, we believe that the technological and creative skills of our personnel, new product developments and frequent product enhancements are essential to maintain our technology leadership.


      We license software from network software application companies for integration into our IP service delivery platform. These licenses are terminable after a specified period or upon the occurrence of specified events. If one or more of these licenses is terminated, we may need to locate and incorporate alternative software providing comparable services to the customer.


      Our success will depend upon our ability to obtain necessary intellectual property rights and protect our intellectual rights. We cannot be certain that we will be able to obtain the necessary intellectual property rights or that other parties will not contest our intellectual property rights.

                               LEGAL PROCEEDINGS

      We are not subject to any material legal proceedings.

                                   EMPLOYEES


      At March 31, 2000, we had 275 full-time employees, 144 of whom were engaged in research and development, 37 in sales and marketing, 24 in customer support, 45 in general corporate, finance and administration, and 25 in manufacturing. None of our employees is represented by a labor union. We have not experienced any work stoppages, and we consider our relations with our employees to be good.



                                   FACILITIES



      We lease approximately 96,800 square feet at our corporate headquarters located in Redwood City, California under leases which expire in December 2011. Although we believe that our facilities are adequate to meet our current requirements, we expect that by the end of 2000 we will need additional space to accommodate our growth.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The table below sets forth information about our executive officers and directors as of May 31, 2000.



         NAME            AGE                             POSITION
         ----            ---                             --------
Dean E. G. Hamilton....  37    President, Chief Executive Officer and Director
Steve Goggiano.........  47    Executive Vice President and Chief Operating Officer
Craig B. Collins.......  45    Chief Financial Officer
Bill Ferone............  55    Executive Vice President, Global Services and Support
Lianghwa Jou...........  39    Executive Vice President and Chief Technology Officer
Michael Nielsen........  38    Senior Vice President of Engineering
Jill Bresnahan.........  37    General Counsel and Secretary
Larry Jackson..........  37    Vice President of Worldwide Sales
Vinton G. Cerf.........  56    Director
Donald Green...........  68    Director
Glenn Hartman..........  42    Director
R. David Spreng........  38    Director






      Dean E. G. Hamilton has served as president, chief executive officer and has been a director of CoSine since founding CoSine in April 1997. From August 1996 to November 1997, Mr. Hamilton was the general manager of the carrier signaling infrastructure business unit at Ascend Communications, Inc., a telecommunications company. From April 1995 to August 1996, Mr. Hamilton was co-founder, chief executive officer, and president of Subspace Communications, a telecommunications company, which was acquired by Ascend.



      Steve Goggiano has served as chief operating officer since joining CoSine in December 1999. Before joining CoSine, Mr. Goggiano held various positions at SGI, formerly known as Silicon Graphics, Inc., a provider of computing systems and software, from 1989 to 1999. These positions included senior vice president/general manager of SGI's server and supercomputer division, and senior vice president of worldwide manufacturing and customer service. Mr. Goggiano holds a B.S. in business from San Jose State University.



      Craig B. Collins has served as chief financial officer since joining CoSine in May 2000 and served as secretary during May 2000. From February 2000 to May 2000, Mr. Collins was vice president of corporate finance and strategic planning at JDS Uniphase, a provider of fiberoptic components and, from September 1997 to February 2000, he was vice president and chief financial officer of Optical Coating Laboratory, Inc., which was acquired by JDS Uniphase in February 2000. From December 1993 to June 1996, Mr. Collins was senior vice president of finance and chief financial officer at Nestle Beverage Co. Mr. Collins holds a B.B.A. in quantitative methods and an M.S. in public and business administration from the University of Oregon.



      Bill Ferone has served as the executive vice president of global services and support since joining CoSine in July 1999. Before joining CoSine, Mr. Ferone was senior vice president of service at Nortel Networks from April 1998 to July 1999. He served as vice president and later as senior vice president of customer service at Amdahl Corporation, a wholly-owned subsidiary of Fujitsu Limited that is a provider of integrated computing services, from January 1991 to April 1998. Mr. Ferone holds a B.S. in business from the University of Cincinnati.



      Lianghwa Jou is a co-founder of CoSine and has served as chief technology officer since November 1999 and served as the vice president of engineering from November 1997 through October 1999. Mr. Jou worked as a director of engineering at Ascend Communications from July 1996 to September

1997. From March 1995 through June 1996, Mr. Jou was the vice president of engineering and a co-founder of Subspace Communications. He holds a B.S.E.E. from National Chiao Tung University and an M.S. in computer science from Indiana University.



      Michael Nielsen has served as senior vice president of engineering since joining CoSine in October 1999. From July 1992 to September 1999, Mr. Nielsen held various positions at SGI, formerly known as Silicon Graphics, Inc., most recently as vice president of engineering for the workstation division. Mr. Nielsen holds a B.S., an M.S. and a Ph.D. in electrical engineering from Stanford University.



      Jill Bresnahan has served as general counsel since joining CoSine in March 2000 and as secretary since May 2000. From July 1996 to March 2000, Ms. Bresnahan was senior division counsel for SGI. From December 1990 to July 1996, Ms. Bresnahan was technology counsel for Cray Research, a provider of computing systems, until it was acquired by SGI. Ms. Bresnahan holds a B.S. in finance from St. Cloud State University and a J.D. from Hamline University.



      Larry Jackson has served as vice president of sales since joining CoSine in June 1998. From January 1997 to March 1998, Mr. Jackson served as vice president of sales for Europe, the Middle East and Africa, and before that as vice president of sales for Japan and the Pacific Rim, at Ascend Communications. Mr. Jackson holds a B.S. in computer science from the University of California, Santa Barbara.



      Vinton G. Cerf has served as a director of CoSine since April 2000. Dr. Cerf has served as the senior vice president for internet architecture and technology for MCI WorldCom Corporation, a telecommunications company, since September 1998. From January 1996 to September 1998, Dr. Cerf was the senior vice president for internet architecture and engineering at MCI Communications Corporation, a telecommunications company. Dr. Cerf was senior vice president for data architecture at MCI Telecommunications Corporation, a telecommunications company, from February 1994 to December 1995. Dr. Cerf is also a director of Avanex Corporation, a supplier of fiber optic-based products, and Nuance Communications, Inc., a speech recognition software company. Dr. Cerf holds a B.S. in mathematics from Stanford University and M.S. and Ph.D. degrees in computer science from the University of California, Los Angeles.



      Donald Green has served as a director of CoSine since June 1999. Mr. Green was a co-founder of Advanced Fibre Communications, Inc., a provider of multi-service access solutions for the telecommunications industry, and has served as its chairman of the board since May 1999, and served as chief executive officer from May 1992 to May 1999. Mr. Green is also a director of TCSI Corporation, a software company. Mr. Green holds a higher national certificate in electrical engineering from Willesdon Technical College.



      Glenn Hartman has served as a director of CoSine since its incorporation in April 1997. Mr. Hartman has served as the managing general partner of Falcon Capital, LLC, a private equity investment company, since September 1995. Mr. Hartman was the co-founder of Apex Data Inc., a manufacturer of telecommunication computer peripheral products, and served as its chief executive officer from June 1992 until September 1995. Mr. Hartman is also a director of Digital Courier Technologies, Inc., a provider of payment processing services to merchants and financial institutions, and two private organizations. Mr. Hartman holds a B.A. in economics from the University of California at Los Angeles.



      R. David Spreng has served as a director of CoSine since December 1998. Mr. Spreng has served as the managing general partner of Crescendo Venture Management, LLC since September 1998. Mr. Spreng served as president of IAI Ventures, Inc. from March 1996 to September 1998 and served in various capacities at Investment Advisers, Inc. since 1989. Mr. Spreng is also a director of Allied Riser Communications Corporation, a broadband communications services provider, and Tut Systems, Inc., a developer of multi-service broadband access systems. Mr. Spreng holds a B.S. in finance and accounting from the University of Minnesota.

                               BOARD OF DIRECTORS



      Our board of directors consists of five authorized members. Upon completion of this offering, our certificate of incorporation will provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms, so that a portion of our board of directors will be elected each year.



      To implement the classified structure, before the completion of the offering, two of the nominees to the board will be elected to a one-year term, one will be elected to 2-year terms and two will be elected to three-year terms. Afterwards, directors will be elected for 3-year terms. Messrs. Hartman and Spreng have been designated Class I directors, whose terms expire at the 2001 annual meeting of stockholders. Mr. Hamilton has been designated a class II director, whose term expires at the 2002 annual meeting of stockholders. Messrs. Green and Cerf have been designated class III directors, whose terms expire at the 2003 annual meeting of stockholders. This classification of the board of directors may delay or prevent a change in control of us or our management.


      Executive officers are appointed by the board of directors on an annual basis and serve until their successors have been elected and qualified. There are no family relationships among any of our directors, officers, or key employees.

BOARD COMMITTEES

      We established an audit committee and a compensation committee in January 1999.


AUDIT COMMITTEE. The audit committee consists of Messrs. Hartman, Green and Spreng. The audit committee:



- reviews our internal accounting procedures;



- consults with and reviews the services provided by our independent accountants; and



- makes recommendations to the board of directors about selecting independent accountants.



      COMPENSATION COMMITTEE The compensation committee consists of Messrs. Hartman, Green and Spreng. The compensation committee reviews and recommends to the board of directors the salaries, incentive compensation and benefits of our officers and employees, including stock compensation and loans, and administers our stock plans and employee benefit plans.



      Mr. Green purchased series D preferred stock from us on September 17, 1999. Please see "Related Party Transactions" for a discussion of our Series D preferred stock financing.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


      None of the members of the compensation committee is, or has ever been at any time since our incorporation, one of our officers or employees or an officer or employee of any of our subsidiaries. No member of the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more of our executive officers serving as a member of our board of directors or compensation committee.


DIRECTOR COMPENSATION


      MEETING FEES. Upon completion of this offering, we will begin paying fees to our non-employee directors for their services as directors. Each non-employee director will receive $1,000 for attending a board meeting in person, $500 for attending a committee meeting in person, and $250 for attending a board or committee meeting by telephone. We do not compensate directors for committee meetings held in conjunction with a board meeting. We reimburse directors for their expenses for attending board and committee meetings.



      STOCK PLANS. Each non-employee director who is first appointed or elected after our initial public offering will automatically receive under our 2000 director option plan an option to acquire 80,000 shares of our common stock. The initial options vest in four equal annual installments. Under the director plan, each non-employee director in office for at least six months before each annual meeting of stockholders will receive an additional option to acquire 20,000 shares of our common stock. These options will vest on the fourth anniversary of the date of grant.



      We may grant directors options or restricted stock under our 1997 stock plan and, upon the completion of this offering, under our 2000 stock plan. Directors who are our employees are eligible to participate in our 2000 employee stock purchase plan. Non-employee directors have received option grants as listed in this table. All of these options vest over four years from the date of grant.



                                                                        EXERCISE    NO. OF
                        NAME                           DATE OF GRANT     PRICE      SHARES
                        ----                           -------------    --------    -------
Donald Green.........................................    July 1999       $0.545     160,476
Vinton G. Cerf.......................................   April 2000       $ 9.50      80,000



TECHNICAL ADVISORY BOARDS



      We have technical advisory boards for both our U.S. operations and our international operations. These boards advise us on the performance of our current and future services and products in relation to client needs. These boards advise us on engineering issues related to our products. Our U.S. board is comprised of seven members, and our international board is comprised of two members.


LIMITATIONS ON DIRECTORS' AND OFFICER'S LIABILITY AND INDEMNIFICATION


      DELAWARE LAW. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:


- any breach of their duty of loyalty to the corporation or its stockholders;

- acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

- unlawful payments of dividends or unlawful stock repurchases or redemptions;
  or

- any transaction from which the director derived an improper personal benefit.


This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.



      INDEMNIFICATION UNDER OUR CERTIFICATE OF INCORPORATION AND BYLAWS. Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law. We also have the power to indemnify other employees and agents to the extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence of indemnified parties. Our bylaws permit us to maintain insurance covering our officers, directors, employees or other agents for any liability arising out of their actions in our service, regardless of whether applicable laws would permit indemnification.



      INDEMNIFICATION AGREEMENTS. We intend to enter into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our bylaws. These agreements provide for indemnification of our directors and officers for expenses including attorneys' fees, judgments, fines and settlement amounts incurred in any action or proceeding, including any action by us or on our behalf. Indemnifiable actions must arise out of a director's or officer's service for us, any subsidiary, or other companies or enterprises if done so at our request. These indemnification agreements also provide that we will pay any taxes imposed on our officers and directors due to our payments to them under the agreement.



      We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. No litigation or proceeding involving any of our directors, officers or employees is pending in which indemnification is sought, and we are unaware of any threatened litigation that may result in claims for indemnification.

                             EXECUTIVE COMPENSATION


      SUMMARY COMPENSATION TABLE. The table below summarizes the compensation earned for services provided to us in all capacities for the fiscal year ended December 31, 1999 by our chief executive officer and our two next most highly compensated executive officers, who we refer to as the named executive officers, who earned more than $100,000 in salary and bonus during the fiscal year ended December 31, 1999:


                           SUMMARY COMPENSATION TABLE


                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                                                ------------
                                                         ANNUAL COMPENSATION     SECURITIES
                                                        ---------------------    UNDERLYING
         NAME AND PRINCIPAL POSITION            YEAR    SALARY($)    BONUS($)    OPTION(#)
         ---------------------------            ----    ---------    --------    ----------
Dean E. G. Hamilton...........................  1999    $169,231       $--        400,000
  President, Chief Executive Officer and
  Director
Larry Jackson.................................  1999     149,999        --         66,678
  Vice President of Sales
Lianghwa Jou..................................  1999     138,078        --        250,000
  Chief Technology Officer

      OPTION GRANTS IN LAST FISCAL YEAR. This table provides information about the stock options granted to the named executive officers during the fiscal year ended December 31, 1999. All of these options were granted under our 1997 stock plan and have a term of ten years. An option may terminate earlier if the option holder stops providing services to us.



      We granted options to purchase 12,604,225 shares of our common stock in 1999. The percentage of total options in the table below was calculated based on options to purchase an aggregate of 12,151,246 shares of our common stock granted to our employees in 1999.



      Options were granted at an exercise price that we believed represented the fair value of our common stock, as determined in good faith by our board of directors. After our initial public offering process began, we reevaluated the fair value of our common stock at March 2000.


      The potential realizable values are net of exercise price, but before taxes for exercise. The potential realizable values are based on assumed rates of stock appreciation of 0%, 5% and 10%, compounded annually. The assumed rates are set by the Securities and Exchange Commission and do not represent our estimate of our future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock.


                       OPTION GRANTS IN LAST FISCAL YEAR


                           NUMBER OF          % OF                                                 POTENTIAL REALIZABLE VALUE
                          SECURITIES         TOTAL                                                  AT ASSUMED ANNUAL RATES
                          UNDERLYING        OPTIONS       EXERCISE       FAIR                      OF STOCK APPRECIATION FOR
                            OPTIONS        GRANTED TO      OR BASE     VALUE ON                           OPTION TERM
                            GRANTED        EMPLOYEES        PRICE     THE DATE OF   EXPIRATION   ------------------------------
         NAME                 (#)        IN FISCAL YEAR    ($/SH)        GRANT         DATE       0% ($)     5% ($)    10% ($)
         ----            -------------   --------------   ---------   -----------   ----------   --------   --------   --------
Dean E. G. Hamilton....     400,000           3.29%        $0.2250       $0.36        3/16/09    $ 54,000   $144,562   $283,493
Larry Jackson..........      64,678           0.53          0.15          0.36        3/10/09      13,582     28,226     50,690
                              2,000           0.02          1.00          4.03       10/19/09       6,060     11,129     18,905
Lianghwa Jou...........     250,000           2.06          0.15          0.31        2/13/09      40,000     88,740    163,512

      AGGREGATE OPTION EXERCISES AND OPTION VALUES. The following table sets forth information about the named executive officers concerning option exercises for the fiscal year ended December 31, 1999, and exercisable and unexercisable options held as of December 31, 1999.



      The value realized is based on the fair value of our stock as re-determined by the board of directors after our initial public offering process began, minus the exercise price, multiplied by the number of shares issued upon exercise of the option.



      The value of unexercised in-the-money options at fiscal year-end is based on an assumed initial public offering price of $14.00 per share minus the actual exercise price of the option, multiplied by the number of shares underlying the option.



         OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES



                                                           NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                          SHARES                           OPTIONS AT FY-END(#)                 FY-END($)
                        ACQUIRED ON        VALUE        ---------------------------    ----------------------------
         NAME           EXERCISE(#)   REALIZED($)(1)    EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
         ----           -----------   ---------------   -----------   -------------    -----------    -------------
Dean E. G. Hamilton...         --       $       --         400,000(1)      --          $5,510,000          --
Larry Jackson.........    645,400        2,712,188              --         --                  --          --
Lianghwa Jou..........         --               --         250,000(2)      --          $3,462,500          --


---------------


(1) Options for 75,000 shares were vested at December 31, 1999.



(2) Options for 52,083 shares were vested at December 31, 1999.


                                  STOCK PLANS

1997 STOCK PLAN


      ADOPTION AND SHARES RESERVED. Our 1997 stock plan was adopted by our board of directors and by our stockholders in October 1997. At March 31, 2000, the maximum number of shares that may be issued under the 1997 plan was 27,620,000 shares of our common stock.



      OPTIONS. As of March 31, 2000, options to purchase 8,319,705 shares of our common stock were outstanding under the 1997 plan, with a weighted average exercise price of approximately $2.06 per share. We expect that upon the adoption of the 2000 stock plan that no further options will be granted under the 1997 plan. However, its provisions will still govern outstanding options issued under the 1997 plan. Our 1997 plan provides for the grant of incentive stock options as defined in Section 422 of the Internal Revenue Code to our employees, and for the grant of nonstatutory stock options to our employees, directors and consultants. An incentive stock option means an option granted to a company's employee if:



- the option is granted under a plan approved by the stockholders of the company within 12 months before or after the plan is adopted;



- the option is granted within 10 years from the earlier of the date the plan is adopted or the date the plan was approved by the stockholders;



- the option is not exercisable after 10 years from the date of grant;



- the option price is at least 100% of the fair market value of the underlying stock on the date of grant; and



- the option holder, at the time the option is granted, does not own stock equal to 10% or more of the total combined voting power of all classes of stock of the company.



      ADJUSTMENTS UPON MERGER OR ASSET SALE. Our 1997 plan provides that if we merge with or into another corporation or sell all or substantially all of our assets, the successor corporation will assume or substitute each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted, the administrator will provide notice to holders of options and stock purchase rights that they have the right to exercise options or stock purchase rights for all of the shares subject to the options or stock purchase rights, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The options or stock purchase rights will terminate upon the expiration of the 15-day period.


2000 STOCK PLAN


      ADOPTION AND SHARES RESERVED. In May 2000, our board of directors adopted the 2000 stock plan, and we will submit the 2000 plan to our stockholders for approval before completion of this offering. The 2000 plan provides for the grant of incentive stock options, to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants.



      If this offering is completed, 2,500,000 shares of common stock plus the number of shares then reserved and unissued under our 1997 stock plan will be reserved for issuance under the 2000 stock plan. At March 31, 2000, 8,231,226 shares of our common stock were reserved for issuance under the 1997 plan, of which no options were issued and outstanding as of that date. In addition, any shares of common stock that are subsequently returned to the 1997 plan because of termination of options or our repurchase of shares previously issued under that plan will be reserved for issuance under the 2000 plan. The 2000 plan provides for annual increases in the number of shares available for issuance on the first day of each fiscal year, beginning with our fiscal year 2001, equal to the lesser of:



- 12,500,000 shares;



- 5% of the outstanding shares of common stock on the first day of our fiscal year; or


- an amount determined by our board of directors.


      ADMINISTRATION. Our board of directors or a committee of our board administers the 2000 plan. If the options are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, a committee of two or more outside directors within the meaning of Section 162(m) will administer the 2000 plan. The administrator has the power to determine the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options and the form of consideration payable upon exercise.



      EXERCISE PRICE. The administrator determines the exercise price of options granted under the 2000 plan, but for nonstatutory stock options intended to qualify as performance-based compensation under Section 162(m) and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years and the administrator determines the term of all other options.



      No person may be granted an option to purchase more than 2,000,000 shares in any fiscal year. For his initial service, a person may be granted an additional option to purchase up to 8,000,000 shares.



      TERMINATION OF EMPLOYMENT. After termination of one of our employees, directors or consultants, the person may exercise an option for the period of time stated in the option agreement. In the absence of a period of time in the option agreement, the option will remain exercisable for 12 months if termination is due to death or disability. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.



      REPURCHASE OPTION. The administrator determines the exercise price of stock purchase rights granted under our 2000 plan. Unless the administrator determines otherwise, a restricted stock purchase agreement will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason including death or disability. The purchase price for shares we repurchase will generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The administrator determines the rate at which our repurchase option will lapse.


      NON-TRANSFERABILITY OF OPTIONS. Our 2000 plan generally does not allow for the transfer of options or stock purchase rights and only the holder of an option or stock purchase right may exercise the option or stock purchase right during the holder's lifetime.



      ADJUSTMENTS UPON MERGER OR ASSET SALE. Our 2000 plan provides that if we merge with another corporation or sell all or substantially all of our assets, the successor corporation will assume or substitute each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted, the administrator will provide notice to holders of options and stock purchase rights that they have the right to exercise the options or stock purchase rights for all of the shares subject to the options or stock purchase rights, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The options or stock purchase rights will terminate upon the expiration of the 15-day period.



      AMENDMENT AND TERMINATION. Our 2000 plan will automatically terminate in 2010, unless we terminate it sooner. Our board of directors has the authority to amend, suspend or terminate the 2000 plan provided it does not adversely affect any option previously granted under it.


2000 EMPLOYEE STOCK PURCHASE PLAN


      ADOPTION AND SHARES RESERVED. In May 2000, our board of directors adopted the 2000 employee stock purchase plan, and we will submit the purchase plan to our stockholders for approval before completion of this offering.



      If this offering is completed, a total of 2,500,000 shares of common stock will be reserved for issuance under the purchase plan, plus annual increases equal to the lesser of:



- 5,000,000 shares,



- 2% of the outstanding shares on that date, or



- an amount determined by our board of directors.



      OFFERING PERIODS. The purchase plan contains consecutive six month offering and purchase periods. The offering periods generally start on the first trading day on or after May 15 and November 15 of each year, except for the first offering period which begins on the first trading day on or after the effective date of this offering and ends on the last trading day on or after May 15, 2002.



      ELIGIBILITY. Employees are eligible to participate if they are employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who:



- immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or



- whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock for each calendar year may not be granted an option to purchase stock under this plan.


      OPTION TERMS. The purchase plan permits participants to purchase common stock through payroll deductions of up to 10% of the participant's compensation. Compensation includes the participant's base gross earnings and commissions but is exclusive of payments for overtime, shift premium payments, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single purchase period is 5,000 shares.


      Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the purchase plan is 85% of the lower of the fair market value of the common stock:



- at the beginning of the offering period; or



- at the end of the purchase period.


Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.


      NON-TRANSFERABILITY OF OPTIONS. Rights granted under the purchase plan are not transferable by a participant other than by will, the laws of descent and distribution or as otherwise provided under the plan.



      ADJUSTMENTS UPON MERGER OR ASSET SALE. The purchase plan provides that if we merge with another corporation or sell all or substantially all our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set. The purchase plan will terminate automatically in 2010, unless terminated earlier. The board of directors has the authority to amend or terminate the purchase plan, except that the board of directors may not adversely affect any outstanding rights to purchase stock under the purchase plan. The board of directors has the exclusive authority to interpret and apply the provisions of the purchase plan.



2000 DIRECTOR OPTION PLAN



      ADOPTION AND INITIAL RESERVE. In May 2000, our board of directors adopted the 2000 director option plan, and we will submit the director plan to our stockholders for approval before completion of this offering.



      If this offering is completed, a total of 400,000 shares of common stock will be reserved for issuance under the director plan, plus annual increases equal to the lesser of:



- the number of shares granted under the director plan during our last fiscal year; or



- an amount determined by our board of directors.



      No awards will be made under the director plan until completion of this offering. The purpose of the director plan is to attract and retain the best available non-employee directors and to provide them additional incentives to promote the success of our business.



      OPTIONS. The director plan will automatically grant an option to purchase 80,000 shares of common stock to each non-employee director appointed or elected after this offering is completed. The director plan also provides that each non-employee director who has been a member of our board of directors for at least six months before the date of our annual stockholders' meeting will receive automatic annual grants of options to acquire 20,000 shares of our common stock.



      The options will have an exercise price per share equal to the fair market value of our common stock at the date of grant and will have a term of ten years. Initial options vest and become exercisable in four equal annual increments. Later options vest and become exercisable on the fourth anniversary of the date of grant.



      ADJUSTMENTS UPON MERGER OR ASSET SALE. If we merge with another corporation or sell all or substantially all of our assets, the successor corporation will assume or substitute each option. If assumption or substitution occurs, the options will continue to be exercisable according to the same terms as before the merger or sale of assets. Following assumption or substitution, if a non-employee director is terminated other than by voluntary resignation, the option will become fully exercisable and generally will remain exercisable for a period of three months. If the outstanding options are not assumed or substituted for, our board of directors will notify each non-employee director that he or she has the right to exercise the option for all shares subject to the option for a period of 30 days following the date of the notice. The option will terminate upon the expiration of the 30-day period.

      EXERCISE OF OPTIONS. Options granted under the director option plan must be exercised within three months of the end of the non-employee director's tenure as a member of our board of directors, or within 12 months after a non-employee director's termination by death or disability, provided that the option does not terminate by its terms earlier.



      AMENDMENT AND TERMINATION. Our director option plan, unless earlier terminated, terminates automatically in 2010. Our board of directors may amend, suspend or terminate the plan, unless stockholder approval of an amendment is required by law or the action impairs an outstanding option, requiring the option holder's consent previously granted under the plan, unless agreed to by the affected non-employee director.


401(k) PLAN


      In July 1998, we adopted a 401(k) plan for which our employees generally will be eligible. The plan is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the plan by employees or by us and the investment earnings on the contributions are not taxable to the employees until withdrawn. If our plan qualifies under Section 401(k), our contributions will be deductible by us when made. Our employees may elect to reduce their current compensation by an amount up to the annual limit permitted by law, $10,500 in 2000, and to have those funds contributed to the plan. Although we may make matching contributions to the plan on behalf of all participants, we have not made any contributions.


CHANGE OF CONTROL ARRANGEMENTS


      Some options awarded under our 1997 stock plan provide that the options will become fully exercisable and fully vested if, anytime within 24 months following a change of control, the option holder's employment is terminated other than for cause or if a constructive termination of the option holder's employment occurs. Events constituting a constructive termination include a significant reduction in the option holder's duties, position or responsibilities without the option holder's prior written consent. Options containing these change of control provisions were granted to our named executive officers and other employees.

                           RELATED PARTY TRANSACTIONS



     Since we incorporated in April 1997, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which:



     - the amount involved exceeds $60,000; and



     - in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of these persons had or will have a direct or indirect material interest other than:



       - compensation agreements and other arrangements, that are described where required in "Management"; and



       - the transactions described below.


TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND 5% STOCKHOLDERS


     COMMON STOCK. The table below summarizes the private placement transactions in which we sold common stock to our directors, executive officers, 5% stockholders and persons and entities affiliated with them.



                                                                             SHARES OF
                      PURCHASER                        DATE OF PURCHASE     COMMON STOCK
                      ---------                        -----------------    ------------
Dean E. G. Hamilton (executive officer, director and
  5% stockholder)....................................  September 1, 1997     4,000,000
                                                       February 9, 2000        300,000
Lianghwa Jou (executive officer).....................  January 15, 1998      1,833,332
Chow & Hamilton......................................  July 27, 1999            16,514
                                                       September 1, 1999         2,000



     We issued the shares to Chow & Hamilton in exchange for legal services. Mr. Hamilton's brother, Duane Hamilton, is a partner at Chow & Hamilton.



     SERIES A PREFERRED STOCK. In November 1997 and April 1998, we sold 1,875,000 shares of our series A preferred stock at a price of $1.60 per share. Each share of our series A preferred stock is convertible into four shares of our common stock because of a conversion price adjustment resulting from our stock dividend declared in May 1998.



     SERIES B PREFERRED STOCK. In December 1998, we sold 12,884,205 shares of our series B preferred stock for $0.738 per share, and in May, October and November issued warrants to acquire 694,444 shares of our series B preferred stock. The table below summarizes the private placement transactions in which we sold series B preferred stock to our directors, executive officers, 5% stockholders and persons and entities affiliated with them:


                                                                                 WARRANTS TO
                                                                   SHARES OF      PURCHASE
                                                                    SERIES B      SERIES B
                                                                   PREFERRED      PREFERRED
             PURCHASER                DATE OF PURCHASE OR ISSUE      STOCK          STOCK
             ---------                -------------------------    ----------    -----------
Communications Ventures Affiliates
  Fund II, L.P......................      December 4, 1998           113,105            --
Communications Ventures III CEO and
  Entrepreneurs' Fund, L.P..........      December 4, 1998           106,465            --
Communications Ventures II, L.P.....      December 4, 1998         1,379,339            --
Communications Ventures III, L.P....      December 4, 1998         2,129,306            --
Crescendo World Fund, LLC...........      December 4, 1998           648,386            --
Crescendo III, L.P..................      December 4, 1998         3,048,780            --
Eagle Ventures WF, LLC..............      December 4, 1998            31,050            --
Worldview Technology International
  I, L.P............................      December 4, 1998           357,834            --
Worldview Strategic Partners I,
  L.P...............................      December 4, 1998            79,081            --
Worldview Technology Partners I,
  L.P...............................      December 4, 1998           918,099            --
Falcon Capital, LLC.................      December 4, 1998           681,367
Crescendo World Fund, LLC...........      November 1, 1998                --        48,491
Eagle Ventures WF, LLC..............      November 1, 1998                --         2,322
Communications Ventures II, L.P.....      November 1, 1998                --        46,962
Communications Ventures Affiliates
  Fund II, L.P......................      November 1, 1998                --         3,851
Falcon Capital, LLC.................      November 1, 1998                --       101,627

     Communications Ventures Affiliates Fund II, L.P., Communications Ventures III CEO and Entrepreneurs' Fund, L.P., Communications Ventures II, L.P. and Communications Ventures III, L.P. are affiliated entities and together are considered a holder of more than 5% of our common stock.


     Crescendo World Fund, LLC, Crescendo III, L.P., Crescendo III Executive Fund, L.P., Crescendo III, GbR and Eagle Ventures WF, LLC are affiliated entities and together are considered a holder of more than 5% of our common stock. R. David Spreng, one of our directors, is a managing member of Crescendo's related entities.


     Worldview Technology International I, L.P., Worldview Strategic Partners I, L.P. and Worldview Technology Partners I, L.P. are affiliated entities and together are considered a holder of more than 5% of our common stock.

     Glenn Hartman, one of our directors, is a manager of Falcon Capital, LLC.


     SERIES C PREFERRED STOCK. In March 1999, we sold 24,503,677 shares of our series C preferred stock at $0.897 per share. The table below summarizes the private placement transactions in which we sold series C preferred stock to our directors, executive officers and 5% stockholders and persons and entities affiliates with them:


                                                                                SHARES OF
                                                                DATE OF         SERIES C
                         PURCHASER                             PURCHASE      PREFERRED STOCK
                         ---------                           -------------   ---------------
Communications Ventures Affiliates Fund II, L.P............  March 2, 1999         69,078
Communications Ventures III CEO and Entrepreneurs' Fund,
  L.P......................................................  March 2, 1999         65,106
Communications Ventures II, L.P............................  March 2, 1999        842,410
Communications Ventures III, L.P...........................  March 2, 1999      1,302,127
Crescendo World Fund, LLC..................................  March 2, 1999        638,328
Crescendo III, L.P.........................................  March 2, 1999      2,954,292
Eagle Ventures WF, LLC.....................................  March 2, 1999         30,569
Kleiner Perkins Caufield & Byers VIII, L.P.................  March 2, 1999      5,239,866
KPCB Information Sciences Zaibatsu Fund II, L.P............  March 2, 1999        142,140
KPCB VIII Founders Fund, L.P...............................  March 2, 1999        303,612
Norwest Ventures Partners VII, LP..........................  March 2, 1999      5,016,722
Worldview Technology International I, L.P..................  March 8, 1999      1,324,922
Worldview Strategic Partners I, L.P........................  March 8, 1999        292,786
Worldview Technology Partners I, L.P.......................  March 8, 1999      3,399,114


     SERIES D PREFERRED STOCK. In September and October 1999, we sold 17,118,253 shares of our series D preferred stock at $3.505 per share. In March, 2000 we sold 625,000 shares of our series D preferred stock at $8.00 per share. The table below summarizes the private placement transactions in which we sold series D preferred stock to our directors, executive officers and 5% stockholders and persons and entities affiliates with them:


                                                                               SHARES OF
                                                           DATE OF             SERIES D
                     PURCHASER                             PURCHASE         PREFERRED STOCK
                     ---------                        ------------------    ---------------
Donald Green (director).............................  September 17, 1999        142,653
Communications Ventures Affiliates Fund II, L.P.....  September 17, 1999         26,994
Communications Ventures III CEO and Entrepreneurs'
  Fund, L.P.........................................  September 17, 1999         25,442
Communications Ventures II, L.P.....................  September 17, 1999        329,197
Communications Ventures III, L.P....................  September 17, 1999        508,845
Crescendo World Fund, LLC...........................  September 17, 1999        190,663
Crescendo III, L.P..................................  September 17, 1999        847,359
Crescendo III Executive Fund, L.P...................  September 17, 1999         25,187
Crescendo III, GbR..................................  September 17, 1999         17,444
Eagle Ventures WF, LLC..............................  September 17, 1999          9,130
KPCB Holdings, Inc..................................  September 17, 1999        842,845
Norwest Ventures Partners VII, LP...................  September 17, 1999        743,686
Worldview Technology International I, L.P...........  September 17, 1999        188,360
Worldview Strategic Partners I, L.P.................  September 17, 1999         41,628
Worldview Technology Partners I, L.P................  September 17, 1999        483,279

     SERIES E PREFERRED STOCK. In May 2000, we sold 4,666,667 shares of our series E preferred stock at $15.00 per share. The table below summarizes the private placement transactions in which we sold series E preferred stock to our directors, executive officers and 5% stockholders and persons and entities affiliated with them:



                                                                               SHARES OF
                                                              DATE OF          SERIES E
                        PURCHASER                             PURCHASE      PREFERRED STOCK
                        ---------                           ------------    ---------------
Crescendo III, L.P. ......................................  May 10, 2000        190,419
Crescendo III, Executive Fund, L.P. ......................  May 10, 2000          5,656
Crescendo III, GbR........................................  May 10, 2000          3,928


                           INDEBTEDNESS OF MANAGEMENT


      If there is a proposed transaction between us and our officers, directors, 5% stockholders or their affiliates, that transaction must be approved by a majority of the disinterested directors, must be on terms at least as favorable to us as those that could be obtained from unaffiliated parties and must be reasonably expected to benefit us.



      The individuals listed below elected to pay the exercise price for some of their outstanding options with full recourse promissory notes secured by the common stock underlying the options. The notes bear interest at 6.77% per year. At May 31, 2000, the principal amounts of these notes had not been repaid, and the original total principal amounts of the promissory notes executed by each executive officer in our favor are:



                                                            TOTAL
                                                          ORIGINAL          MATURITY
                   EXECUTIVE OFFICER                     NOTE AMOUNT          DATE
                   -----------------                     -----------    -----------------
Dean E. G. Hamilton/President and Chief Executive
  Officer..............................................  $1,200,000      February 2, 2010
Michael Nielsen/Senior Vice President..................  $  500,000     December 20, 2009
Steve Goggiano/Chief Operating Officer.................  $  600,000     December 20, 2009
Bill Ferone/Executive Vice President...................  $   61,975      October 19, 2009
Jill Bresnahan/General Counsel.........................  $  175,000         March 8, 2010



      Principal and interest will be due and payable on the earlier of the maturity date, or if earlier and at our option, when the option holder ceases to be our employee, director or consultant.


              EQUITY INVESTMENT BY CUSTOMERS AND THEIR AFFILIATES


      On March 2, 1999, the Anschutz Family Investment Co. LLC and A.C.E. Investment Partnership acquired an aggregate of 1,114,826 shares of our series C preferred stock. On September 17, 1999, the Anschutz Family Investment Co. LLC and A.C.E. Investment Partnership acquired an aggregate of 184,014 shares of our series D preferred stock. On April 26, 2000, the Anschutz Family Investment Co. LLC agreed to acquire an aggregate of 80,000 shares of our series E preferred stock, which we issued on May 10, 2000. The Anschutz Family Investment Co. LLC and A.C.E. Investment Partnership are affiliates of Qwest Communications.



      Our initial customers, which represent different types of network service providers, have cooperated with us in the marketing, development and refinement of our product, culminating in our receipt of initial purchase orders. We:



- issued warrants to purchase up to 1,875,403 shares of our series C preferred stock at an average exercise price of $0.91 a share to U.S. Telesource, Inc., an affiliate of Qwest;



- issued a warrant to purchase up to 200,000 shares of our common stock at an exercise price of $4.00 per share to an affiliate of AduroNet; and

- issued warrants to purchase up to 468,849 shares of our common stock at an exercise price of $3.73 per share to BroadBand Office.



      Officers of Qwest and The Anschutz Corporation, a Qwest affiliate, participated in our series D preferred stock financing. Nissho Electronics, Internet Initiative Japan and officers of AduroNet and of several potential customers participated in our series E preferred stock financing.


                           INDEMNIFICATION AGREEMENTS


      We intend to enter into indemnification agreements with each of our directors and officers. The indemnification agreements will require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

                             PRINCIPAL STOCKHOLDERS


      The following table sets forth information about the beneficial ownership of our common stock as of April 28, 2000, and as adjusted to reflect the sale of common stock offered by this prospectus, by:



- the individuals listed on the "Summary Compensation Table" above;



- our directors;


- each person or group of affiliated persons who is known to us to own beneficially 5% or more of our common stock; and


- all directors and executive officers as a group.



      BENEFICIAL OWNERSHIP. Beneficial ownership is determined under the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable or exercisable within 60 days of April 28, 2000, are assumed to be issued and outstanding. These shares, however, are not assumed to be outstanding for purposes of computing percentage ownership of each other stockholder.



      Except as indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power over the shares shown as beneficially owned by them. This table also includes shares owned by a spouse as community property.


      PERCENT BENEFICIALLY OWNED. The percentage of common stock beneficially owned is based on 88,940,147 shares of common stock outstanding on April 28, 2000 and 98,940,147 shares of common stock outstanding after completion of this offering. The percentage of common stock beneficially owned is calculated in accordance with the rules of the Securities and Exchange Commission. The calculation assumes:



- the exercise of warrants that are automatically exercisable before or upon the closing of this offering;



- the automatic conversion into common stock upon the closing of this offering of preferred stock outstanding at April 28, 2000; and



- the conversion of 4,666,667 shares of series E preferred stock that we issued on May 10, 2000 into 4,999,977 shares of common stock.


      This table assumes no exercise of the underwriters' option to purchase additional shares in this offering.


      OTHER INFORMATION. Unless otherwise indicated, the address of the individuals named below is: c/o CoSine Communications, Inc., 3200 Bridge Parkway, Redwood City, California 94065



                                                                                  PERCENT
                                                      NUMBER OF              BENEFICIALLY OWNED
                                                        SHARES              --------------------
                                                     BENEFICIALLY            BEFORE      AFTER
       NAME AND ADDRESS OF BENEFICIAL OWNER             OWNED               OFFERING    OFFERING
       ------------------------------------          ------------           --------    --------
Entities affiliated with Crescendo(1)..............    8,692,001              9.77%       8.79%
  800 LaSalle Avenue
  Suite 2250
  Minneapolis, MN 55402
Entities affiliated with Worldview(2)..............    7,085,003              7.97%       7.16%
  45 Tasso Street
  Suite 120
  Palo Alto, CA 94301
Entities affiliated with Communications
  Ventures(3)......................................    6,948,227              7.81%       7.02%
  505 Hamilton Avenue
  Suite 305
  Palo Alto, CA 94301

                                                                                  PERCENT
                                                      NUMBER OF              BENEFICIALLY OWNED
                                                        SHARES              --------------------
                                                     BENEFICIALLY            BEFORE      AFTER
       NAME AND ADDRESS OF BENEFICIAL OWNER             OWNED               OFFERING    OFFERING
       ------------------------------------          ------------           --------    --------
Entities affiliated with KPCB Holdings, Inc........    6,528,463              7.34%       6.60%
  2750 Sand Hill Road
  Menlo Park, CA 94025
Norwest Ventures Partners VII, LP..................    5,760,408              6.48%       5.82%
  245 Lytton Street
  Suite 250
  Palo Alto, CA 94301
Falcon Capital, LLC(4).............................    4,970,494              5.59%       5.02%
  3905 State Street
  Suite 7148
  Santa Barbara, CA 93105
Dean E. G. Hamilton(5).............................    4,700,000              5.28%       4.75%
Larry Jackson......................................      645,400              0.73%       0.65%
Lianghwa Jou(6)....................................    2,083,332              2.34%       2.11%
Glenn Hartman(7)...................................    4,970,494              5.59%       5.02%
Donald Green(8)....................................      303,129              0.34%       0.31%
R. David Spreng(1).................................    8,692,001              9.77%       8.79%
Vinton G. Cerf.....................................       80,000              0.09%       0.08%
All directors and executive officers as a group (12
  persons)(9)......................................   23,464,356             26.38%      23.72%


---------------

(1) Includes:



     - 1,477,377 shares held by Crescendo World Fund, LLC;



     - 6,850,431 shares held by Crescendo III, L.P.;



     - 25,187 shares held by Crescendo III Executive Fund, L.P.;



     - 17,444 shares held by Crescendo III, GbR;



     - 70,749 shares held by Eagle Ventures WF, LLC;



     - a warrant to purchase 48,491 shares held by Crescendo World Fund, LLC;



     - a warrant to purchase 2,322 shares held by Eagle Ventures WF, LLC; and



     - 200,000 shares of series E preferred stock that issued to the Crescendo entities on May 10, 2000.



     The sole general partner of Crescendo World Fund, LLC is Crescendo Ventures World Fund, LLC. The sole general partner of Crescendo III, L.P., Crescendo III Executive Fund, L.P., and Eagle Ventures WF, LLC is Crescendo Ventures III, LLC. The general partners of Crescendo III, GbR are Crescendo Ventures III, LLC and Verbier Ventures, LLC. R. David Spreng, one of our directors, is a managing member of Crescendo Ventures World Fund, LLC, Crescendo Ventures III, LLC and Verbier Ventures, LLC.



     Mr. Spreng and the other managing members disclaim beneficial ownership of the shares held by Crescendo World Fund, LLC, Crescendo III, L.P., Crescendo III Executive Fund, L.P., Crescendo III, GbR and Eagle Ventures WF, LLC, except for their pecuniary interest in the shares.

(2) Includes:



     - 1,871,016 shares held by Worldview Technology International I, L.P.;



     - 413,495 shares held by Worldview Strategic Partners I, L.P.; and



     - 4,800,492 shares held by Worldview Technology Partners I, L.P.



(3) Includes:



     - 209,177 shares held by Communications Ventures Affiliates Fund II, L.P.;



     - 197,013 shares held by Communications Ventures III CEO and Entrepreneurs' Fund, L.P.;



     - 2,550,946 shares held by Communications Ventures II, L.P.;



     - 3,940,278 shares held by Communications Ventures III, L.P.;



     - a warrant to purchase 46,962 shares held by Communications Ventures II, L.P.; and



     - a warrant to purchase 3,851 shares held by Communications Ventures Affiliates Fund II, L.P.


     The sole general partner of Communications Ventures Affiliates Fund II, L.P. and Communications Ventures II, L.P. is ComVen II, L.L.C. The sole general partner of Communications Ventures III CEO & Entrepreneurs' Fund, L.P. and Communications Ventures III, L.P. is ComVen III, L.L.C.

(4) Of the 4,970,494 shares, Falcon Capital held of record 4,868,867 shares and has the right to acquire 101,627 shares upon the exercise of warrants within 60 days after April 28, 2000.

(5) Of the 4,700,000 shares, Mr. Hamilton held of record 4,300,000 shares and has the right to acquire 400,000 shares upon the exercise of stock options within 60 days after April 28, 2000.


(6) Of the 2,083,332 shares, Mr. Jou held of record 1,883,332 shares and has the right to acquire 250,000 shares upon the exercise of stock options within 60 days after April 28, 2000.



(7) Includes 4,868,867 shares held by Falcon Capital, LLC and 101,627 shares issuable upon exercise of a warrant held by Falcon Capital, LLC that was exercisable within 60 days after April 28, 2000. Mr. Hartman, a manager of Falcon Capital, LLC, disclaims beneficial ownership of the shares, except for his pecuniary interest in the shares.



(8) Of the 303,129 shares:



     - Mr. Green has the right to acquire 160,476 shares upon the exercise of stock options within 60 days after April 28, 2000; and



     - Mr. Green disclaims beneficial ownership of the remaining 142,653 shares held by Green Venture Capital Limited Partnership II, except for his pecuniary interest in the shares.



(9) Of the 23,464,356 shares:



     - 8,165,707 shares were held of record by our executive officers; and



     - 1,333,025 shares were issuable upon the exercise of stock options by our executive officers and directors within 60 days after April 28, 2000.

                          DESCRIPTION OF CAPITAL STOCK

                                    GENERAL


      Upon the closing of this offering, we will be authorized to issue 300,000,000 shares of common stock, $0.0001 par value, and 3,000,000 shares of undesignated preferred stock, $0.0001 par value.


                                  COMMON STOCK


      At March 31, 2000, 87,803,717 shares of common stock were outstanding and were held of record by approximately 400 stockholders, determined as if the Series E preferred stock issued on May 10, 2000 were outstanding at that date, and assuming the exercise of warrants containing automatic exercise provisions and the automatic conversion of all outstanding shares of preferred stock.



      Our amended certificate of incorporation provides that each share of series E preferred stock will be initially convertible into one share of common stock upon completion of this offering. However, if the initial public offering price is less than $15.00, the series E conversion rate will increase to a number equal to $15.00 divided by the greater of $7.00 and the initial public offering price. As an example, if the initial public offering price were $14.00, the series E conversion rate would increase to 1.0714, resulting in the issuance of an additional 333,310 shares of common stock upon conversion of the 4,666,667 outstanding shares of series E preferred stock.



      The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to ratably receive dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. If we liquidate, dissolve or wind up our affairs, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of the holders of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.


                                PREFERRED STOCK


      The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of preferred stock. However, the effects might include restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change of our control without further action by the stockholders. No shares of preferred stock will be outstanding upon the completion of this offering.


                                    WARRANTS


      At March 31, 2000, there were warrants outstanding to purchase a total of 749,416 shares of common stock, 159,105 shares of series A preferred stock, 694,444 shares of series B preferred stock, 1,875,403 shares of series C preferred stock and 154,064 shares of series D preferred stock. Unless earlier exercised, warrants to purchase 243,067 shares of common stock, 1,190 shares of series A preferred stock, 1,875,403 shares of series C preferred stock and 154,064 shares of series D preferred stock will be exercised automatically because of this offering. Each of the shares of series A preferred stock issuable upon exercise of the series A preferred stock warrants is convertible into four shares of our common stock. Warrants exercisable for

304,878 shares of series B preferred stock will expire immediately before the closing of this offering unless earlier exercised. The remaining warrants will remain outstanding after the completion of this offering and will become exercisable for an aggregate of 1,527,575 shares of common stock.


                              REGISTRATION RIGHTS


      The holders of 73,339,467 shares of common stock, as converted, and warrants to purchase 2,896,629 shares of common stock, as converted, are entitled to have these shares registered under the Securities Act at any time after 180 days following the closing of this offering.



      The holders of the registrable securities, by written request of holders holding at least 50% of the outstanding registrable securities, may require on two occasions that we register their shares at our expense.



      Holders of at least 20% of the registrable securities may request that we register their shares for public resale on form S-3 or similar short-form registration at our expense. We will be obligated to register the shares only if:



- we are eligible to use form S-3 or similar short-form registration;



- at least 180 days has elapsed since the most recent registration of our common stock; and



- the value of the securities to be registered is at least $1,000,000.



      If we register any of our securities for sale to the public for cash after this offering, the holders of registrable securities generally are entitled, at our expense, to include their shares of common stock in the registration, subject to the right of the underwriter to reduce the number of shares proposed to be registered in view of market conditions.



 DELAWARE ANTI-TAKEOVER LAW AND PROVISIONS OF OUR CERTIFICATE OF INCORPORATION
                                   AND BYLAWS



      Delaware law and our certificate of incorporation and bylaws could make it more difficult for another person to acquire us and to remove incumbent officers and directors. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that protecting our ability to negotiate with the proponent of an unfriendly or unsolicited takeover proposal outweighs the disadvantages of discouraging a takeover proposal because negotiation of a proposal could result in an improvement of its terms.



      SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW. We are subject to section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder.
Section 203 generally does not apply if the business combination or the transaction in which the person became an interested stockholder is approved in advance. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, with affiliates and associates, owns or, within three years before the determination of interested stockholder status, did own 15% or more of a corporation's voting stock. Section 203 may delay or prevent a change in control of us without further action by the stockholders.



      CERTIFICATE OF INCORPORATION AND BYLAWS. Upon the closing of the offering, our certificate of incorporation and bylaws will:



- provide that stockholders must hold an annual or special meeting to take action and may not act by written consent;



- not provide for cumulative voting;



- provide that special meetings of stockholders may be called only by the board of directors, specified officers or holders of 50% or more of our outstanding shares;


- require stockholders to provide advance notice of nominations for election to the board of directors and proposals they intend to submit for approval at stockholder meetings;



- provide that our board of directors will be divided into three classes, with each class serving staggered three-year terms; and



- require that:



  - significant amendments by the stockholders of the certificate of incorporation and of the bylaws; and



  - removal of directors without good reason,


  require the approval of holders of at least 66 2/3% of the voting power of all outstanding stock.


      Our certificate of incorporation allows our board of directors to issue preferred stock without stockholder approval. These provisions may discourage or delay a hostile takeover of us or changes in our control or management.


                          TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for the common stock is                .

                        SHARES ELIGIBLE FOR FUTURE SALE


      SALES IN THE PUBLIC MARKET COULD HURT THE MARKET PRICE OF OUR STOCK



      Immediately before this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of the common stock.



        WHAT SHARES ARE OUTSTANDING AND WHAT SHARES ARE FREELY TRADABLE



      Upon completion of this offering, we will have outstanding 97,803,717 shares of common stock. This assumes the issuance of the offered shares, no exercise of the underwriters' option to purchase additional shares and no exercise of options or warrants after March 31, 2000. The 10,000,000 shares sold in the offering will be freely tradable under the Securities Act, unless purchased by affiliates, as that term is defined in Rule 144 under the Securities Act, generally officers, directors or 10% stockholders.



               WHAT SHARES ARE RESTRICTED AND NOT FREELY TRADABLE



      The remaining 87,803,717 outstanding shares of common stock held by existing stockholders will be restricted securities under Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act, which are summarized below. We have the right to repurchase shares received by our employees, director and consultant upon the early exercise of options if the holder of the shares ceases to be an employee, director or consultant and our right has not lapsed.



           EFFECTS OF THE 180-DAY LOCK-UP AGREEMENT ON SALES OF STOCK



      Stockholders holding an aggregate of        of these restricted securities
are subject to lock-up agreements. These agreements generally provide that stockholders will not offer, sell or transfer any of their shares for a period of 180 days after the date of this prospectus. Goldman, Sachs & Co. may, without notice, release all or any portion of the shares subject to the lock-up agreements.


      We also have entered into an agreement with the underwriters that we will not offer, sell or otherwise dispose of common stock for a period of 180 days from the date of this prospectus.

      Taking into account the lock-up agreements and assuming Goldman, Sachs & Co. does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:


                                         APPROXIMATE
                                       SHARES ELIGIBLE
           RELEVANT DATES              FOR FUTURE SALE                  COMMENT
           --------------              ---------------   -------------------------------------
On effective date....................                    Shares sold in the offering; shares
                                                         saleable under Rule 144(k) that are
                                                         not subject to lock-up.
90 days after effective date.........                    Shares saleable under Rules 144 and
                                                         701 that are not subject to lock-up.
2 days after September 30, 2000
  quarterly results are released.....                    15% of shares subject to lock-up
                                                         released; shares saleable under Rules
                                                         144 and 701.
30 days after September 30, 2000
  quarterly results are released.....                    Additional 25% of shares subject to
                                                         lock-up released; shares saleable
                                                         under Rules 144 and 701.
180 days after effective date........                    All shares subject to lock-up
                                                         released; shares saleable under Rules
                                                         144 and 701



      The preceding table assumes quarterly results are released on October 25, 2000. The automatic partial release of shares is subject to the last reported trading price of the shares for at least 20 of the 30 trading days before the relevant date being at least twice the initial public offering price per share.



        REGISTRATION OF SHARES ISSUABLE UNDER OUR EMPLOYEE BENEFIT PLANS



      At March 31, 2000, there were outstanding options to purchase 8,319,705 shares of common stock. After the completion of the offering, we intend to file one or more registration statements on form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our 1997 stock plan, 2000 stock plan, 2000 employee stock purchase plan and 2000 director option plan. Although the registration statement will become effective automatically upon filing, sales of shares under the registration statement are subject to the lock-up restrictions and repurchase rights described above.



                        STOCKHOLDER REGISTRATION RIGHTS



      Following this offering, the holders of 73,339,467 shares of outstanding common stock, as converted, and warrants to purchase 2,896,629 shares of common stock, as converted, will, under some circumstances, have the right to require us to register their shares for future sale.



               EFFECTS OF RULE 144 ON SALES OF RESTRICTED SHARES



      In general, under Rule 144, beginning 90 days after the date of this prospectus, a person, including an affiliate, who has beneficially owned shares of our common stock for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of



- 1% of the number of shares of common stock then outstanding, which will equal approximately 978,037 shares immediately after this offering; or



- the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks before the filing of a notice on Form 144 for the sale.



      Sales under Rule 144 are subject to requirements about the manner of sale, notice filing and the availability of current public information about us.

              EFFECTS OF RULE 144(k) ON SALES OF RESTRICTED SHARES



      Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days before a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, notice filing, volume limitation provisions of Rule 144 and without current public information about us being available. Unless otherwise restricted, those shares may be sold immediately upon the effective date of this offering.



               EFFECTS OF RULE 701 ON SALES OF RESTRICTED SHARES



      In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us under a written compensatory stock purchase or option plan or other written agreement before the effective date of this offering is entitled to resell the shares 90 days after the effective date of this offering in reliance on the resale provisions of Rule
701. Rule 701, permits non-affiliates to sell their Rule 701 shares without complying with the public-information, holding-period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates to sell their Rule 701 shares without having to comply with the holding-period provisions of Rule 144. Unless otherwise restricted, 701 shares may be sold 90 days after the effective date of this offering.

                                  UNDERWRITING


      CoSine and the underwriters for the offering named below have entered into an underwriting agreement for the shares being offered. Subject to conditions in the underwriting agreement, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Chase Securities Inc., FleetBoston Robertson Stephens Inc. and J.P. Morgan Securities Inc. are the representatives of the underwriters.



                                                               NUMBER OF
                        UNDERWRITERS                            SHARES
                        ------------                           ---------
Goldman, Sachs & Co.........................................
Chase Securities Inc........................................
FleetBoston Robertson Stephens Inc..........................
J.P. Morgan Securities Inc..................................
                                                              -----------
  Total.....................................................   10,000,000
                                                              ===========



      If the underwriters sell more shares than the total number in the table above, the underwriters have an option to buy up to an additional 1,500,000 shares from CoSine to cover these sales. They may exercise that option for 30 days. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.



      The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by CoSine. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.


                             PAID BY COSINE
                       ---------------------------
                       NO EXERCISE   FULL EXERCISE
                       -----------   -------------
Per Share............   $              $
Total................   $              $


      Shares sold by the underwriters to the public will initially be offered at the initial public offering price on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up
to $     per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to
other brokers or dealers at a discount of up to $     per share from the initial
public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.



      Before the offering, there has been no public market for our common stock. The initial public offering price will be negotiated among CoSine and the representatives. Among the factors to be considered in determining the initial public offering price of the shares will be prevailing market conditions and CoSine's historical performance, estimates of the business potential and earnings prospects of CoSine, an assessment of CoSine's management and the consideration of the above factors in relation to market valuation of companies in related businesses.



      CoSine and its executive officers, directors and substantially all of its stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. On the second business day following the public release of CoSine's operating results for the fiscal quarter ended September 30, 2000, these restrictions shall cease to apply to 15% of the shares of our capital stock owned by stockholders as of the date of this prospectus if the reported last sale price of CoSine's common stock on the Nasdaq National Market for at least 20 of the 30 trading days ending on the last trading day preceding that date is at least twice the initial public offering price per share in this offering. On the thirtieth day following the public release of CoSine's operating results for the fiscal quarter ended September 30, 2000, these restrictions shall cease to apply to 25% of the shares of our capital stock owned by stockholders as of the date of this prospectus if the reported last sale price of CoSine's common stock on the Nasdaq National Market for at least 20 of the 30 trading days ending on the last trading day preceding that date is at least twice the initial public offering price per share in this offering. These agreements do not apply to employee stock option or stock purchase plans described under "Executive Compensation", or upon the conversion, exchange or exercise of convertible or exchangeable securities or other securities outstanding on the date of this prospectus. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.



      At the request of CoSine, the underwriters have reserved at the initial public offering price up to ten percent of the shares of common stock offered in this offering for sale to directors, officers, employees, business associates and related persons of CoSine. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase these reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.



      During the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.


      The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.


      These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities occur, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.


      The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.


      The common stock will be quoted on the Nasdaq National Market under the symbol COSN.



      Entities affiliated with Goldman, Sachs & Co. beneficially own an aggregate of 798,859 shares of CoSine's series D preferred stock, which were purchased for $3.505 per share, and 66,667 shares of CoSine's series E preferred stock, which were purchased for $15.00 per share. Entities affiliated with Chase Securities Inc. beneficially own an aggregate of 159,772 shares of Cosine's series D preferred stock, which were purchased for $3.505 per share, and 9,333 shares of CoSine's series E preferred stock, which were purchased for $15.00 per share. Additionally, Access Technology Partners, L.P., a fund of outside investors that is managed by an affiliate of Chase Securities Inc., owns 639,087 shares of series D preferred stock, which were purchased for $3.505 per share, and 37,333 shares of series E preferred stock, which were purchased for $15.00 per share. Entities affiliated with Chase Securities Inc. also hold warrants that are immediately exercisable to purchase 154,604 shares of CoSine's series D preferred stock for $3.505 per share.



      A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.



      CoSine estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2,000,000.


      CoSine has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                            VALIDITY OF COMMON STOCK


      The validity of the common stock in this offering will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, and for the underwriters by Sullivan & Cromwell, Los Angeles, California.



      An aggregate of 111,485 shares of our common stock are beneficially owned by:



- WS Investment Company 99A, an investment partnership composed of current and former members and employees of Wilson Sonsini Goodrich & Rosati, Professional Corporation; and



- a number of current individual members and employees of Wilson Sonsini Goodrich & Rosati, Professional Corporation.




                                    EXPERTS


      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements:



- as of December 31, 1998 and 1999;



- for the years ended December 31, 1998 and 1999; and



- for the periods from inception (April 14, 1997) to December 31, 1997 and 1999,



as set forth in their report.



      We have included our consolidated financial statements in this prospectus and elsewhere in the registration statement, in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                   WHERE YOU MAY FIND ADDITIONAL INFORMATION


      We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information about us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement.



      A copy of the registration statement and the exhibits and schedule that we filed with the registration statement may be inspected without charge at the public reference room maintained by the SEC at 450 Fifth Street,

N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of a fee. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains a web site that contains reports, proxy and information statements and other information about registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.



      Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and web site of the SEC referred to above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Ernst & Young LLP, Independent Auditors...........   F-2
Consolidated Balance Sheets.................................   F-3
Consolidated Statements of Operations.......................   F-4
Consolidated Statement of Redeemable Convertible Preferred
  Stock and Stockholders' Equity (Net Capital Deficiency)...   F-5
Consolidated Statements of Cash Flows.......................   F-8
Notes to Consolidated Financial Statements..................  F-10

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
CoSine Communications, Inc.


We have audited the accompanying consolidated balance sheets of CoSine Communications, Inc. (a development stage company) as of December 31, 1998 and 1999, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (net capital deficiency), and cash flows for the years ended December 31, 1998 and 1999 and for the periods from inception (April 14, 1997) to December 31, 1997 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.



We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CoSine Communications, Inc. (a development stage company) at December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for the years ended December 31, 1998 and 1999, and for the periods from inception (April 14, 1997) to December 31, 1997 and 1999, in conformity with accounting principles generally accepted in the United States.


                                          /s/ Ernst & Young LLP

Palo Alto, California
March 2, 2000

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                         (IN THOUSANDS, EXCEPT SHARES)


                                                                                                 PRO FORMA
                                                                                               STOCKHOLDERS'
                                                                 DECEMBER 31,                    EQUITY AT
                                                              ------------------   MARCH 31,     MARCH 31,
                                                               1998       1999       2000          2000
                                                              -------   --------   ---------   -------------
                                                                                          (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 6,580   $ 20,089   $ 19,079
  Short-term investments....................................       --     34,497     25,436
  Accounts receivable:
    Trade...................................................       --         --      5,016
    Other...................................................       --         --      1,536
  Inventory.................................................      670        327      1,279
  Prepaid expenses and other current assets.................      254      1,820      1,649
                                                              -------   --------   --------
      Total current assets..................................    7,504     56,733     53,995
Property and equipment, net.................................    2,767      7,631     12,191
Other assets................................................      828      1,706      2,177
                                                              -------   --------   --------
                                                              $11,099   $ 66,070   $ 68,363
                                                              =======   ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY (NET CAPITAL
  DEFICIENCY)
Current liabilities:
  Accounts payable..........................................  $ 2,840   $  2,505   $  5,740
  Accrued liabilities.......................................      730      1,468      4,379
  Accrued compensation......................................      121        812      1,902
  Note payable..............................................      201         --        223
  Deferred revenue..........................................       --         30      1,018
  Current portion of equipment and working capital loans....      712      2,274      2,626
  Current portion of obligations under capital lease........       --         --        408
  Other current liabilities.................................       --         60         --
                                                              -------   --------   --------
      Total current liabilities.............................    4,604      7,149     16,296
Long-term portion of equipment and working capital loans....    1,948      6,037      6,525
Long-term portion of obligations under capital lease........       --         --      1,128
Accrued rent................................................      762      1,648      1,740
Other long-term liabilities.................................       --        222        187
Commitments
Redeemable preferred stock:
  Series B convertible preferred stock: 13,578,649 shares
    authorized, 12,884,205 shares issued and outstanding at
    December 31, 1998 and 1999, and March 31, 2000;
    12,884,205 on an as-if converted basis; no shares issued
    and outstanding -- pro forma; aggregate liquidation
    preference of $9,509 at December 31, 1999 and March 31,
    2000....................................................    9,823      9,823      9,823            --
  Series C convertible preferred stock: 27,503,677 shares
    authorized, 24,503,677 shares issued and outstanding at
    December 31, 1999, and March 31, 2000; none at December
    31, 1998; 24,503,677 on an as-if converted basis; no
    shares issued and outstanding -- pro forma; aggregate
    liquidation preference of $21,980 at December 31, 1999
    and March 31, 2000......................................       --     22,342     32,642            --
  Series D convertible preferred stock: 20,500,000 shares
    authorized, 17,118,253 and 17,743,253 shares issued and
    outstanding shares at December 31, 1999, and March 31,
    2000 respectively; none at December 31, 1998; 17,743,253
    on an as-if converted basis; no shares issued and
    outstanding -- pro forma; aggregate liquidation
    preference of $59,999 and $62,190 at December 31, 1999
    and March 31, 2000, respectively........................       --     57,223     62,197            --
Stockholders' equity (net capital deficiency):
  Series A convertible preferred stock: 2,150,000 shares
    authorized, 1,875,000 shares issued and outstanding at
    December 31, 1998 and 1999 and March 31, 2000; 7,500,000
    on an as-if-converted basis; no shares issued and
    outstanding -- pro forma; aggregate liquidation
    preference of $3,000 at December 31, 1998 and 1999 and
    March 31, 2000..........................................    3,360      3,756      3,756            --
  Common stock, no par value, 200,000,000 shares authorized
    (subject to stockholders' approval), 6,666,664,
    10,764,151 and 17,824,826 shares issued and outstanding
    at December 31, 1998 and 1999, and March 31, 2000
    respectively; 82,803,740 outstanding -- pro forma.......      106     36,293     88,408       196,826
  Notes receivable from stockholders........................      (80)      (903)    (8,373)       (8,373)
  Accumulated other comprehensive income (loss).............       --         11        (28)          (28)
  Deferred compensation.....................................       --    (30,386)   (59,562)      (59,562)
  Deficit accumulated during the development stage..........   (9,424)   (47,145)   (86,376)      (86,376)
                                                              -------   --------   --------      --------
      Total stockholders' equity (net capital deficiency)...   (6,038)   (38,374)   (62,175)       42,487
                                                              -------   --------   --------      ========
                                                              $11,099   $ 66,070   $ 68,363
                                                              =======   ========   ========


                            See accompanying notes.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                        PERIOD FROM                              PERIOD FROM
                                         INCEPTION                                INCEPTION          THREE MONTHS
                                      (APRIL 14, 1997)       YEARS ENDED       (APRIL 14, 1997)          ENDED
                                             TO             DECEMBER 31,              TO               MARCH 31,
                                        DECEMBER 31,     -------------------     DECEMBER 31,     -------------------
                                            1997          1998        1999           1999          1999        2000
                                      ----------------   -------    --------   ----------------   -------    --------
                                                                                                      (UNAUDITED)
Revenue.............................       $   --        $    --    $     --       $     --       $    --    $  3,540
Cost of goods sold(1)...............           --             --          --             --            --       2,600
                                           ------        -------    --------       --------       -------    --------
Gross profit........................           --             --          --             --            --         940

Operating expenses:
  Research and development(1).......           87          7,366      27,336         34,789         5,494      15,700
  Sales and marketing(1)............           --            606       6,077          6,683           500      21,679
  General and administrative(1).....           47          1,106       4,980          6,133           783       3,170
                                           ------        -------    --------       --------       -------    --------
Total operating
  expenses..........................          134          9,078      38,393         47,605         6,777      40,549
                                           ------        -------    --------       --------       -------    --------
Loss from operations................         (134)        (9,078)    (38,393)       (47,605)       (6,777)    (39,609)
Other income (expenses):
  Interest income...................            3             55       1,250          1,308            90         694
  Interest expense..................           --           (267)       (599)          (866)         (102)       (316)
  Other.............................           --             (3)         21             18            --          --
                                           ------        -------    --------       --------       -------    --------
Net loss............................         (131)        (9,293)    (37,721)       (47,145)       (6,789)    (39,231)
Deemed dividend to series D
  preferred stockholders............           --             --          --             --            --       2,500
                                           ------        -------    --------       --------       -------    --------
Net loss allocable to common
  stockholders......................       $ (131)       $(9,293)   $(37,721)      $(47,145)      $(6,789)   $(41,731)
                                           ======        =======    ========       ========       =======    ========
Basic and diluted net loss per
  common share......................       $(0.25)       $ (4.53)   $  (7.80)                     $ (1.78)   $  (6.67)
                                           ======        =======    ========                      =======    ========
Shares used in computing basic and
  diluted net loss per common
  share.............................          522          2,051       4,837                        3,817       6,255
                                           ======        =======    ========                      =======    ========
Pro forma basic and diluted net loss
  per common share (unaudited)......                                $  (0.75)                                $  (0.61)
                                                                    ========                                 ========
Shares used in computing pro forma
  basic and diluted net loss per
  common share (unaudited)..........                                  50,378                                   68,295
                                                                    ========                                 ========


-------------------------

(1) Non cash charges related to
    equity issuances included above:
       Cost of goods sold...........       $   --        $    --    $     --       $     --       $    --    $    216
       Research and development.....           --             --       2,186          2,186            --       4,104
       Sales and marketing..........           --             --       1,462          1,462            --      18,049
       General and administrative...           --             --         733            733            --       1,811
                                           ------        -------    --------       --------       -------    --------
          Total.....................       $   --        $    --    $  4,381       $  4,381       $    --    $ 24,180
                                           ======        =======    ========       ========       =======    ========

                            See accompanying notes.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

      CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                              STOCKHOLDERS' EQUITY
                            (NET CAPITAL DEFICIENCY)
                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)


                                     REDEEMABLE                                 NOTES         ACCUMULATED
                                     CONVERTIBLE   CONVERTIBLE               RECEIVABLE          OTHER
                                      PREFERRED     PREFERRED    COMMON         FROM         COMPREHENSIVE     DEFERRED
                                        STOCK         STOCK       STOCK     STOCKHOLDERS        INCOME       COMPENSATION
                                     -----------   -----------   -------   ---------------   -------------   ------------
  Issuance of 4,000,000 shares of
    common stock to founder in
    September 1997 at $0.00025 per
    share for cash.................    $    --       $   --      $    1        $    --            $--          $     --
  Issuance of 1,562,500 shares of
    series A preferred stock in
    November 1997 to investors at
    $1.60 per share for cash and
    promissory notes...............         --        2,500          --         (1,000)            --                --
  Net loss and comprehensive
    loss...........................         --           --          --             --             --                --
                                       -------       ------      -------       -------            ---          --------
Balance at December 31, 1997.......         --        2,500           1         (1,000)            --                --
  Issuance of 2,666,664 shares of
    common stock to founders in
    January 1998 and February 1998
    at $0.0375 per share for cash
    and notes......................         --           --         100            (80)            --                --
  Issuance of 312,500 shares of
    series A preferred stock to
    investors in April 1998 at
    $1.60 per share, net of
    issuance costs of $11..........         --          489          --             --             --                --
  Issuance of 12,884,205 shares of
    series B preferred stock to
    investors in December 1998 at
    $0.738 per share, net of
    issuance costs of $37..........      9,471           --          --             --             --                --
  Issuance of warrants to purchase
    43,067 shares of common stock
    in connection with services....         --           --           5             --             --                --
  Issuance of warrants to purchase
    159,105 shares of series A
    preferred stock in connection
    with lease of building.........         --          371          --             --             --                --
  Issuance of warrants to purchase
    694,444 shares of series B
    preferred stock in connection
    with loan financing............        352           --          --             --             --                --
  Repayment of notes receivable
    from stockholders..............         --           --          --          1,000             --                --
  Net loss and comprehensive
    loss...........................         --           --          --             --             --                --
                                       -------       ------      -------       -------            ---          --------
Balance at December 31, 1998
  (carried forward)................    $ 9,823       $3,360      $  106        $   (80)           $--          $     --

                                       DEFICIT         TOTAL
                                     ACCUMULATED   STOCKHOLDERS'
                                     DURING THE        EQUITY
                                     DEVELOPMENT    (NET CAPITAL
                                        STAGE       DEFICIENCY)
                                     -----------   --------------
  Issuance of 4,000,000 shares of
    common stock to founder in
    September 1997 at $0.00025 per
    share for cash.................   $     --        $      1
  Issuance of 1,562,500 shares of
    series A preferred stock in
    November 1997 to investors at
    $1.60 per share for cash and
    promissory notes...............         --           1,500
  Net loss and comprehensive
    loss...........................       (131)           (131)
                                      --------        --------
Balance at December 31, 1997.......       (131)          1,370
  Issuance of 2,666,664 shares of
    common stock to founders in
    January 1998 and February 1998
    at $0.0375 per share for cash
    and notes......................         --              20
  Issuance of 312,500 shares of
    series A preferred stock to
    investors in April 1998 at
    $1.60 per share, net of
    issuance costs of $11..........         --             489
  Issuance of 12,884,205 shares of
    series B preferred stock to
    investors in December 1998 at
    $0.738 per share, net of
    issuance costs of $37..........         --              --
  Issuance of warrants to purchase
    43,067 shares of common stock
    in connection with services....         --               5
  Issuance of warrants to purchase
    159,105 shares of series A
    preferred stock in connection
    with lease of building.........         --             371
  Issuance of warrants to purchase
    694,444 shares of series B
    preferred stock in connection
    with loan financing............         --              --
  Repayment of notes receivable
    from stockholders..............         --           1,000
  Net loss and comprehensive
    loss...........................     (9,293)         (9,293)
                                      --------        --------
Balance at December 31, 1998
  (carried forward)................   $ (9,424)       $ (6,038)


                            See accompanying notes.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

      CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                        STOCKHOLDERS' EQUITY (CONTINUED)
                            (NET CAPITAL DEFICIENCY)
                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)


                                     REDEEMABLE                                 NOTES         ACCUMULATED
                                     CONVERTIBLE   CONVERTIBLE               RECEIVABLE          OTHER
                                      PREFERRED     PREFERRED    COMMON         FROM         COMPREHENSIVE     DEFERRED
                                        STOCK         STOCK       STOCK     STOCKHOLDERS        INCOME       COMPENSATION
                                     -----------   -----------   -------   ---------------   -------------   ------------
Balance at December 31, 1998
  (brought forward)................    $ 9,823       $3,360      $  106        $   (80)           $--          $     --
  Issuance of 73,667 shares of
    common stock for services at
    various dates at prices ranging
    from $0.545 to $2.60 per
    share..........................         --           --         163             --             --                --
  Issuance of 24,503,677 shares of
    series C preferred stock to
    investors in March 1999 at
    $0.897 per share, net of
    issuance costs of $29..........     21,950           --          --             --             --                --
  Issuance of 17,118,253 shares of
    series D preferred stock to
    investors in September and
    October 1999 at $3.505 per
    share, net of issuance costs of
    $3,079.........................     56,921           --          --             --             --                --
  Issuance of warrants to purchase
    641,904 shares of series C
    preferred stock for technical,
    marketing and product
    development services...........        392           --          --             --             --                --
  Issuance of warrants to purchase
    154,064 shares of series D
    preferred stock in connection
    with services..................        302           --          --             --             --                --
  Issuance of 4,023,820 shares of
    common stock in connection with
    stock options for cash and
    promissory notes...............         --           --       1,603           (873)            --                --
  Increase in value of variable
    award warrants of series A
    preferred stock issued in
    connection with lease of
    building.......................         --          396          --             --             --                --
  Increase in value of variable
    award warrants of common stock
    issued in connection with
    services.......................         --           --         255             --             --                --
  Repayment of notes receivable
    from stockholders..............         --           --          --             50             --                --
  Deferred stock-based
    compensation...................         --           --      33,955             --             --           (33,955)
  Amortization of deferred
    stock-based compensation.......         --           --          --             --             --             3,569
  Issuance of options to
    non-employees to purchase
    common stock...................         --           --         211             --             --                --
  Components of comprehensive
    loss:..........................
    Net loss.......................         --           --          --             --             --                --
    Unrealized gains on
      investments..................         --           --          --             --             11                --
                                       -------       ------      -------       -------            ---          --------
        Total comprehensive loss...         --           --          --             --             11                --
                                       -------       ------      -------       -------            ---          --------
Balance at December 31, 1999
  (carried forward)................    $89,388       $3,756      $36,293       $  (903)           $11          $(30,386)

                                       DEFICIT         TOTAL
                                     ACCUMULATED   STOCKHOLDERS'
                                     DURING THE        EQUITY
                                     DEVELOPMENT    (NET CAPITAL
                                        STAGE       DEFICIENCY)
                                     -----------   --------------
Balance at December 31, 1998
  (brought forward)................   $ (9,424)       $ (6,038)
  Issuance of 73,667 shares of
    common stock for services at
    various dates at prices ranging
    from $0.545 to $2.60 per
    share..........................         --             163
  Issuance of 24,503,677 shares of
    series C preferred stock to
    investors in March 1999 at
    $0.897 per share, net of
    issuance costs of $29..........         --              --
  Issuance of 17,118,253 shares of
    series D preferred stock to
    investors in September and
    October 1999 at $3.505 per
    share, net of issuance costs of
    $3,079.........................         --              --
  Issuance of warrants to purchase
    641,904 shares of series C
    preferred stock for technical,
    marketing and product
    development services...........         --              --
  Issuance of warrants to purchase
    154,064 shares of series D
    preferred stock in connection
    with services..................         --              --
  Issuance of 4,023,820 shares of
    common stock in connection with
    stock options for cash and
    promissory notes...............         --             730
  Increase in value of variable
    award warrants of series A
    preferred stock issued in
    connection with lease of
    building.......................         --             396
  Increase in value of variable
    award warrants of common stock
    issued in connection with
    services.......................         --             255
  Repayment of notes receivable
    from stockholders..............         --              50
  Deferred stock-based
    compensation...................         --              --
  Amortization of deferred
    stock-based compensation.......         --           3,569
  Issuance of options to
    non-employees to purchase
    common stock...................         --             211
  Components of comprehensive
    loss:..........................
    Net loss.......................    (37,721)        (37,721)
    Unrealized gains on
      investments..................         --              11
                                      --------        --------
        Total comprehensive loss...    (37,721)        (37,710)
                                      --------        --------
Balance at December 31, 1999
  (carried forward)................   $(47,145)       $(38,374)


                            See accompanying notes.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

      CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                        STOCKHOLDERS' EQUITY (CONTINUED)
                            (NET CAPITAL DEFICIENCY)
                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)


                                     REDEEMABLE                                 NOTES         ACCUMULATED
                                     CONVERTIBLE   CONVERTIBLE               RECEIVABLE          OTHER
                                      PREFERRED     PREFERRED    COMMON         FROM         COMPREHENSIVE     DEFERRED
                                        STOCK         STOCK       STOCK     STOCKHOLDERS        INCOME       COMPENSATION
                                     -----------   -----------   -------   ---------------   -------------   ------------
Balance at December 31, 1999
  (brought forward)................   $ 89,388       $3,756      $36,293       $  (903)          $ 11          $(30,386)
Issuance of 15,426 shares of common
  stock for services in February
  and March 2000 at $4.00 per share
  (unaudited)......................         --           --          62             --             --                --
Issuance of warrants to purchase
  1,233,499 shares of series C
  preferred stock for technical,
  marketing and product development
  services (unaudited).............     10,300           --          --             --             --                --
Issuance of warrants to purchase
  200,000 shares of common stock
  for technical, marketing and
  product development services
  (unaudited)......................         --           --       1,840             --             --                --
Issuance of warrants to purchase
  468,849 shares of common stock
  for technical, marketing and
  product development services
  (unaudited)......................         --           --       4,112             --             --                --
Issuance of warrants to purchase
  37,500 shares of common stock in
  connection with lease agreement
  (unaudited)......................         --           --         357             --             --                --
Issuance of 625,000 shares of
  series D preferred stock to
  investors in March 2000 at $8.00
  per share, net of issuance costs
  of $26 (unaudited)...............      4,974           --          --             --             --                --
Issuance of 7,045,249 shares of
  common stock for exercise of
  stock options for cash and notes
  (unaudited)......................         --           --       8,529         (7,470)            --                --
Increase in value of variable award
  warrants of common stock issued
  in connection with services
  (unaudited)......................         --           --         139             --             --                --
Deferred stock-based compensation
  (unaudited)......................         --           --      36,816             --             --           (36,816)
Amortization of deferred
  stock-based compensation
  (unaudited)......................         --           --          --             --             --             7,640
Issuance of options to
  non-employees to purchase common
  stock (unaudited)................         --           --         260             --             --                --
Components of comprehensive loss:
  Net loss (unaudited).............         --           --          --             --             --                --
  Unrealized losses on investments
    (unaudited)....................         --           --          --             --            (39)               --
                                      --------       ------      -------       -------           ----          --------
      Total comprehensive loss
        (unaudited)................         --           --          --             --            (39)               --
                                      --------       ------      -------       -------           ----          --------
Balance at March 31, 2000
  (unaudited)......................   $104,662       $3,756      $88,408       $(8,373)          $(28)         $(59,562)
                                      ========       ======      =======       =======           ====          ========

                                       DEFICIT         TOTAL
                                     ACCUMULATED   STOCKHOLDERS'
                                     DURING THE        EQUITY
                                     DEVELOPMENT    (NET CAPITAL
                                        STAGE       DEFICIENCY)
                                     -----------   --------------
Balance at December 31, 1999
  (brought forward)................   $(47,145)       $(38,374)
Issuance of 15,426 shares of common
  stock for services in February
  and March 2000 at $4.00 per share
  (unaudited)......................         --              62
Issuance of warrants to purchase
  1,233,499 shares of series C
  preferred stock for technical,
  marketing and product development
  services (unaudited).............         --              --
Issuance of warrants to purchase
  200,000 shares of common stock
  for technical, marketing and
  product development services
  (unaudited)......................         --           1,840
Issuance of warrants to purchase
  468,849 shares of common stock
  for technical, marketing and
  product development services
  (unaudited)......................         --           4,112
Issuance of warrants to purchase
  37,500 shares of common stock in
  connection with lease agreement
  (unaudited)......................         --             357
Issuance of 625,000 shares of
  series D preferred stock to
  investors in March 2000 at $8.00
  per share, net of issuance costs
  of $26 (unaudited)...............         --              --
Issuance of 7,045,249 shares of
  common stock for exercise of
  stock options for cash and notes
  (unaudited)......................         --           1,059
Increase in value of variable award
  warrants of common stock issued
  in connection with services
  (unaudited)......................         --             139
Deferred stock-based compensation
  (unaudited)......................         --              --
Amortization of deferred
  stock-based compensation
  (unaudited)......................         --           7,640
Issuance of options to
  non-employees to purchase common
  stock (unaudited)................         --             260
Components of comprehensive loss:
  Net loss (unaudited).............    (39,231)        (39,231)
  Unrealized losses on investments
    (unaudited)....................         --             (39)
                                      --------        --------
      Total comprehensive loss
        (unaudited)................    (39,231)        (39,270)
                                      --------        --------
Balance at March 31, 2000
  (unaudited)......................   $(86,376)       $(62,175)
                                      ========        ========


                            See accompanying notes.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                           PERIOD FROM                                   PERIOD FROM           THREE MONTHS
                                            INCEPTION             YEARS ENDED             INCEPTION                ENDED
                                       (APRIL 14, 1997) TO       DECEMBER 31,        (APRIL 14, 1997) TO         MARCH 31,
                                          DECEMBER 31,        -------------------       DECEMBER 31,        -------------------
                                              1997             1998        1999             1999             1999        2000
                                       -------------------    -------    --------    -------------------    -------    --------
                                                                                                                (UNAUDITED)
OPERATING ACTIVITIES:
Net loss.............................        $ (131)          $(9,293)   $(37,721)        $(47,145)         $(6,789)   $(39,231)
Adjustments to reconcile net loss to
  net cash used in operating
  activities:
  Depreciation.......................             2               284       1,921            2,207              265       1,031
  Noncash warrant expense --
    preferred stock..................            --               227         511              738               25      10,355
  Noncash warrant expense -- common
    stock............................            --                --          29               29               --       5,952
  Common stock issued for services...            --                --         163              163               --          62
  Amortization of deferred stock
    compensation.....................            --                --       3,569            3,569               32       7,640
  Issuance of options to purchase
    common stock.....................            --                --         211              211               --         260
  Accrued expense on bridge note
    converted into preferred stock...            --                 9          --                9               --          --
  Changes in unrealized gains or
    losses...........................            --                --          11               11               --         (39)
  Changes in operating assets and
    liabilities:
    Accounts receivable (trade)......            --                --          --               --               --      (5,016)
    Other receivables................            --                --          --               --               --      (1,536)
    Inventory........................            --              (670)        343             (327)             (57)       (952)
    Prepaid expenses and other
      current assets.................           (10)             (169)     (1,437)          (1,616)             (79)        189
    Other assets.....................          (100)             (302)       (504)            (906)             (16)        (48)
    Accounts payable.................            73             2,767        (335)           2,505              (58)      3,235
    Accrued liabilities..............            --               730         738            1,468              809       2,911
    Accrued compensation.............            --               121         691              812             (121)      1,090
    Note payable.....................            --               201        (201)              --               --         223
    Obligations under capital
      lease..........................            --                --          --               --               --       1,536
    Deferred rent....................            --               762         886            1,648              427          92
    Other liabilities................            --                --         312              312               74         893
                                             ------           -------    --------         --------          -------    --------
Net cash used in operating
  activities.........................          (166)           (5,333)    (30,813)         (36,312)          (5,488)    (11,353)
                                             ------           -------    --------         --------          -------    --------

INVESTING ACTIVITIES:
Capital expenditures.................           (34)           (3,019)     (6,785)          (9,838)          (1,025)     (5,591)
Purchase of short-term investments...            --                --     (34,497)         (34,497)              --      (4,404)
Proceeds from maturities of
  short-term investments.............            --                --          --               --               --       9,430
Proceeds from sales of short-term
  investments........................            --                --          --               --               --       4,035
                                             ------           -------    --------         --------          -------    --------
Net cash provided by (used in)
  investing activities...............           (34)           (3,019)    (41,282)         (44,335)          (1,025)      3,470
                                             ------           -------    --------         --------          -------    --------


                            See accompanying notes.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                 (IN THOUSANDS)


                                            PERIOD FROM                                PERIOD FROM         THREE MONTHS
                                             INCEPTION           YEARS ENDED            INCEPTION              ENDED
                                        (APRIL 14, 1997) TO      DECEMBER 31,      (APRIL 14, 1997) TO       MARCH 31,
                                           DECEMBER 31,       ------------------      DECEMBER 31,       -----------------
                                               1997            1998       1999            1999            1999      2000
                                        -------------------   -------   --------   -------------------   -------   -------
                                                                                                            (UNAUDITED)
FINANCING ACTIVITIES:
Proceeds from equipment and working
  capital loans........................           --            2,853      7,001           9,854             670     1,486
Principal payments of equipment and
  working capital loans................           --             (193)    (1,350)         (1,543)           (194)     (646)
Proceeds from issuance of bridge
  loans................................           --            1,500         --           1,500              --        --
Proceeds from issuance of preferred
  stock, net...........................        1,500            8,451     79,173          89,124          21,950     4,974
Proceeds from issuance of common
  stock................................            1               20        730             751              10     1,059
Proceeds from notes receivable from
  stockholders.........................           --            1,000         50           1,050              49        --
                                              ------          -------   --------        --------         -------   -------
Net cash provided by financing
  activities...........................        1,501           13,631     85,604         100,736          22,485     6,873
                                              ------          -------   --------        --------         -------   -------
Net increase in cash and cash
  equivalents..........................        1,301            5,279     13,509          20,089          15,972    (1,010)
Cash and cash equivalents at beginning
  of period............................           --            1,301      6,580              --           6,580    20,089
                                              ------          -------   --------        --------         -------   -------
Cash and cash equivalents at end of
  period...............................       $1,301          $ 6,580   $ 20,089        $ 20,089         $22,552   $19,079
                                              ======          =======   ========        ========         =======   =======
SUPPLEMENTAL INFORMATION:
Cash paid for interest.................       $   --          $    59   $    552        $    611         $    90   $   304
                                              ======          =======   ========        ========         =======   =======
SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING AND FINANCING ACTIVITIES:
Issuance of preferred stock in exchange
  for bridge loans.....................       $   --          $ 1,500   $     --        $  1,500         $    --   $    --
                                              ======          =======   ========        ========         =======   =======
Issuance and remeasurement of
  warrants.............................       $   --          $   728   $  1,345        $  2,073         $   149   $16,748
                                              ======          =======   ========        ========         =======   =======
Notes receivable received from
  stockholders (in exchange for
  issuance of common stock)............       $1,000          $    80   $    873        $  1,953         $    --   $ 7,470
                                              ======          =======   ========        ========         =======   =======


                            See accompanying notes.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS


      CoSine Communications, Inc. was incorporated in California on April 14, 1997 and is engaged in the development of network-based, high-performance internet service delivery platforms for the global business IP Service Provider market. Since inception, CoSine's principal activities have been recruiting personnel, raising capital, and performing product development. Accordingly, CoSine is classified as a development stage enterprise at December 31, 1999.



      During the first quarter of 2000, CoSine began shipping product and recognizing revenue, and therefore ceased to be classified as a development stage enterprise.


BASIS OF PRESENTATION


      The consolidated financial statements include all of the accounts of CoSine and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.


MANAGEMENT'S PLANS


      As of December 31, 1999, CoSine had an accumulated deficit of approximately $47.1 million. Even though CoSine began shipping product and recognizing revenue in the first quarter of 2000, management expects to continue to incur substantial operating losses for the foreseeable future primarily because of expected increases in expenses for:


- Sales and marketing activities

- Research and product development activities

- General and administrative activities


      CoSine does not have a credit facility or committed sources of capital. If operating and capital resources are insufficient to meet future requirements, CoSine will have to raise additional funds to continue the development and commercialization of future technologies. These funds may not be available on favorable terms, or at all. If adequate funds are not available on attractive terms, CoSine may be required to curtail operations significantly or to obtain funds by entering into financing, supply or operating agreements on unattractive terms. CoSine may choose to raise additional capital due to market conditions or strategic considerations even if it has sufficient funds for current or future operating plans.



      CoSine believes that its available cash, cash equivalents, and short-term investments of $54.6 million as of December 31, 1999 plus the cash proceeds raised from the issuance of series E redeemable convertible preferred stock (see
Note 11) will be adequate to fund its operations through December 31, 2000.


UNAUDITED PRO FORMA INFORMATION


      In February 2000, the Board of Directors authorized the management of CoSine to file a registration statement with the Securities and Exchange Commission permitting CoSine to sell shares of its common stock to the public. If the initial public offering is consummated under the terms presently anticipated, all of the convertible preferred stock outstanding, and certain of the warrants to purchase common and preferred stock which are automatically exercised upon the closing of an initial public offering of CoSine's common stock, will automatically convert into common stock. Unaudited pro forma stockholders' equity, as adjusted for the assumed conversion of the preferred stock, and the automatic and assumed exercise of certain of the warrants to purchase common and preferred stock, is shown on the consolidated balance sheet.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

INTERIM CONSOLIDATED FINANCIAL DATA


      The consolidated financial information at March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited but has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, that CoSine considers necessary for a fair presentation of the consolidated financial position at these dates and the consolidated operating results and cash flows for these periods. Results for the interim periods are not necessarily indicative of the results to be expected for any subsequent period.


USE OF ESTIMATES

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from these estimates.

REVENUE RECOGNITION


      CoSine generally recognizes product revenue at the time of shipment, assuming that persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collectibility is probable, unless CoSine has future obligations for installation or has to obtain customer acceptance, in which case revenue is deferred until these obligations are met. The Company's product incorporates software that is not incidental to the related hardware and, accordingly, as indicated above, the Company recognizes revenue in accordance with the American Institute of Certified Public Accountants issued Statement of Position 97-2 "Software Revenue Recognition". Revenue from post-contract support obligations for specified future periods is deferred and recognized on a straight-line basis over the service period. Revenue from consulting services is recognized as the services are provided. Amounts billed in excess of revenue recognized are included as deferred revenue in the accompanying consolidated balance sheets.



      CoSine's initial two customers were provided limited price protection rights which expire in September and December 2000. CoSine believes that the likelihood of a price adjustment is remote.



COST OF GOODS SOLD


      Cost of goods sold is comprised primarily of material, labor, overhead and estimated warranty reserves.

WARRANTY RESERVES


      The warranty period for CoSine's product is generally outlined in the specific sales agreements. Estimated expenses for warranty obligations are accrued as revenue is recognized and included in cost of goods sold.


CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS


      CoSine considers all highly liquid investments purchased with original maturities of three months or less from the date of purchase to be cash equivalents. Investments with maturities in excess of three months and less than one year are considered to be short-term investments. Management determines the appropriate classification of its cash equivalents and investment securities at the time of purchase and reevaluates its determination as of each balance sheet date. Management has classified CoSine's marketable securities as available-for-sale securities in the accompanying consolidated financial statements. Available-for-sale securities are carried at fair value, with

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

unrealized gains and losses reported in a separate component of stockholders' equity. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in interest income. Interest on securities classified as available-for-sale is also included in interest income. The cost of securities sold is based on the specific identification method.


      CoSine invests its excess cash in U.S. government and agency securities, debt instruments of financial institutions and corporations, and money market funds with strong credit ratings. CoSine has established guidelines about the diversification of its investments and their maturities which should maintain safety and liquidity.


INVENTORIES

      Inventories, stated at the lower of cost (first-in, first-out) or market, consist principally of raw materials at December 31, 1998 and 1999, and work-in-process at March 31, 2000.

PROPERTY AND EQUIPMENT

      Property and equipment are stated at cost, net of accumulated depreciation. Property and equipment are depreciated using the straight-line method over estimated useful lives of the assets (ranging from three to five years) or the related lease term.

IMPAIRMENT OF LONG-LIVED ASSETS


      In accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", CoSine reviews long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Under SFAS 121, an impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. Through December 31, 1999, there have been no impairment losses.


RESEARCH AND DEVELOPMENT


      Research and development expenditures, consisting primarily of materials, labor, and overhead costs for the development and testing of prototypes and salaries and related personnel costs associated with independent research, are generally charged to operations as incurred.



      Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on CoSine's product development process, technological feasibility is established upon the completion of a working model. Through December 31, 1999, capitalizable costs incurred after achieving technological feasibility have not been significant for any development project. Accordingly, CoSine has charged all costs to research and development expense in the periods they were incurred.


STOCK-BASED COMPENSATION


      CoSine accounts for employee and director stock option grants using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" which does not require the recognition of compensation expense for options granted to employees and directors with exercise prices equal to the fair value of the common stock at the date of grant. The fair value disclosures

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" are included in Note 8. SFAS 123 requires the disclosure of pro forma information about net loss and net loss per share as if CoSine had accounted for its stock options under the fair value method.



      Stock options granted to non-employees are accounted for in accordance with SFAS 123 and the Emerging Issues Task Force Consensus No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" which requires the value of the options to be periodically re-measured as they vest over a performance period. The fair value of the options is determined using the Black-Scholes model.


COMPREHENSIVE INCOME (LOSS)


      As of January 1, 1998, CoSine adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". SFAS 130 requires unrealized gains or losses on CoSine's available-for-sale securities to be included in other comprehensive income. For the year ended December 31, 1999, comprehensive loss was reduced by $11,000 in unrealized gains on available-for-sale securities. During the three months ended March 31, 2000, comprehensive loss was increased by $39,000 in unrealized losses on available-for-sale securities. For the period from the date of incorporation to December 31, 1997 and the year ended December 31, 1998, comprehensive loss equaled net loss.


SEGMENT REPORTING


      Effective January 1, 1998, CoSine adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS 131 establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. CoSine has determined that it operates in only one segment. Accordingly, the adoption of SFAS 131 had no impact on CoSine's financial statements.



      For the quarter ended March 31, 2000, CoSine generated $1,715,000 of revenue from a customer based in Europe. Substantially all of CoSine's assets are located in the United States at December 31, 1998 and 1999 and at March 31, 2000.


SIGNIFICANT CONCENTRATIONS


      Financial instruments that potentially subject CoSine to concentrations of credit risk primarily consist of cash equivalents and short-term investments (see Note 2).



      CoSine relies on a few companies as the sole source of various materials in its production process. CoSine also utilizes a few third-party subcontractors to manufacture all of the product that it sells. If these suppliers were unable to satisfy CoSine's material and production requirements, CoSine may be unable to meet customer demand.



      For the quarter ended March 31, 2000, two customers accounted for substantially all of CoSine's revenue.


ADVERTISING EXPENSE


      The cost of advertising is expensed as incurred. CoSine's advertising costs through December 31, 1999 have been immaterial.


RECENT ACCOUNTING PRONOUNCEMENTS


      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities" which

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133 is effective for fiscal years beginning after June 15, 2000. CoSine will assess the impact of SFAS 133 if it uses derivatives or conducts hedging activities.



      In March 1998, the AICPA issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires that entities capitalize some costs related to internal use software once specific criteria have been met. CoSine adopted the provisions of SOP 98-1 on January 1, 1999.



      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements". The bulletin summarizes some of the commission's views in applying generally accepted accounting principles to revenue recognition in financial statements. CoSine believes its revenue recognition policy complied with the bulletin as of March 31, 2000.



      In March 2000, the Emerging Issues Task Force reached a consensus on Issue 00-2, "Accounting for the Costs of Developing a Web Site". In general, EITF 00-2 states that the costs of developing a web site should be accounted for under provisions of Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Although CoSine intends to comply with EITF 00-2, the adoption of EITF 00-2 will not have a significant impact on its financial position, results of operations or cash flows because while CoSine maintains a website, it is not a significant focus of its business. EITF 00-2 is effective for costs incurred after June 30, 2000.



      In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 "Accounting for Certain Transactions involving Stock Compensation". FIN 44 provides guidance for certain issues arising in the application of APB Opinion No. 25 "Accounting for Stock Issued to Employees". CoSine believes that its accounting policy for stock issued to employees is in compliance with FIN 44 as of March 31, 2000.


NET LOSS PER COMMON SHARE


      Basic net loss per common share is calculated based on the weighted-average number of common shares outstanding during the periods presented, less the weighted-average shares outstanding which are subject to CoSine's right of repurchase. Diluted net loss per common share would give effect to the dilutive effect of common stock equivalents consisting of convertible preferred stock, stock options and warrants (calculated using the treasury stock method). Potentially dilutive securities have been excluded from the diluted net loss per common share computations as their inclusion would be antidilutive.



      The computation of pro forma basic and diluted net loss per common share includes shares issuable upon the conversion of outstanding shares of convertible preferred stock (using the as-if converted method) from the original date of issuance. Shares issuable upon exercise of some of CoSine's warrants for common and preferred stock, which are automatically exercised upon closing of an initial public offering, do not affect the computation, because the shares are issued on the date of the assumed conversion.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

     The following table presents the calculation of historical basic and diluted net loss per share and pro forma basic and diluted net loss per share (in thousands, except per share data):


                                        PERIOD FROM                              THREE MONTHS
                                         INCEPTION          YEARS ENDED             ENDED
                                      (APRIL 14, 1997)      DECEMBER 31,          MARCH 31,
                                      TO DECEMBER 31,    ------------------   ------------------
                                            1997          1998       1999      1999       2000
                                      ----------------   -------   --------   -------   --------
Historical:
  Net loss allocable to common
     stockholders...................      $  (131)       $(9,293)  $(37,721)  $(6,789)  $(41,731)
                                          =======        =======   ========   =======   ========
Basic and diluted:
  Weighted-average shares of common
     stock outstanding..............        1,868          6,484      7,659     6,702     15,323
  Less: weighted-average shares
     subject to repurchase..........       (1,346)        (4,433)    (2,822)   (2,885)    (9,068)
                                          -------        -------   --------   -------   --------
  Weighted-average shares used in
     basic and diluted net loss per
     common share...................          522          2,051      4,837     3,817      6,255
                                          =======        =======   ========   =======   ========
Basic and diluted net loss per
  common share......................      $ (0.25)       $ (4.53)  $  (7.80)  $ (1.78)  $  (6.67)
                                          =======        =======   ========   =======   ========
Pro forma:
  Net loss allocable to common
     stockholders...................                               $(37,721)            $(41,731)
                                                                   ========             ========
Pro forma basic and diluted:
  Shares used above.................                                  4,837                6,255
  Pro forma adjustment to reflect
     weighted-average effect of
     assumed conversion of
     convertible preferred stock
     (unaudited)....................                                 45,541               62,040
                                                                   --------             --------
  Weighted-average shares used in
     pro forma basic and diluted net
     loss per common share
     (unaudited)....................                                 50,378               68,295
                                                                   ========             ========
  Pro forma basic and diluted net
     loss per common share
     (unaudited)....................                               $  (0.75)            $  (0.61)
                                                                   ========             ========



     During all periods presented, CoSine had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

net loss per share as their effect would have been antidilutive. These outstanding securities consist of the following:


                                         PERIOD FROM                           THREE MONTHS
                                          INCEPTION         YEARS ENDED            ENDED
                                       (APRIL 14, 1997)    DECEMBER 31,          MARCH 31,
                                       TO DECEMBER 31,    ---------------   -------------------
                                             1997          1998     1999      1999       2000
                                       ----------------   ------   ------   --------   --------
                                                            (IN THOUSANDS)
Convertible preferred stock (as-if
  converted basis)...................       6,250         20,384   62,006     44,888     62,631
Stock options........................          --          2,618   10,762      5,098      8,320
Warrants to purchase common stock....          --             43       43         43        749
Warrants to purchase preferred stock
  (as-if converted basis)............          --          1,331    2,127      1,331      3,360


2. SHORT-TERM INVESTMENTS

     Short-term investments as of December 31, 1999, including cash equivalents and short-term investments, were as follows (in thousands):

Money market funds..........................................    $ 11,448
Commercial paper............................................      17,751
Corporate bonds.............................................      24,670
                                                                --------
                                                                  53,869
Amounts classified as cash equivalents......................     (19,372)
                                                                --------
Short-term investments......................................    $ 34,497
                                                                ========

     As of December 31, 1999, the fair value approximated the amortized cost of available-for-sale securities. As of December 31, 1999, the average portfolio duration was 122 days. There were no short-term investments as of December 31, 1998.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

3. PROPERTY AND EQUIPMENT


     Property and equipment consists of:


                                                               DECEMBER 31,
                                                             -----------------    MARCH 31,
                                                              1998      1999        2000
                                                             ------    -------    ---------
                                                                     (IN THOUSANDS)
Computer equipment.........................................  $1,716    $ 2,175     $ 3,956
Furniture and fixtures.....................................     526      1,069       1,768
Leasehold improvements.....................................     155        364         885
Computer software..........................................     656      2,002       2,715
Manufacturing and laboratory equipment.....................      --      4,228       6,105
                                                             ------    -------     -------
                                                              3,053      9,838      15,429
Less accumulated depreciation..............................    (286)    (2,207)     (3,238)
                                                             ------    -------     -------
Property and equipment, net................................  $2,767    $ 7,631     $12,191
                                                             ======    =======     =======

4. LEASES


     CoSine leases its facilities under an operating lease which began August 1, 1998 and has been extended to expire December 31, 2011.


     Minimum future lease payments due under this lease agreement are as follows at December 31, 1999:

                                                              AMOUNT
                                                          --------------
                                                          (IN THOUSANDS)
2000....................................................     $ 1,924
2001....................................................       1,983
2002....................................................       2,038
2003....................................................       2,088
2004....................................................       2,148
Thereafter..............................................      16,710
                                                             -------
  Total minimum lease payments..........................     $26,891
                                                             =======


      Rent expense was $19,000 for the period from inception (April 14, 1997) to December 31, 1997, $1,045,000 in 1998 and $2,093,000 in 1999, and is calculated on a straight-line basis.



      CoSine subleases a portion of the space at its facility. Rental income relating to the sublease was $0 for the period from inception (April 14, 1997) to December 31, 1997, $13,000 in 1998 and $323,000 in 1999. The sublease arrangements, which expire on June 30, 2001, provide for income of $531,000 in 2000 and $261,000 in 2001.



      For its facility lease, CoSine has issued a noninterest-bearing promissory note due January 2001 for approximately $222,000 relating to a security deposit, which is included in other long-term liabilities at December 31, 1999.



      On February 12, 2000, CoSine leased additional facilities in Redwood City, California, primarily for office space. The

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


lease runs for twelve years beginning on February 12, 2000. Minimum annual rental commitments under the operating lease are $1,835,000 in 2000, $2,127,000 in 2001, $2,186,000 in 2002, $2,246,000 in 2003 and $2,305,000 in 2004 and
$18,018,000 after December 31, 2004.



      On January 1, 2000, CoSine leased additional facilities in Reston, Virginia, primarily for office space. The lease runs for fifty-three months beginning on January 1, 2000. Minimum annual rental commitments under the operating lease are $185,000 in 2000, $194,000 in 2001, $204,000 in 2002,
$214,000 in 2003 and $94,000 in 2004.


5. EQUIPMENT AND WORKING CAPITAL LOANS


      As of December 31, 1999, CoSine has entered into equipment and working capital loan agreements totaling $9,854,000 that are secured by the assets purchased using the loans. Principal and interest are due in monthly installments through 2003. Interest accrues at annual rates between 12.9% and 14.1%. As of December 31, 1999, total principal payments due under these agreements are $8,311,000. The fair value of the loans is estimated based on current interest rates available to CoSine for debt instruments with similar terms, degrees of risk, and remaining maturities. The carrying value of the loans approximates their fair value.


     Future minimum principal payments under these equipment and working capital loans at December 31, 1999 are as follows:

                                                              AMOUNT
                                                          --------------
                                                          (IN THOUSANDS)
2000....................................................     $ 3,221
2001....................................................       3,005
2002....................................................       2,528
2003....................................................       1,570
                                                             -------
Total minimum payments..................................      10,324
Less: amount representing interest......................      (2,013)
                                                             -------
                                                               8,311
Less: current portion...................................      (2,274)
                                                             -------
                                                             $ 6,037
                                                             =======


      During the three months ended March 31, 2000, CoSine obtained additional equipment loans totaling $1,486,000 that are secured by the assets purchased using the loans. Principal and interest are due in monthly installments through 2004. Interest accrues at 14.3% per annum. As of March 31, 2000, total principal payments due under these agreements are $1,382,000. Future minimum principal payments under these loans are as follows: 2000 -- $204,000, 2001 -- $308,000, 2002 -- $355,000, 2003 -- $385,000, and 2004 -- $130,000.



      At March 31, 2000, CoSine did not meet certain financial reporting loan covenants of these loan agreements. The financial institutions have agreed to waive these covenants.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

6. COMMITMENTS


      As of December 31, 1999, CoSine had commitments of approximately $6,067,000 relating to purchases of raw material components and $3,813,000 relating to royalties payable on software licenses on future product sales.


7. 401(k) PLAN


      CoSine has a defined contribution benefit plan established under the provisions of section 401(k) of the Internal Revenue Code. All employees may elect to contribute up to 20% of their compensation to the plan through salary deferrals, subject to IRS limits. CoSine may contribute a discretionary matching contribution. Since inception (April 14, 1997) through December 31, 1999, CoSine made no matching contributions to the plan.


8. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)


      CoSine has convertible preferred stock that consists of (i) series A convertible preferred stock and (ii) series B, C, and D redeemable convertible preferred stock, collectively referred to as "preferred stock."


CONVERTIBLE PREFERRED STOCK

SERIES A


      Series A convertible preferred stock ranks senior to CoSine's common stock and junior to the series B, C and D preferred stock as to liquidation preference. Series A convertible preferred stock has a liquidation preference of $1.60 per share, plus any accrued dividends.



      Each share of series A convertible preferred stock is, at the option of the holder, convertible into common stock as determined by dividing the original issue price by the following conversion price: $0.40 (subject to adjustment). The outstanding shares of series A convertible preferred stock automatically convert into common stock either immediately before the closing of an underwritten public offering of common stock in which CoSine receives at least $15,000,000 in gross proceeds, and the price per share is at least $5.00 per share, or at the election of the holders of a majority of the then outstanding shares of series A convertible preferred stock.



      Series A convertible preferred stock is not redeemable by CoSine.



      The series A convertible preferred stockholders have voting rights equal to the common shares issuable upon conversion. In addition, the holders of series A convertible preferred stock, voting together as a class, are entitled to elect one member of CoSine's board of directors (as long as 500,000 shares of the class are outstanding).



      Series A convertible preferred stock ranks senior to the common stock as to dividends. Each fiscal year, series A convertible stockholders are entitled to cumulative dividends of $0.16 per share. Dividends will be paid only when declared by the board of directors, out of legally available funds. No dividends have been declared.


REDEEMABLE CONVERTIBLE PREFERRED STOCK

SERIES B


      Series B convertible preferred stock ranks senior to the series A preferred stock and pari passu with the series C and D preferred stock as to liquidation preference. Series B convertible preferred stock has a liquidation preference of $0.738 per share, plus any accrued dividends. The aggregate per share liquidation amount for the holders of series B convertible preferred stock will not exceed $2.50.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


      Each share of series B convertible preferred stock is, at the option of the holder, convertible into common stock as determined by dividing the original issue price by the following conversion price: $0.738 (subject to adjustment). The outstanding shares of series B convertible preferred stock automatically convert into common stock either immediately before the closing of an underwritten public offering of common stock in which CoSine receives at least $15,000,000 in gross proceeds, and the price per share is at least $5.00 per share, or at the election of the holders of a majority of the then outstanding shares of series B convertible preferred stock.



      If at any time within the 90 day period following November 23, 2003, CoSine receives a written request from the holders of not less than 67% of the then outstanding series B, C and D convertible preferred stock, requesting redemption of all or a portion of the series B, C and D convertible preferred stock, CoSine shall redeem pro rata to their respective requests for redemption one-third of each of the series B, C and D convertible preferred stock requested to be redeemed, and shall redeem the series B, C and D convertible preferred stock remaining outstanding after this redemption pro rata to the respective number of shares of each then outstanding, in two equal installments on November 23, 2004 and November 23, 2005. CoSine shall pay in cash for series B preferred the higher of $0.738 per share or the fair market value of the shares as determined by a qualified independent appraiser.



      The series B convertible preferred stockholders have voting rights equal to the common shares issuable upon conversion. In addition, the holders of series B convertible preferred stock, voting together as a class, are entitled to elect two members of CoSine's board of directors (as long as 500,000 shares of the class are outstanding).



      Series B convertible preferred stock ranks senior to the common stock as to dividends. Each fiscal year, series B convertible stockholders are entitled to noncumulative dividends of $0.0738 per share. Dividends will be paid only when declared by the board of directors, out of legally available funds. No dividends have been declared.


SERIES C


      Series C convertible preferred stock ranks senior to the series A preferred stock and pari passu with the series B and D preferred stock as to liquidation preference. Series C convertible preferred stock has a liquidation preference of $0.897 per share, plus any accrued dividends. The aggregate per share liquidation amount for the holders of series C preferred stock will not exceed $3.588.



      Each share of series C convertible preferred stock is, at the option of the holder, convertible into common stock as determined by dividing the original issue price by the following conversion price: $0.897 (subject to adjustment). The outstanding shares of series C convertible preferred stock automatically convert into common stock either upon the close of business on the day immediately before the closing of an underwritten public offering of common stock in which CoSine receives at least $15,000,000 in gross proceeds, and the price per share is at least $5.00 per share, or at the election of the holders of a majority of the then outstanding shares of series C convertible preferred stock.



      If at any time within the 90 day period following November 23, 2003, CoSine receives a written request from the holders of not less than 67% of the then outstanding

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


series B, C and D convertible preferred stock, requesting redemption of all or a portion of the series B, C and D convertible preferred stock, CoSine shall redeem pro rata to their respective requests for redemption one-third of each of the series B, C and D convertible preferred stock requested to be redeemed, and shall redeem the series B, C and D convertible preferred stock remaining outstanding after this redemption pro rata to the respective number of shares of each then outstanding, in two equal installments on November 23, 2004 and November 23, 2005. CoSine shall pay in cash for series C preferred the higher of $0.897 per share or the fair market value of the shares as determined by a qualified independent appraiser.



      The series C convertible preferred stockholders have voting rights equal to the common shares issuable upon conversion.



      Series C convertible preferred stock ranks senior to the common stock as to dividends. Each fiscal year, series C convertible stockholders are entitled to noncumulative dividends of $0.0897 per share. Dividends will be paid only when declared by the board of directors, out of legally available funds. No dividends have been declared.


SERIES D


      Series D convertible preferred stock ranks senior to the series A preferred stock and pari passu with the series B and C preferred stock as to liquidation preference. Series D convertible preferred stock has a liquidation preference of $3.505 per share, plus any accrued dividends. The aggregate per share liquidation amount for the holders of series D preferred stock will not exceed $14.02.



      Each share of series D convertible preferred stock is, at the option of the holder, convertible into common stock as determined by dividing the original issue price by the following conversion price: $3.505 (subject to adjustment). The outstanding shares of series D convertible preferred stock automatically convert into common stock either immediately before the closing of an underwritten public offering of common stock in which CoSine receives at least $15,000,000 in gross proceeds, and the price per share is at least $7.00 per share, or at the election of the holders of a majority of the then outstanding shares of series D convertible preferred stock.



      If at any time within the 90 day period following November 23, 2003, CoSine receives a written request from the holders of not less than 67% of the then outstanding series B, C and D convertible preferred stock, requesting redemption of all or a portion of the series B, C and D convertible preferred stock, CoSine shall redeem pro rata to their respective requests for redemption one-third of each of the series B, C and D convertible preferred stock requested to be redeemed, and shall redeem the series B, C and D convertible preferred stock remaining outstanding after this redemption pro rata to the respective number of shares of each then outstanding, in two equal installments on November 23, 2004 and November 23, 2005. CoSine shall pay in cash for series D preferred the higher of $3.505 per share or the fair market value of the shares as determined by a qualified independent appraiser.



      The series D convertible preferred stockholders have voting rights equal to the common shares issuable upon conversion.



      Series D convertible preferred stock ranks senior to the common stock as to dividends. Each fiscal year, series D convertible stockholders are entitled to noncumulative dividends of $0.3505 per share. Dividends will be paid only when

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


declared by the board of directors, out of legally available funds. No dividends have been declared.


DEEMED DIVIDEND


      In March 2000, CoSine consummated the sale of an additional 625,000 shares of series D redeemable convertible preferred stock from which CoSine received proceeds of approximately $5 million or $8.00 per share. At the date of issuance, CoSine believed the per share price of $8.00 represented the fair value of the preferred stock. After CoSine's initial public offering process began, CoSine reevaluated the fair value of its common stock as of March 2000. Accordingly, the increase in fair value has resulted in a beneficial conversion feature of $2.5 million, that has been recorded as a deemed dividend to preferred stockholders in 2000. CoSine recorded the deemed dividend at the date of issuance by offsetting charges and credits to stockholders' equity. The preferred stock dividend increases the net loss allocable to common stockholders in the calculation of basic and diluted net loss per common share for the three months ended March 31, 2000.


RESERVED SHARES


      CoSine has reserved a total of 159,105 shares of series A convertible preferred stock, 694,444 shares of series B convertible preferred stock, 641,904 shares of series C convertible preferred stock, and 154,064 shares of series D convertible preferred stock for issuance under warrant agreements. As of December 31, 1999, warrants were outstanding and exercisable for similar amounts of shares of series A, B, C, and D preferred stock.


COMMON STOCK


      In September 1997, January and February 1998, 6,666,664 shares of common stock were issued to founders of CoSine for cash and full-recourse notes. The outstanding shares are subject to certain transfer restrictions. These shares are also subject to repurchase at the issuance price upon termination of employment. CoSine's right of repurchase expires ratably over periods ranging from 3 to 4 years.



      As of December 31, 1999, 1,666,666 shares of common stock issued to the two founders are subject to repurchase.



      CoSine issued 4,023,820 shares of common stock in 1999 and 7,045,249 shares of common stock during the three months ended March 31, 2000, upon stock option exercises for cash and notes.



     At December 31, 1999, CoSine has reserved shares of common stock for future issuance as follows:


Stock options:
  Options outstanding.......................................   10,761,834
  Reserved for future grants................................    6,834,346
Convertible preferred stock.................................   64,288,738
Warrants outstanding........................................    2,169,899
                                                               ----------
                                                               84,054,817
                                                               ==========

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


      Holders of common stock, voting together as a class, are entitled to elect one member of CoSine's board of directors.


STOCK DIVIDEND


      In May 1998, a stock dividend was authorized for the issuance of three common shares for every common share held on the record date (effectively a 4-for-1 stock split). As a result, the conversion price for series A preferred stock was reduced from $1.60 to $0.40. Holders of options for shares of common stock on the record date are entitled to receive four times the number of shares of common stock for the same aggregate price upon exercise. The stock dividend was accounted for as a stock split and common share numbers have been adjusted accordingly.


1997 STOCK OPTION PLAN


      In October 1997, the board of directors adopted the 1997 stock plan for issuance of common stock and grants of options for common stock to employees, consultants and directors. Incentive stock options granted under the plan are at prices not less than the fair value of stock at the date of grant, except in the case of a sale to a person who owns stock representing more than 10% of all the voting power of all classes of stock of CoSine, in which case the purchase price will be 110% of the fair market value of the common stock on the date of grant. Nonstatutory stock options granted under the plan are at prices not less than 85% of the fair value of stock at the date of grant, except in the case of a sale to a person who owns stock representing more than 10% of all the voting power of all classes of stock of CoSine, in which case the purchase price will be 110% of the fair market value of the common stock on the date of grant. Options granted under the plan generally vest over four years at a rate of 25% one year from the grant date and ratably monthly thereafter and expire ten years after the grant, or earlier upon termination. Options may be granted with different vesting terms.



      The plan also allows for the exercise of options before vesting and the related issuance of restricted stock that is subject to right of repurchase by CoSine. The right of repurchase generally lapses at the rate noted above. An aggregate 2,782,227 and 9,108,247 shares of common stock acquired through the exercise of options are subject to repurchase at an aggregate repurchase price of $1,485,000 as of December 31, 1999 and $9,892,000 as of March 31, 2000.



      As discussed in Note 1, CoSine has elected to follow APB 25 and related interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of CoSine's employee stock options equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

     Stock activity under the 1997 Stock Option Plan was as follows:


                                                 SHARES                        WEIGHTED-
                                                AVAILABLE       OPTIONS         AVERAGE
                                                FOR GRANT     OUTSTANDING    EXERCISE PRICE
                                               -----------    -----------    --------------
Authorized...................................      833,332            --            --
                                               -----------    ----------
Balance as of December 31, 1997..............      833,332            --            --
Authorized...................................    1,786,668            --            --
Granted......................................   (2,618,127)    2,618,127         $0.08
                                               -----------    ----------
Balance as of December 31, 1998..............        1,873     2,618,127         $0.08
Authorized...................................   19,000,000            --            --
Granted......................................  (12,604,225)   12,604,225         $0.70
Exercised....................................           --    (4,023,820)        $0.40
Canceled.....................................      436,698      (436,698)        $0.17
                                               -----------    ----------
Balance as of December 31, 1999..............    6,834,346    10,761,834         $0.69
Authorized (subject to stockholders'
  approval) (unaudited)......................    6,000,000            --            --
Granted (unaudited)..........................   (5,066,483)    5,066,483         $3.72
Exercised (unaudited)........................           --    (7,045,249)        $1.21
Canceled (unaudited).........................      463,363      (463,363)        $1.25
                                               -----------    ----------
Balance as of March 31, 2000 (unaudited).....    8,231,226     8,319,705         $2.06
                                               ===========    ==========


     The following table summarizes information concerning outstanding options at December 31, 1999:

OPTIONS OUTSTANDING AND EXERCISABLE
------------------------------------
                          WEIGHTED-
                           AVERAGE
                          REMAINING
EXERCISE     NUMBER      CONTRACTUAL
 PRICE     OUTSTANDING      LIFE
--------   -----------   -----------
                         (IN YEARS)
$0.038        570,163        8.1
$0.150      1,697,976        9.1
$0.225        853,544        9.2
$0.545      1,537,763        9.5
$1.000      6,102,388        9.9
           ----------        ---
           10,761,834        9.5
           ==========        ===

STOCK-BASED COMPENSATION


      During the year ended December 31, 1999 and the three months ended March 31, 2000, CoSine issued stock options to employees with exercise prices which it believed represented the fair value of the stock. In March 2000, after CoSine began the initial offering process, CoSine reevaluated the fair value of its common stock. In connection with the reevaluation, CoSine

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


recorded deferred stock compensation for these stock option grants of $33,955,000 in the year ended December 31, 1999 and $36,816,000 in the three months ended March 31, 2000 representing the difference between the fair value of the common stock for financial reporting purposes and the exercise price of the underlying options. This amount is recorded as a reduction of stockholders' equity and is being amortized over the vesting period of the individual options, generally four years, using the graded vesting method. CoSine recorded amortization of deferred stock compensation of $3,569,000 for the year ended December 31, 1999 and $7,640,000 for the three months ended March 31, 2000.



      During the years ended December 31, 1998 and 1999 and the three months ended March 31, 2000, CoSine granted common stock options to nonemployees at exercise prices that range from $0.15 to $1.00 per share for services provided to CoSine. These options are included in the option tables disclosed above. The options generally vest over four years at a rate of 25% one year from the grant date and ratably monthly thereafter and expire ten years after the grant date. CoSine recognized expense of $211,000 in 1999 and $260,000 during the three months ended March 31, 2000, for these transactions. The related expense in 1998 was not material. The fair value of these options is periodically re-measured as they vest over the performance period and was estimated using the Black-Scholes model with the following assumptions: risk-free interest rate of 5%, expected life of 10 years, a dividend yield of zero, and an expected volatility of CoSine's common stock of 0.6.


PRO FORMA INFORMATION


      Pro forma information about net loss and net loss per share is required by FAS 123, which also requires the information to be determined as if CoSine has accounted for its employee stock options granted under the fair value method of that statement. The fair value of CoSine's options was estimated at the grant date using the Black-Scholes option pricing model with the following assumptions: volatility of 0.6, risk-free interest rate of 5%, an expected life of four years, and a dividend yield of zero. The weighted-average fair value of options granted during 1998 and 1999 was $0.02 and $2.92, respectively.


     Pro forma information is as follows:

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1997      1998        1999
                                                              ------    -------    --------
As reported:
  Net loss (in thousands)...................................  $ (131)   $(9,293)   $(37,721)
  Net loss per share........................................  $(0.25)   $ (4.53)   $  (7.80)
Pro forma:
  Net loss (in thousands)...................................  $ (131)   $(9,299)   $(37,721)
  Net loss per share........................................  $(0.25)   $ (4.53)   $  (7.80)


      Pro forma net loss and net loss per share equals actual net loss and net loss per share in 1999 due to the fact that the amortization of deferred stock-based compensation exceeds pro forma compensation expense calculated under FAS 123.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

WARRANTS


      In November 1998, in connection with consulting services, CoSine issued warrants to purchase 43,067 shares of common stock. The warrants are exercisable at any time at $0.15 per share and expire on the earlier of ten years following the issue date or a corporate reorganization. The warrants are automatically exercised upon the closing of an initial public offering or other defined events. The warrants have a variable measurement date and accordingly they are periodically revalued based on the guidance of Emerging Issues Task Force Consensus No. 96-18. The warrants vest over a period of four years and their fair value was calculated to be $260,000 at December 31, 1999 and $399,000 at March 31, 2000 using the Black-Scholes valuation method, utilizing a volatility factor of 0.6, risk-free interest rate of 5%, and an initial expected life of 10 years. The fair value of the warrants is being amortized over the term of the lease.



      In August 1998, in connection with a facilities lease arrangement, CoSine issued warrants to purchase 157,915 shares of series A preferred stock. The warrants are exercisable at any time at no cost to the holder and expire on the earlier of five years following the issue date or a corporate reorganization. The warrants have a variable measurement date and accordingly they are periodically revalued based on the guidance of Emerging Issues Task Force Consensus No. 96-18. The warrants vest over a period of one year and their fair value was calculated to be $767,000 at December 31, 1999 using the Black-Scholes valuation method, utilizing a volatility factor of 0.6, risk-free interest rate of 5%, and an initial expected life of 5 years. The fair value of the warrants is being amortized over the term of the lease.



      In May 1998, in connection with a loan and security agreement, CoSine issued warrants to purchase 84,688 shares of series B preferred stock. The warrants are fully vested immediately upon issuance and exercisable at any time at $0.738 per share and expire five years following the issue date. There are no forfeiture rights. As there are no future performance obligations, the measurement date of the warrants was fixed at the issuance date. The fair value of the warrants was calculated to be $35,000 using the Black-Scholes valuation method, utilizing a volatility factor of 0.6, risk-free interest rate of 5%, and an expected life of 5 years, and was expensed in full during 1998.



      In October 1998, in connection with an equipment and working capital loan arrangement, CoSine issued warrants to purchase 304,878 shares of series B preferred stock. The warrants are fully vested immediately upon issuance and exercisable at any time at $0.738 per share and expire eight years following the issue date. The fair value of the warrants was calculated to be $152,000 using the Black-Scholes valuation method, utilizing a volatility factor of 0.6, risk-free interest rate of 5%, and an expected life of 8 years. The fair value of the warrants is being amortized over the term of the loan.



      In November 1998, in connection with a bridge note agreement, CoSine issued warrants to purchase 304,878 shares of series B preferred stock. The warrants are fully vested immediately upon issuance and exercisable at any time at $0.738 per share and expire on the earlier of ten years following the issue date and a corporate reorganization. There are no forfeiture rights. As there are no future performance obligations, the measurement date of the warrants was fixed at the issuance date. The fair value of the warrants was calculated to be $165,000 using the Black-Scholes valuation method, utilizing a volatility factor of 0.6, risk-free interest rate of 5%, and an expected life of 10 years, and was expensed in full during 1998.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


      In May 1999, for technical, marketing and product development services related to its products, CoSine issued warrants to a customer to purchase 641,904 shares of series C preferred stock. The warrants are fully vested immediately upon issuance and exercisable at any time at $1.0905 per share and expire five years following the issue date. The warrants are automatically exercised upon the closing of an initial public offering or other defined events. There are no forfeiture rights. As there are no future performance obligations, the measurement date of the warrants was fixed at the issuance date. The fair value of the warrants was calculated to be $392,000 using the Black-Scholes valuation method, utilizing a volatility factor of 0.6, risk-free interest rate of 5%, and an expected life of 5 years, and was expensed in full during 1999.



      In September 1999, in connection with placement services for the first round of series D issuance, CoSine issued warrants to purchase 148,929 shares of series D preferred stock. The warrants are fully vested immediately upon issuance and exercisable at any time at $3.505 per share and expire five years following the issue date. The warrants are automatically exercised upon the closing of an initial public offering or other defined events. There are no forfeiture rights. As there are no future performance obligations, the measurement date of the warrants was fixed at the issuance date. The fair value of the warrants was calculated to be $292,000 using the Black-Scholes valuation method, utilizing a volatility factor of 0.6, risk-free interest rate of 5%, and an expected life of 5 years, and was recorded as series D first round issuance costs.



      In October 1999, in connection with placement services for the second round of series D issuance, CoSine issued warrants to purchase 5,135 shares of series D preferred stock. The warrants are fully vested immediately upon issuance and exercisable at any time at $3.505 per share and expire five years following the issue date. The warrants are automatically exercised upon the closing of an initial public offering or other defined events. There are no forfeiture rights. As there are no future performance obligations, the measurement date of the warrants was fixed at the issuance date. The fair value of the warrants was calculated to be $10,000 using the Black-Scholes valuation method, utilizing a volatility factor of 0.6, risk-free interest rate of 5%, and an expected life of 5 years, and was recorded as series D second round issuance costs.


9. RELATED PARTIES


      CoSine has full-recourse promissory notes of $80,000 as of December 31, 1998 and $30,000 as of December 31, 1999, from officers of CoSine. In addition, the notes are secured by a pledge of CoSine's common stock and bear an annual interest at 6.13%. The notes and interest accrued but unpaid are due and payable during 2008.



      As of December 31, 1999, CoSine had full recourse promissory notes totaling $903,000 from employees of CoSine for the payment of stock option exercises (none at December 31, 1998). Yearly interest on the notes ranges from 6.39% to 6.77%. The notes are due and payable at the earliest of the following events: 10 years from the date of loan, termination of the employee or sale of the shares.



      In 1999, CoSine issued 18,604 shares of common stock to a firm of immigration attorneys in lieu of compensation. A partner of that firm is a relative of an officer of CoSine.


10. INCOME TAXES


      Due to operating losses and CoSine's inability to recognize an income tax benefit

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

from these losses, there is no provision for income taxes for the period from inception (April 14, 1997) to December 31, 1997, and for the years ended December 31, 1998 and 1999.


     The difference between the provision (benefit) for income taxes and the amount computed by applying the federal statutory income tax rate to income
(loss) before taxes is explained below:


                                                          PERIOD FROM
                                                           INCEPTION           YEARS ENDED
                                                      (APRIL 14, 1997) TO      DECEMBER 31,
                                                         DECEMBER 31,       ------------------
                                                             1997            1998       1999
                                                      -------------------   -------   --------
                                                                   (IN THOUSANDS)
Tax (benefit) at federal statutory rate.............         $(45)          $(3,253)  $(13,206)
Loss for which no tax benefit is currently
  recognizable......................................           45             3,253     13,206
                                                             ----           -------   --------
          Total provision (benefit).................         $ --           $    --   $     --
                                                             ====           =======   ========


     Significant components of CoSine's deferred tax assets are as follows:


                                                                 DECEMBER 31,
                                                              -------------------
                                                               1998        1999
                                                              -------    --------
                                                                (IN THOUSANDS)
Deferred tax assets:
Net operating loss carryforwards............................  $ 3,100    $ 10,300
Tax credit carryforwards....................................      270         900
Accruals and reserves not currently deductible..............      600       3,300
                                                              -------    --------
Total deferred tax assets...................................    3,970      14,500
Valuation allowance.........................................   (3,970)    (14,500)
                                                              -------    --------
Net deferred tax assets.....................................  $    --    $     --
                                                              =======    ========


      Financial Accounting Standards Board Statement No. 109 provides for the recognition of deferred tax assets if realization of the deferred tax assets is more likely than not. Based upon the weight of available evidence, which includes CoSine's historical operating performance and the reported cumulative net losses in all prior years, CoSine has provided a full valuation allowance against its net deferred tax assets.



      The valuation allowance increased by $10,530,000 in 1998 and $3,925,000 in 1999.



      As of December 31, 1999, CoSine had federal and state net operating loss carryforwards of approximately $25,600,000 and $28,900,000, respectively. As of December 31, 1999, CoSine also had federal and state research and development tax credit carryforwards of approximately $600,000 and $500,000, respectively. The net operating loss and tax credit carryforwards will expire at various dates beginning in 2005, if not utilized.



      Use of the net operating loss and tax credit carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, and similar

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

state provisions. The annual limitation may result in the expiration of net operating loss and tax credit carryforwards before utilization.

11. SUBSEQUENT EVENTS

WARRANTS


      In February 2000, for technical, marketing and product development services related to its products, CoSine issued warrants to a customer to purchase 200,000 shares of common stock at $4.00 per share, subject to adjustment. The warrants have a life of 4 years. They are fully vested and exercisable immediately and are automatically exercised upon the closing of an initial public offering of CoSine's common stock or other defined events. There are no forfeiture rights. As there are no future performance obligations, the measurement date of the warrants was fixed at the issuance date. The fair value of the warrants was calculated to be $1,840,000 using the Black-Scholes valuation method, utilizing a volatility factor of 0.6, risk-free interest rate of 5% and expected lives of 4 years, and the amount was charged to sales and marketing expense in the period ended March 31, 2000.



      In March 2000, for technical, marketing and product development services related to its products, CoSine agreed to issue warrants to a customer to purchase 468,849 shares of common stock at $3.73 per share, subject to adjustment. CoSine has accounted for the warrants as if they had been issued as of March 31, 2000. The warrants have a life of 4 years. They are fully vested and exercisable immediately. There are no forfeiture rights. As there are no future performance obligations, the measurement date of the warrants was fixed at the assumed issuance date. The fair value of the warrants was calculated to be $4,112,000 using the Black-Scholes valuation method, utilizing a volatility factor of 0.6 risk-free interest rate of 5% and expected lives of 4 years and the amount was charged to sales and marketing expense in the period ended March 31, 2000.



      In January 2000, for technical, marketing and product development services related to its products, CoSine issued warrants to a customer to purchase 1,233,499 shares of series C preferred stock at $0.81 per share, subject to adjustment. The warrants have a life of 4 years. They are fully vested and exercisable immediately and are automatically exercised upon the closing of an initial public offering of CoSine's common stock or other defined events. There are no forfeiture rights. As there are no future performance obligations, the measurement date of the warrants was fixed at the issuance date. The fair value of the warrants was calculated to be $10,300,000 using the Black-Scholes valuation method, utilizing a volatility factor of 0.6, risk-free interest rate of 5% and expected lives of 4 years and the amount was charged to sales and marketing expense in the period ended March 31, 2000.



      In March 2000, in connection with an equipment lease, CoSine issued warrants for the purchase of 37,500 shares of its common stock at $8.00 per share to a leasing company. The warrants may be exercised at any time before to the earlier of 10 years from the date of the warrant or the fifth anniversary of the first public offering of CoSine's common stock. There are no forfeiture rights. As there are no future performance obligations, the measurement date of the warrants was fixed at the issuance date. The fair value of the warrant was calculated to be $357,000 using the Black-Scholes valuation method utilizing a volatility factor of 0.6, risk-free interest rate of 5% and expected lives of 10 years. At March 31, 2000, this amount has been deferred as prepaid interest and will be amortized over the lease term of 3 years.



      In April 2000, for assistance with specific marketing activities CoSine agreed to issue a

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

warrant to a customer for the purchase of 75,000 shares of common stock at $15.00 per share, subject to adjustment. The issuance of the warrant is contingent upon the customer obtaining financing for its purchase order.

CAPITAL LEASE


      On March 29, 2000, CoSine entered into a thirty-six month capital lease under a sale and leaseback agreement to finance the purchase of computer and other equipment. Capitalized costs of $1,536,000 and accumulated amortization of $62,000 are included in property and equipment at March 31, 2000. The proceeds from this agreement are included in other accounts receivable in the accompanying balance sheet because CoSine did not receive them by March 31, 2000.


      Future minimum payments under this capital lease as of March 31, 2000 are as follows (in thousands):

2000................................  $  450
2001................................  $  594
2002................................  $  594
2003................................  $  302
                                      ------
Total minimum lease payments........  $1,940
Less amount representing interest...    (404)
                                      ------
Present value of net minimum lease
  payments..........................  $1,536
Less current portion................    (408)
                                      ------
Long-term portion...................  $1,128
                                      ======

SERIES E REDEEMABLE CONVERTIBLE PREFERRED STOCK


      On May 10, 2000, CoSine sold 4,666,667 shares of series E redeemable convertible preferred stock at $15.00 per share. The shares automatically convert into common stock upon the closing of an underwritten public offering of common stock in which CoSine receives gross proceeds of at least $15,000,000, and the price per share is at least $7.00. The conversion price upon the closing of an underwritten public offering is $15.00 per share. If the offering price is less than $15.00 per share, the conversion price will be reduced to the actual offering price. However, it will not be reduced to less than $7.00 per share. The shares are redeemable on substantially the same terms as those described above for series D (Note 8) except that the redemption price will be the higher of $15.00 per share or the fair market value of the shares as determined by a qualified independent appraiser.



2000 STOCK OPTION PLAN



      In May 2000, the board of directors adopted the 2000 Stock Plan (2000
Plan), which will be submitted to the stockholders for approval before completion of the initial public offering. The 2000 Plan provides for the grant of incentive stock options to employees, and for the grant of nonstatutory stock options and stock purchase rights to employees, directors and consultants. Incentive stock options granted under the 2000 Plan will be at prices not less than the fair value of the common stock at the date of grant.



      The term of each option will be determined by the administrator of the plan, generally 10 years or less.



      Shares issued under the plan are subject to repurchase rights at a rate to be determined by the administrator.



      If the initial public offering is completed, 2,500,000 shares of common stock, plus the number of shares reserved and unissued under the 1997 Stock Plan, will be reserved for issuance under the 2000 Plan.



2000 EMPLOYEE STOCK PURCHASE PLAN



      In May 2000, the board of directors adopted the 2000 Employee Stock
Purchase

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


(Purchase Plan), which will be effective upon the closing of the initial public offering if it is approved by the stockholders. The Purchase Plan is intended to qualify under the provisions of section 423 of the 1986 Internal Revenue Code of the United States. A total of 2,500,000 shares have been reserved for issuance under the Purchase Plan. Under the terms of the Purchase Plan, employees may contribute via payroll deductions up to 10% of their compensation to purchase shares at a price equal to 85% of the lower of the fair market value of the common stock at the beginning of the offering period or at the end of the offering period.



2000 DIRECTOR OPTION PLAN



      In May 2000, the board of directors adopted the 2000 Director Option Plan (Director's Plan), which will be effective upon the closing of the initial public offering if it is approved by the stockholders. A total number of 400,000 shares of common stock have been reserved for issuance under the Director's Plan.



      The Director's Plan will automatically grant an option to purchase 80,000 shares of common stock to each non-employee director when he or she is first elected to CoSine's board of directors following completion of this offering. The Director's Plan also provides that each non-employee director who has been a member of the board of directors for at least six months before the date of the annual stockholders' meeting will receive an automatic annual grant of options to acquire 20,000 shares of common stock.



      The options will have an exercise price per share equal to the fair market value of common stock at the date of grant and will have a term of ten years. Initial options vest and become exercisable in four equal annual increments immediately following the date of grant. Later options vest and become exercisable on the fourth anniversary of the date of grant.

                       THIS PAGE INTENTIONALLY LEFT BLANK

------------------------------------------------------
------------------------------------------------------

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS


                                       Page
                                       ----
Prospectus Summary...................    3
Risk Factors.........................    9
You Should Not Rely on Forward
  Looking Statements Because They Are
  Inherently Uncertain...............   17
Use of Proceeds......................   18
Dividend Policy......................   18
Capitalization.......................   19
Dilution.............................   21
Selected Consolidated Financial
  Data...............................   23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   25
Business.............................   32
Management...........................   48
Related Party Transactions...........   59
Principal Stockholders...............   64
Description of Capital Stock.........   67
Shares Eligible for Future Sale......   70
Underwriting.........................   73
Validity of Common Stock.............   75
Experts..............................   75
Where You May Find Additional
  Information........................   75
Index to Consolidated Financial
  Statements.........................  F-1


                             ----------------------


     Throughout and including             , 2000, the 25th day after the date of
this prospectus, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------


                               10,000,000 Shares

                          COSINE COMMUNICATIONS, INC.
                                  Common Stock
                             ----------------------

                                 [COSINE LOGO]
                             ----------------------
                              GOLDMAN, SACHS & CO.
                                   CHASE H&Q
                               ROBERTSON STEPHENS
                               J.P. MORGAN & CO.
                      Representatives of the Underwriters

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The table below lists the costs and expenses, other than underwriting discounts and commissions, payable by us for the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.



SEC registration fee........................................  $45,540
NASD filing fee.............................................   17,250
Nasdaq National Market listing fee..........................   95,000
Printing and engraving costs................................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Blue Sky fees and expenses..................................   15,000
Transfer Agent and Registrar fees...........................
Miscellaneous expenses......................................
                                                              -------
  Total.....................................................
                                                              =======


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Sections 145(a) and (b) of the Delaware General Corporation Law permit us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful; provided, that with respect to actions or suits brought on our behalf, the person may only be indemnified with respect to expenses (including attorneys' fees) and may not be indemnified with respect to any claim, issue or matter for which the person is adjudged to be liable unless a court determines otherwise. Under Section 145(c), to the extent that one of our present or former directors or officers is successful on the merits or otherwise in defense of any of these actions, suits or proceedings, or in defense of any claim, issue or matter, the director or officer shall be indemnified against expenses (including attorneys' fees) that the director or officer actually and reasonably incurs because of the action, suit or proceeding. Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.



     Article XI of our restated Certificate of incorporation requires us to indemnify our directors, officers, employees and agents if permitted by law.
Article XI also requires us or our stockholders, if permitted by Delaware law, to indemnify our directors for monetary damages for breach of fiduciary duty as a director.



     Article VI of our bylaws requires us to indemnify our directors, officers, employees, and agents if permitted by Sections 145(a) and (b) of the Delaware General Corporation Law. Article VI also provides that, to the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter, we shall indemnify the person for his reasonable expenses incurred because of his defense.


     In addition to the indemnification provided for in our restated certificate of incorporation and bylaws, we intend to enter into indemnification agreements with our existing and future directors and officers. We also intend to obtain, as permitted by Article VI of our bylaws, liability insurance for the benefit of our directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


     During the last three years, we have issued unregistered securities to a limited number of persons as described below:


         1. On September 1, 1997, we sold 4,000,000 shares of our common stock to Dean E.G. Hamilton for an aggregate purchase price of $1,000.00.

         2. On January 15, 1998, we sold 1,833,332 shares of our common stock to Lianghwa Jou for an aggregate purchase price of $68,749.95 of which approximately $20,625 was paid in cash and approximately $48,125 was paid by issuance of a promissory note payable to us.

         3. On February 19, 1998 we sold 833,332 shares of our common stock to a former member of our board of directors for an aggregate purchase price of approximately $31,250, which consideration was paid for by issuance of a promissory note payable to us.


         4. On November 7, 1997 and April 2, 1998, we sold 1,562,500 shares and 312,500 shares, respectively, of our series A preferred stock for $1.60 per share to a group of private investors for an aggregate purchase price of $3,000,000.



         5. On May 29, 1998 and June 22, 1998, as partial payment for an equipment lease and loan facility, we issued to the equipment financier a warrant to purchase an aggregate of 84,688 shares of our series B preferred stock at an exercise price of $0.738 per share.



         6. On August 26, 1998, as partial payment for a lease of office space in Redwood City, California, we issued to the lessor a warrant to purchase an aggregate of 157,915 shares of our series A preferred stock at no cost to the grantee.



         7. On October 21, 1998 and January 20, 1999, as partial payment for an equipment lease and loan facility, we issued to the equipment financier warrants to purchase an aggregate of 304,878 shares of our series B preferred stock at an exercise price of $0.738 per share.



         8. On November 2 and November 9, 1998, as partial payment for a bridge loan financing, we issued to a group of private investors warrants to purchase an aggregate of 304,878 shares of our series B preferred stock at an exercise price of $0.738 per share.


         9. On November 17, 1998, we issued a warrant to purchase 43,067 shares of our common stock to a public relations firm at an exercise price of $0.15 per share.


         10. On November 17, 1998, as partial payment for a lease of office space in Redwood City, California, we issued to an affiliate of the lessor a warrant to purchase an aggregate of 1,190 shares of our series A preferred stock at an exercise price of $8.41 per share.



         11. On December 4, 1998, we sold 12,884,205 shares of our series B preferred stock for $0.738 per share to a group of private investors for an aggregate purchase price of approximately $8,000,000. Each share of our series B preferred stock is convertible into one share of our common stock.



         12. On March 2 and 8, 1999, we sold an aggregate of 24,503,677 shares of our series C preferred stock for $0.897 per share to a group of private investors for an aggregate purchase price of approximately $21,979,799. Each share of our series C preferred stock is convertible into one share of our common stock.



         13. On May 28, 1999, as payment for technical, marketing and product development services, we issued a warrant to purchase an aggregate of 641,904 shares of our series C preferred stock to an affiliate of Qwest Communications at an exercise price of $1.0905 per share.



         14. On June 28, 1999, we sold 7,374 shares of our common stock to a recruiting services firm in exchange for services we received that were valued at approximately $8,111.



         15. On June 28, 1999, we issued 5,000 shares of our common stock valued at $5,500 in settlement of a dispute to the complaining party.



         16. On July 27, 1999, we sold 16,514 shares of our common stock to a recruiting services firm in exchange for services we received that were valued at $9,000.



         17. On September 13, 1999, we issued 15,000 shares of our common stock valued at $39,450 in settlement of a dispute to the complaining party.



         18. On September 1, 1999, we sold 2,000 shares of our common stock to a recruiting services firm in exchange for services we received that were valued at $2,000.



         19. On September 17 and October 14, 1999, we sold 17,118,253 shares of our series D preferred stock at $3.505 per share to a group of private investors for an aggregate purchase price of approximately $59,999,477. Each share of our series D preferred stock is convertible into one share of our common stock.



         20. On September 17 and October 14, 1999, as partial payment for the private placement of our series D preferred stock, we issued to the placement agent warrants to purchase an aggregate of 154,064 shares of our series D preferred stock at an exercise price of $3.505 per share



         21. On September 1, 1999, we sold 22,297 shares of our common stock to a recruiting services firm in exchange for services we received that were valued at $22,297.



         22. On December 8, 1999, we sold 5,482 shares of our common stock to two recruiting services firms in exchange for services we received that were valued at $41,115.



         23. On January 26, 2000, as payment for technical, marketing and product development services, we issued a warrant to purchase an aggregate of 1,233,499 shares of our series C preferred stock at an exercise price of $0.8107 per share.



         24. On February 3, 2000, we sold an aggregate of 9,101 shares of our common stock at a price of $4.00 per share for an aggregate purchase price of $36,404 to executive and technical recruitment companies.



         25. On March 9, 2000, we sold an aggregate of 6,325 shares of our common stock at a price of $4.00 per share for an aggregate purchase price of $25,300 to executive and technical recruitment companies.



         26. On February 11, 2000, as payment for technical, marketing and product development services, we issued a warrant to purchase an aggregate of 200,000 shares of our common stock to an affiliate of Aduronet at an exercise price of $4.00 per share.



         27. On March 27, 2000, we sold an aggregate of 625,000 shares of our series D preferred stock at $8.00 per share to a group of private investors for an aggregate purchase price of $5,000,000.

         28. On March 31, 2000, as partial payment for an equipment lease and loan facility, we issued to the equipment financier and an entity affiliated with the equipment financier warrants to purchase an aggregate of 37,500 shares of our common stock at an exercise price of $8.00 per share.



         29. On April 7, 2000, as payment for technical, marketing and product development services, we issued a warrant to purchase an aggregate of 468,849 shares of our common stock at an exercise price of $3.7325 per share.



         30. On May 10, 2000, we sold 4,666,667 shares of our series E preferred stock to a group of private investors for an aggregate purchase price of $70,000,005. Each share of series E preferred stock is convertible into one share of our common stock.



         31. From our incorporation through April 28, 2000 (the most recent practicable date), we granted stock options to purchase an aggregate of 21,192,135 shares of our common stock at prices ranging from $0.15 to $9.50 per share to employees, consultants and directors pursuant to our 1997 Stock Plan.



         32. From our incorporation through April 28, 2000 (the most recent practicable date), we issued and sold an aggregate of 12,205,499 shares of our common stock to employees, consultants and directors for aggregate consideration of approximately $15,484,742, consisting of a mix of cash and promissory notes, pursuant to the exercise of options granted under our 1997 Stock Plan.



     For additional information concerning these equity investment transactions, reference is made to the information contained under the caption "Related Party Transactions" in the form of prospectus included herein.



     None of the transactions involved a public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) of the Securities Act, Regulation D promulgated under the Securities Act or Securities Act Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. Except as indicated above, none of the transactions involved any underwriters, underwriting discounts or commissions. The recipients in these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in the transactions. All recipients had adequate access, through their relationships with us, to information about us. All share amounts indicated above reflect a 4-for-1 stock split of our common stock that was effected as a stock dividend in May 1998. Each share of our series A preferred stock is convertible into four shares of our common stock pursuant to a conversion price adjustment resulting from the May 1998 stock dividend and the series A share amounts above reflect the conversion price adjustment.


ITEM 16. EXHIBITS AND CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

(a) INDEX TO EXHIBITS


EXHIBIT
 NUMBER                      DESCRIPTION OF DOCUMENT
-------                      -----------------------
 1.1*      Form of Underwriting Agreement.
 3.1       Fifth Amended and Restated Articles of Incorporation of the
           Registrant.
 3.2***    Second Amended and Restated Certificate of Incorporation to
           be filed upon the closing of the offering made pursuant to this Registration Statement.
 3.3***    Amended and Restated Bylaws of the Registrant.
 4.1*      Form of Registrant's Common Stock certificate.
 5.1*      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.

EXHIBIT
 NUMBER                      DESCRIPTION OF DOCUMENT
-------                      -----------------------
10.1       Form of Indemnification Agreement entered into by the
           Registrant with each of its directors and officers.
10.2       2000 Stock Plan and forms of agreements thereunder.
10.3       2000 Employee Stock Purchase Plan and forms of agreements
           thereunder.
10.4       2000 Director Option Plan and forms of agreements
           thereunder.
10.5**     1997 Stock Plan (as amended and restated) and forms of
           agreements thereunder.
10.6       Third Amended and Restated Investors' Rights Agreement.
10.7       Master Equipment Lease Agreement between the Registrant and
           Relational Funding Corporation dated as of February 1, 2000.
10.8       Loan and Security Agreement between Registrant and Venture
           Lending and Leasing II, Inc. dated as of September 21, 1998.
10.9       Amended and Restated Supplement between Registrant and
           Venture Lending and Leasing II, Inc. dated as of October 21,
           1998.
10.10      Master Loan and Security Agreement between Registrant and
           Finova Capital Corporation dated as of May 19, 1999.
10.11      Loan and Security Agreement between Registrant and Silicon
           Valley Bank dated as of May 29, 1998.
10.12**    Loan Modification Agreement between Registrant and Silicon
           Valley Bank dated as of June 22, 1998
10.13      Loan and Security Agreement between Registrant and Silicon
           Valley Bank dated as of September 30, 1999.
10.14      Building Lease Agreement between Registrant and Westport
           Joint Venture dated as of May 26, 1998.
10.15**    Amendment No. 1 to Lease between Registrant and Westport
           Joint Venture dated as of September 9, 1999.
10.16      Building Lease Agreement between Registrant and Westport
           Joint Venture dated as of September 20, 1999.
22.1**     Subsidiaries of Registrant
23.1       Consent of Ernst & Young LLP, independent auditors.
23.2*      Consent of Counsel. Reference is made to Exhibit 5.1.
24.1       Power of Attorney (see page II-7 of the initial filing of
           this Registration Statement).
27.1*      Financial Data Schedule.


-------------------------
*   To be filed by amendment.


**  Previously filed.



*** Incorporated by reference to the corresponding exhibit to Registrant's Form
    8-A filed with the Securities and Exchange Commission on May 26, 2000 (file number 000-30715).


(b) CONSOLIDATED FINANCIAL STATEMENT SCHEDULES


     Schedules not listed above have been omitted because the information required to be presented in them is inapplicable or is shown in the consolidated financial statements or the notes to those statements.


ITEM 17. UNDERTAKINGS

     We hereby undertake to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. If a claim for indemnification against such liabilities other than the payment by Registrant of expenses incurred or paid by a director, officer, or controlling person of Registrant in the successful defense of any action, suit or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


     Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1993, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redwood City, State of California, on June 6, 2000.


                                          COSINE COMMUNICATIONS, INC.

                                          By:    /s/ DEAN E.G. HAMILTON
                                            ------------------------------------
                                                     Dean E.G. Hamilton
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                  SIGNATURE                                     TITLE                       DATE
                  ---------                                     -----                       ----

/s/ DEAN E.G. HAMILTON                         President, Chief Executive Officer and   June 6, 2000
---------------------------------------------  Director (Principal Executive Officer)
Dean E.G. Hamilton

/s/ CRAIG B. COLLINS                                   Chief Financial Officer          June 6, 2000
---------------------------------------------         (Principal Financial and
Craig B. Collins                                         Accounting Officer)

*                                                             Director                  June 6, 2000
---------------------------------------------
Glenn Hartman

*                                                             Director                  June 6, 2000
---------------------------------------------
Donald Green

*                                                             Director                  June 6, 2000
---------------------------------------------
R. David Spreng

*                                                             Director                  June 6, 2000
---------------------------------------------
Vinton G. Cerf

*By: /s/ CRAIG B. COLLINS
--------------------------------------------
     Craig B. Collins
     Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1.1*     Form of Underwriting Agreement.
 3.1      Fifth Amended and Restated Articles of Incorporation of the
          Registrant.
 3.2***   Second Amended and Restated Certificate of Incorporation to
          be filed upon the closing of the offering made pursuant to this Registration Statement.
 3.3***   Amended and Restated Bylaws of the Registrant.
 4.1*     Form of Registrant's Common Stock certificate.
 5.1*     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.
10.1      Form of Indemnification Agreement entered into by the
          Registrant with each of its directors and officers.
10.2      2000 Stock Plan and forms of agreements thereunder.
10.3      2000 Employee Stock Purchase Plan and forms of agreements
          thereunder.
10.4      2000 Director Option Plan and forms of agreements
          thereunder.
10.5**    1997 Stock Plan (as amended and restated) and forms of
          agreements thereunder.
10.6      Third Amended and Restated Investors' Rights Agreement.
10.7      Master Equipment Lease Agreement between the Registrant and
          Relational Funding Corporation dated as of February 1, 2000.
10.8      Loan and Security Agreement between Registrant and Venture
          Lending and Leasing II, Inc. dated as of September 21, 1998.
10.9      Amended and Restated Supplement between Registrant and
          Venture Lending and Leasing II, Inc. dated as of October 21,
          1998.
10.10     Master Loan and Security Agreement between Registrant and
          Finova Capital Corporation dated as of May 19, 1999.
10.11     Loan and Security Agreement between Registrant and Silicon
          Valley Bank dated as of May 29, 1998.
10.12**   Loan Modification Agreement between Registrant and Silicon
          Valley Bank dated as of June 22, 1998.
10.13     Loan and Security Agreement between Registrant and Silicon
          Valley Bank dated as of September 30, 1999.
10.14     Building Lease Agreement between Registrant and Westport
          Joint Venture dated as of May 26, 1998.
10.15**   Amendment No. 1 to Lease between Registrant and Westport
          Joint Venture dated as of September 9, 1999.
10.16     Building Lease Agreement between Registrant and Westport
          Joint Venture dated as of September 20, 1999.
22.1**    Subsidiaries of Registrant
23.1      Consent of Ernst & Young LLP, independent auditors.
23.2*     Consent of Counsel. Reference is made to Exhibit 5.1.
24.1      Power of Attorney (see page II-7 of the initial filing of
          this Registration Statement).
27.1*     Financial Data Schedule.


-------------------------
*   To be filed by amendment.


**  Previously filed.



*** Incorporated by reference to the corresponding exhibit to Registrant's Form
    8-A filed with the Securities and Exchange Commission on May 26, 2000 (file number 000-30715).